UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Aerie Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Aerie Pharmaceuticals, Inc.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
Dear Aerie Pharmaceuticals, Inc. Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Aerie Pharmaceuticals, Inc. (“Aerie”) to be held virtually on November 17, 2022 at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AERI2022SM.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated August 22, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Alcon Research, LLC, a Delaware limited liability company (“Alcon”), Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Alcon (“Merger Sub”), and Aerie, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable to Aerie’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Aerie, with Aerie continuing as the surviving corporation and a wholly owned subsidiary of Alcon (the “Merger”).
If the Merger is completed, you will be entitled to receive $15.25 in cash, without interest thereon and subject to any withholding of taxes, for each share of Aerie common stock (“common stock”) that you own (unless you have properly exercised your appraisal rights).
Aerie’s Board of Directors (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aerie and Aerie’s stockholders; (ii) approved and declared it advisable to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Aerie’s stockholders at the Special Meeting; and (iv) resolved to recommend that Aerie’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein.
The Board unanimously recommends, on behalf of Aerie, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement, and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker, or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker, or other nominee. Your bank, broker, or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of the shares of Aerie’s common stock that are issued and outstanding as of the close of business on October 4, 2022, which is the record date for the Special Meeting.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
509 Madison Avenue Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: AERI@investor.morrowsodali.com
On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Raj Kannan
Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated October 7, 2022 and, together with the enclosed form of proxy card, is first being mailed on or about October 7, 2022.

Aerie Pharmaceuticals, Inc.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2022
Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Aerie Pharmaceuticals, Inc., a Delaware corporation (“Aerie”), to be held virtually on November 17, 2022, at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AERI2022SM, for the following purposes:
Items of Business
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated August 22, 2022 (such agreement, as it may be amended, modified, or supplemented from time to time, the “Merger Agreement”), by and among Alcon Research, LLC, a Delaware limited liability company (“Alcon”), Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Alcon (“Merger Sub”), and Aerie. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Aerie, with Aerie continuing as the surviving corporation and a wholly owned subsidiary of Alcon (the “Merger”).

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable to Aerie’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Record Date
Only stockholders of record as of the close of business on October 4, 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement, or other delay thereof.
Recommendation of the Board
Aerie’s Board of Directors unanimously recommends, on behalf of Aerie, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Proxy Voting
All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting virtually, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker, or other nominee. Your bank, broker, or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Raj Kannan
Chief Executive Officer

Dated: October 7, 2022

AERIE PHARMACEUTICALS, INC.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 2022
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 2022
This proxy statement is available on the investor relations page of our website at http://investors.aeriepharma.com or at www.proxyvote.com. We intend to mail these proxy materials on or about October 7, 2022 to all stockholders of record entitled to vote at the Special Meeting.
A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten (10) days prior to the Special Meeting at our principal executive offices, located at 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Stockholders may examine the list for any legally valid purpose related to the Special Meeting. This list also will be available during the Special Meeting at www.virtualshareholdermeeting.com/AERI2022SM.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker, or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker, or other nominee. Your broker or other agent cannot vote on any of the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker, or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone, (3) instruct your broker on how to vote or (4) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will (x) have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and (y) have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider this entire proxy statement together with the annexes, including, but not limited to, the Merger Agreement, and all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of common stock, please contact our proxy solicitor:
509 Madison Avenue Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: AERI@investor.morrowsodali.com

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Lyon Merger Sub, Inc., a wholly owned subsidiary of Alcon Research, LLC, with and into Aerie Pharmaceuticals, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Aerie,” “we,” “our,” “us,” and similar words refer to Aerie Pharmaceuticals, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Alcon Research, LLC as “Alcon” and Lyon Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated August 22, 2022, by and among Aerie, Alcon, and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.001 per share, as “common stock” and the holders of our common stock as “stockholders.”
The Special Meeting
Date, Time, Place, and Purpose of the Special Meeting
A special meeting of stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on November 17, 2022, at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AERI2022SM (the “Special Meeting”).
At the Special Meeting, stockholders of record as of the close of business on October 4, 2022 (the “Record Date”) will be asked to consider and vote on:
(i)	a proposal to adopt the Merger Agreement (the “Merger Proposal”);
(ii)
a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable to Aerie’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

(iii)
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
You are entitled to receive notice of, and vote at, the Special Meeting if you owned shares of common stock at the close of business on the Record Date. Each stockholder shall be entitled to one (1) vote for each such share of common stock owned at the close of business on the Record Date on all matters properly coming before the Special Meeting. As of the Record Date, there were 49,390,503 shares of common stock outstanding and entitled to vote at the Special Meeting. A quorum is necessary to adopt the Merger Agreement and approve the Compensation Proposal. A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our bylaws and Delaware law. Stockholders representing a majority of the shares of common stock that are issued and outstanding as of the close of business on the Record Date, present virtually or represented by proxy, will constitute a quorum at the Special Meeting. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee), if you vote at the meeting, or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present.

Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the shares of common stock that are issued and outstanding as of the close of business on the Record Date is required to adopt the Merger Agreement. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to return your proxy card or grant your proxy electronically over the Internet or by telephone, fail to instruct your broker on how to vote, fail to vote virtually at the Special Meeting, or abstain from voting at the Special Meeting, such failure or abstention will have the same effect as votes cast “AGAINST” the Merger Proposal. As of October 4, 2022, the Record Date for the Special Meeting, 24,695,252 shares constitute a majority of the issued and outstanding shares of common stock.
Approval of the Compensation Proposal requires the affirmative vote of a majority of the shares properly cast for and against the Compensation Proposal. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
Approval of the Adjournment Proposal requires the affirmative vote of either (a) a majority of the shares properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the holders of the shares representing a majority of the voting power present virtually or represented by proxy at the Special Meeting and entitled to vote on such proposal, when a quorum is not present.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will be used to determine whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as if the stockholder voted “AGAINST” the Adjournment Proposal.
A “broker non-vote” generally occurs when a bank, broker, or other nominee holding shares on your behalf is present at the Special Meeting but does not vote on the relevant proposal because the bank, broker, or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Aerie does not expect any broker non-votes at the Special Meeting. As a result, no broker will be permitted to vote your shares of Aerie common stock at the Special Meeting without receiving instructions. If you fail to instruct your broker, bank, or other nominee how to vote your shares, your shares will not be counted towards a quorum at the Special Meeting. In addition, such failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.
If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) “FOR” the approval of the Adjournment Proposal.
Shares Held by Aerie’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 705,668 shares of common stock, representing approximately 1% of the shares of common stock outstanding on the Record Date (and approximately 4% of the shares of common stock outstanding when taking into account Aerie Options, Aerie SARs, Aerie Restricted Stock (including Aerie Performance-Vested Restricted Stock at target levels of performance), and Aerie RSUs (as such terms are defined below under the caption “Treatment of Aerie Equity Compensation”) held, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the approval of the approval of the Adjournment Proposal.

The Merger
Parties Involved in the Merger
Aerie Pharmaceuticals, Inc.
Aerie is a pharmaceutical company focused on the discovery, development, and commercialization of first-in-class ophthalmic therapies for the treatment of patients with eye diseases and conditions including open-angle glaucoma, dry eye, diabetic macular edema, and wet age-related macular degeneration. Aerie’s common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “AERI.” Aerie was incorporated under the laws of the state of Delaware. Its principal executive offices are located at 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703, and its telephone number is (919) 237-5300.
Alcon Research, LLC
Alcon Research, LLC was incorporated under the laws of the State of Delaware. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Alcon Research LLC is an indirect wholly owned subsidiary of Alcon Inc. Alcon Inc.’s ordinary shares are listed on New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”
Alcon helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors.
Lyon Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Alcon. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Upon consummation of the Merger, Merger Sub will cease to exist and Aerie will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Alcon. The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Aerie, with Aerie continuing as the Surviving Corporation and a wholly owned subsidiary of Alcon. As a result of the Merger, Aerie’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Aerie’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Aerie will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (or at such later time as we, Alcon, and Merger Sub may agree in writing and specify in the Certificate of Merger).
Effect on Aerie if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders, or if the Merger is not completed for any other reason:
(i)	stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
(ii)
(A) Aerie will remain an independent public company, (B) Aerie’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Aerie will continue to file periodic reports with the SEC;

(iii)
we anticipate that (A) management will operate the business in a manner similar to that in which it is being operated today, and (B) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Aerie’s business, prospects, and results of operations, as such may be affected by, among other things, the highly competitive industry in which Aerie operates and economic conditions;
(iv)
the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

(v)
Aerie’s Board of Directors (the “Board”) will continue to evaluate and review Aerie’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered and that Aerie’s business, prospects, and results of operations will be adversely impacted); and

(vi)
under certain specified conditions, Aerie will be required to pay Alcon a termination fee of $27,000,000 (the “Aerie Termination Fee”) upon or following the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Effect of Termination; Termination Fees.”

Merger Consideration
Aerie Common Stock
At the Effective Time, and without any further action on the part of the parties or any stockholder, each share of common stock outstanding immediately prior to the Effective Time (other than (i) common stock held by Aerie as treasury stock, (ii) common stock owned by Alcon or Merger Sub, and (iii) any common stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will be cancelled and cease to exist and automatically converted into the right to receive cash in an amount equal to $15.25, without interest (the “Merger Consideration”), subject to any withholding of taxes.
At or promptly after the Effective Time, Alcon will cause to be deposited sufficient funds to pay the Merger Consideration with a designated bank or trust company reasonably acceptable to Aerie (the “Exchange Agent”) for payment of each share of common stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder. Stockholders who properly exercise their appraisal rights have the right to receive payment for the “fair value” of their Dissenting Shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law. For more information, please see the section of this proxy statement captioned “The Merger-Appraisal Rights.”
Treatment of Aerie Equity Compensation
The Merger Agreement provides that, prior to the Effective Time, Aerie may, in its discretion, accelerate the exercisability of any outstanding option to purchase shares of common stock (an “Aerie Option”) or stock appreciation right (an “Aerie SAR”). The Merger Agreement also provides that, at the Effective Time, subject to all required withholding taxes:
(i)
each Aerie Option or Aerie SAR, as applicable, that is then outstanding and unexercised that has a per share exercise price or strike price per share that is less than the Merger Consideration (an “In the Money Option” and an “In the Money SAR,” respectively) will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the exercise price payable per share under such In the Money Option or the strike price of the In the Money SAR, as applicable, multiplied by (ii) the total number of shares subject to such In the Money Option or In the Money SAR, as applicable, immediately prior to the Effective Time (without regard to vesting);

(ii)	each Aerie Option or Aerie SAR that is neither an In the Money Option nor an In the Money SAR, as applicable, will be cancelled without any consideration;
(iii)	each then outstanding share of Aerie restricted stock (“Aerie Restricted Stock”) that vests solely on the passage of time, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of time-vested Aerie Restricted Stock, whether or not vested, held by such holder;
(iv)
each then outstanding share of Aerie Restricted Stock that vests based on achievement of strategic performance metrics (the “Aerie Strategic PSAs”), whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the product of (A) the target number of shares of Aerie Strategic PSAs granted to the holder, multiplied by (B) 100% (such product, the “Aerie Earned Strategic PSAs”), multiplied by (ii) the Merger Consideration. Promptly following the Effective Time, Alcon will calculate the cumulative shareholder return through the Closing Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Exchange and Payment Procedures”) of the Merger (the “Aerie Relative TSR Performance”) for each of Aerie and each member of the comparator group companies as set forth in the terms of the award agreement for each then outstanding share of Aerie Restricted Stock that vests based on achievement of a relative total shareholder return metric (the “Aerie rTSR PSAs” and, together with the Aerie Strategic PSAs, the “Aerie Performance-Vested Restricted Stock”), and will pay the holders of the Aerie rTSR PSAs in accordance with the Aerie Relative TSR Performance and the terms of each Aerie rTSR PSA; and

(v)
each then outstanding Aerie restricted stock unit (“Aerie RSU”), whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such Aerie RSU (without regard to vesting).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Aerie Equity Compensation.”
Treatment of Purchase Rights under Aerie’s Employee Stock Purchase Plan
The Merger Agreement generally provides that after August 22, 2022, no new offering periods will begin under Aerie’s Employee Stock Purchase Plan (the “Aerie ESPP”), there will be no increase in the amount of participants’ payroll deduction elections under the Aerie ESPP or any contributions other than previously elected payroll deductions during the current offering period from those in effect as of August 22, 2022, and no individuals shall commence participation in the Aerie ESPP during the period from August 22, 2022 through the Effective Time. In addition, each purchase right issued pursuant to the Aerie ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such offering period, and (y) the date that is seven (7) business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of common stock returned to the participant). The Merger Agreement also provides that Aerie will take steps to terminate the Aerie ESPP effective immediately prior to the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Purchase Rights Under the Employee Stock Purchase Plan.”
Recommendation of the Board
After considering various factors described in this proxy statement under the caption “The Merger-Recommendation of the Board and Reasons for the Merger,” the Board unanimously: (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aerie and the stockholders; (ii) approved and declared it advisable to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at the Special Meeting; and (iv) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein.
The Board unanimously recommends, on behalf of Aerie, that stockholders vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the approval of the Adjournment Proposal.
Prior to receipt of the required stockholder approval, under certain specified circumstances, the Board may withdraw or change the foregoing recommendation if the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders in accordance with law. However, the Board cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Alcon four (4) business days to make adjustments in the terms and conditions of the Merger Agreement (as described further in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change”). The termination of the Merger Agreement by Alcon following the withdrawal by the Board of its recommendation that stockholders adopt the Merger Agreement will result in the payment by Aerie of the Aerie Termination Fee. The termination of the Merger Agreement by Aerie following the Board’s authorization for Aerie to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Offer (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers”) will result in the payment by Aerie of the Aerie Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change.”
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of August 22, 2022 and based upon and subject to the factors and assumptions set forth therein, the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 22, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Aerie’s common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Aerie and Goldman Sachs, Aerie has agreed to pay Goldman Sachs a transaction fee of $25.50 million, $2.0 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.
For more information, please see the section of this proxy statement captioned “The Merger-Recommendations of the Board and Reasons for the Merger-Opinion of Goldman Sachs & Co. LLC.”
Interests of Aerie’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, stockholders should be aware that Aerie’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Aerie’s stockholders more generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger, and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time of the Merger, each Aerie Option, Aerie SAR, Aerie Restricted Stock (including Aerie Performance-Vested Restricted Stock), and Aerie RSU will receive the treatment described in the section of this proxy statement captioned “The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger-Treatment of Aerie Equity Compensation”;

•
continued eligibility of Aerie’s executive officers to receive severance payments and benefits under the terms of their individual employment agreements, as described in more detail in the section of this proxy statement captioned “The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger-Payments Upon Termination at or Following Change in Control”;

•
eligibility of Aerie’s non-employee directors to receive payment for their unvested and outstanding Aerie Options and shares of Aerie Restricted Stock, as described in more detail in the section of this proxy statement captioned “The Merger-Equity Interests of Aerie's Executive Officers and Non-Employee Directors”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, any shares of common stock held by Aerie directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger.”
Appraisal Rights
If the Merger is consummated and certain conditions are met, stockholders who continuously hold shares of Aerie common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively withdraw, fail to perfect or otherwise lose their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Aerie common stock (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the court, as described further below in lieu of receiving the Merger Consideration if the Merger is completed. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Merger Consideration for Aerie common stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Section 262 of the DGCL carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
To exercise appraisal rights, stockholders must: (i) submit a written demand for appraisal to Aerie before the stockholder vote is taken on the proposal to adopt the Merger Agreement at the Special Meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of Aerie common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Aerie unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information, please see the section of this proxy statement captioned “The Merger-Appraisal Rights.”
Certain U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by U.S. Holders (as defined under the caption “The Merger-Certain U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of Aerie common stock in the Merger will generally be a taxable transaction to stockholders for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger. Backup withholding may apply to cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
A stockholder that is a Non-U.S. Holder (as defined under the caption “The Merger-Certain U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. A Non-U.S. Holder may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Stockholders should read the section of this proxy statement captioned “The Merger-Certain U.S. Federal Income Tax Consequences of the Merger.”
Stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift, and other non-income tax laws or the laws of any state, local, or non-U.S. taxing jurisdiction. This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local, or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, Aerie and Alcon have agreed to cooperate with each other and use reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, in each case, as amended, and the antitrust laws of any jurisdiction other than the United States, including any other federal, state, local, municipal, foreign, or other law, statute, code, rule, regulation, or decree designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, or lessening of competition (collectively, “Antitrust Laws”) that may be asserted by any governmental body or any other party, so as to enable the Closing (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Closing and Effective Time”) to occur as promptly as practicable, but in no case later than the End Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination of the Merger Agreement”). The completion of the Merger is subject to the expiration or termination of the waiting period under the HSR Act in the United States.
Aerie and Alcon each filed a notification and report form with the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) under the HSR Act on Tuesday, September 6, 2022. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on Thursday, October 6, 2022. For more information, please see the section of this proxy statement captioned “The Merger-Regulatory Approvals Required for the Merger.”
Conduct of Business Pending the Merger
No Solicitation of Other Offers
During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Aerie has agreed not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions, or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Aerie Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers”), (ii) (A) solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that could reasonably be expected to lead to, an Aerie Acquisition Proposal, (B) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging, or facilitating, an Aerie Acquisition Proposal, or (C) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Aerie Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Aerie Acquisition Proposal, or (iii) waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless the Board determines in good faith, after consultation with Aerie’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board. Notwithstanding these restrictions, Aerie may under certain circumstances provide, pursuant to an acceptable confidentiality agreement, engage in or otherwise participate in discussions or negotiations with third parties with respect to a bona fide Aerie Acquisition Proposal that the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, could reasonably be expected to lead to a Superior Offer. For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Conduct of Business Pending the Merger” and “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers.”
If Aerie terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Offer, Aerie must pay the Aerie Termination Fee to Alcon. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change.”

Conditions to the Closing of the Merger
The consummation of the Merger is subject to certain conditions, including, but not limited to:
•	the approval and adoption of the Merger Agreement and the Merger by stockholders representing a majority of the outstanding shares of Aerie common stock (the “Aerie Stockholder Approval”);
•	the absence of any Material Adverse Effect (as defined below) in respect of Aerie having occurred since the date of the Merger Agreement that is continuing as of the Effective Time;
•
the accuracy of the representations and warranties of Aerie, Alcon, and Merger Sub in the Merger Agreement, subject to certain qualifiers, as of the date of the Merger Agreement, the Closing or the date in respect of which such representation or warranty was specifically made;

•
the absence of any temporary restraining order, preliminary or permanent injunction, or final judgment, or law, regulation, or order promulgated, enacted, issued, or deemed applicable to the Merger, by any governmental entity in any jurisdiction in which Alcon or Aerie has material business operations that prohibits or otherwise makes illegal the Closing; and

•
the expiration or termination of any waiting period (or any extension thereof) applicable to the Merger under the HSR Act (which such waiting period expired at 11:59 p.m. Eastern Time on Thursday, October 6, 2022).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Conditions to the Closing of the Merger.”
Termination of the Merger Agreement
In addition to the circumstances described above, Alcon and Aerie have certain customary rights to terminate the Merger Agreement under certain circumstances, including by mutual agreement, the imposition of final and non-appealable court orders or laws permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, an uncured failure of any representations and warranties in the Merger Agreement to be true and accurate that would prevent the consummation of the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m. Eastern Time, on May 22, 2023, and if the Aerie Stockholder Approval has not been obtained at the Special Meeting (or any adjournment or postponement thereof). In certain circumstances, termination of the Merger Agreement may result in Aerie being obligated to pay the Aerie Termination Fee to Alcon, or Alcon being obligated to pay a termination fee of $65,000,000 (the “Reverse Termination Fee”) to Aerie. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Effect of Termination; Termination Fees.”
Legal Proceedings
Following the announcement of the entry into the Merger Agreement, lawsuits captioned Stein v. Aerie Pharmaceuticals, Inc., et al. and O’Dell v. Aerie Pharmaceuticals, Inc., et al. were filed in the United States District Court for the Southern District of New York, with Aerie and the members of the Board named as defendants. For more information regarding the pending litigation, please see the section entitled “The Merger—Legal Proceedings.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board for use at the Special Meeting because you have been identified as a holder of Aerie common stock as of the close of business on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Aerie common stock with respect to such matters.

Q:	When and where is the Special Meeting?
A:	The virtual Special Meeting will be held on November 17, 2022, at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AERI2022SM.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on:
(i)	a proposal to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Aerie, and Aerie will become a wholly owned subsidiary of Alcon;
(ii)	a proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
(iii)	a proposal to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Each holder of Aerie common stock as of the Record Date is entitled to receive notice of, and to vote at, the Special Meeting. Stockholders are entitled to cast one (1) vote for each share of Aerie common stock that such holder owned as of the close of business on the Record Date on each matter properly brought before the Special Meeting. If you hold your shares in “street name,” you should instruct your bank, broker, or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker, or other nominee. Your broker or other agent cannot vote on any of the proposals at the Special Meeting, including the proposal to adopt the Merger Agreement, without your instructions. If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit Control Number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the Special Meeting, and vote virtually, your vote will revoke any previously submitted proxy.

Q:	May I attend and vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to receive notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but to attend the Special Meeting, stockholders of record will need to use their control number on their Notice of Internet Availability (“Internet Notice”) or proxy card to log into www.virtualshareholdermeeting.com/AERI2022SM. We encourage you to access the Special Meeting before it begins.

Each holder of record of common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

If you hold your shares of common stock in “street name,” you should contact your bank, broker, or other nominee for instructions regarding how to vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker, or other nominee.
Q:	What will I receive if the Merger is completed?
A:
Upon consummation of the Merger, you will be entitled to receive the Merger Consideration of $15.25 in cash, without interest thereon and subject to any withholding of taxes, for each share of common stock that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not withdrawn, failed to perfect, or otherwise lost your appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of common stock, you will receive $1,525.00 in cash in exchange for your shares of common stock, subject to any withholding of taxes. You will not receive any shares of the capital stock in the Surviving Corporation.

Q:	What will holders of Aerie stock options, stock appreciation rights, or restricted stock receive if the Merger is consummated?
A:	At the Effective Time, subject to all required withholding taxes, each:
(i)
In the Money Option and In the Money SAR will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per share under such In the Money Option or the strike price of the In the Money SAR, as applicable, multiplied by (ii) the total number of shares subject to such In the Money Option or In the Money SAR, as applicable, immediately prior to the Effective Time (without regard to vesting);

(ii)	Aerie Option or Aerie SAR that is neither an In the Money Option nor an In the Money SAR, as applicable, will be cancelled without any consideration;
(iii)
then outstanding share of Aerie Restricted Stock that vests solely on the passage of time, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of time-vested Aerie Restricted Stock held by such holder (without regard to vesting);

(iv)
Aerie Strategic PSA, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the Aerie Earned Strategic PSAs, multiplied by (ii) the Merger Consideration. Promptly following the Effective Time, Alcon will calculate the Aerie Relative TSR Performance for each of Aerie and each member of the comparator group companies as set forth in the terms of the award agreement for each Aerie rTSR PSA, and will pay the holders of the Aerie rTSR PSAs in accordance with the Aerie Relative TSR Performance and the terms of each Aerie rTSR PSA; and

(v)
Aerie RSU, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration, and (ii) the total number of shares subject to such Aerie RSU (without regard to vesting).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Aerie Equity Compensation.”
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible. In order to complete the Merger, Aerie must obtain the stockholder approval of the Merger Proposal described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. We currently anticipate completion of the Merger in the fourth quarter of 2022. However, because the Merger is subject to a number of conditions that are not within the control of Aerie or Alcon, there can be no assurance that the Merger will be completed in our anticipated time frame or at all.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will continue to own, and not receive any payment for, their shares of common stock. Aerie will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. In certain circumstances termination of the Merger Agreement may result in Aerie being obligated to pay the Aerie Termination Fee to Alcon, or Alcon being obligated to pay the Reverse Termination Fee to Aerie, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Effect of Termination; Termination Fees.”
Q:	What vote is required to adopt the Merger Agreement?
A:
The affirmative vote of the holders of a majority of the shares of common stock that are issued and outstanding as of the close of business on the Record Date is required to adopt the Merger Agreement.

The failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
In addition, if you hold your shares through a bank, broker, or other nominee, the failure to instruct your bank, broker, or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Aerie to seek an advisory (non-binding) vote with respect to certain payments that will or may be paid or could become payable to certain of its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal, if necessary or appropriate?
A:
The affirmative vote of a majority of the votes properly cast for and against the Compensation Proposal is required to approve the Compensation Proposal, on an advisory (non-binding) basis, and, if a quorum is present, the Adjournment Proposal. The affirmative vote of the holders of the shares representing a majority of the voting power present virtually or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal, when a quorum is not present, is required to approve the Adjournment Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the consummation of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Aerie. Therefore, if the Merger Proposal is approved and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Aerie’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What is a “broker non-vote”?
A:
Under the rules of Nasdaq, banks, brokerage firms, or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms, or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal, and the Adjournment Proposal, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Aerie does not expect any broker non-votes at the Special Meeting. As a result, no broker will be permitted to vote your shares of Aerie common stock at the Special Meeting without receiving instructions. If you fail to instruct your broker, bank, or other nominee how to vote your shares and fail to attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker, or other nominee, then (i) your shares will not be counted towards a quorum at the Special Meeting, and (ii) such failure to act will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Q:	What are the principal U.S. federal income tax consequences of the Merger?
A:
The exchange of Aerie common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Accordingly, for such purposes, a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger-Certain U.S. Federal Income Tax Consequences of the Merger”) that exchanges shares of Aerie common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of Aerie common stock surrendered by such U.S. Holder pursuant to the Merger. Backup withholding may apply to cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

With respect to a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger-Certain U.S. Federal Income Tax Consequences of the Merger”), the exchange of Aerie common stock for cash in the Merger generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States. A Non-U.S. Holder may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local, or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you should consult your tax advisor to determine the particular U.S. federal, state, local, and non-U.S. tax consequences to you of the Merger.
Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker, or other nominee to vote your shares.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?
A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, stockholders of record who continuously hold shares of common stock through the Effective Time and do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to stockholders who properly deliver, and do not effectively withdraw, a written demand for an appraisal to Aerie prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The “fair value” determined by the court may be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For additional information, please see the section of this proxy statement captioned “The Merger-Appraisal Rights.”

Q:	Should I send in my stock certificates now?
A:
No. A letter of transmittal will be mailed to you promptly, and in any event within three (3) business days, after the Effective Time, describing how you should surrender your shares of common stock for the Merger Consideration. If your shares of Aerie common stock are held in “street name” by your bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee as to how to effect the surrender of your shares of Aerie common stock in exchange for the Merger Consideration. PLEASE DO NOT RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY.

Q:	What should I do if I have lost my stock certificate?
A:
If you have lost your stock certificate, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at 1-800-937-5449 or Operation Center, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Replacement Department to obtain a replacement certificate.

Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, the Exchange Agent will send each stockholder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such holder’s book-entry shares for Merger Consideration.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Aerie has engaged Morrow Sodali to assist in the solicitation of proxies for the Special Meeting. Aerie expects to pay Morrow Sodali a fee of $25,000, plus certain costs associated with additional services, as necessary, and Morrow Sodali will be reimbursed for certain out-of-pocket fees and expenses. Aerie has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Aerie also may reimburse banks, brokers, and other custodians, nominees, and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Aerie common stock. Aerie directors, officers, and employees also may solicit proxies by telephone, by electronic means, or in person, but they will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Aerie in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date, and return the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet, or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Aerie.

If your shares are held through a bank, broker, or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker, or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
Your bank, broker, or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker, or other nominee how to vote. You should follow the procedures provided by your bank, broker, or other nominee to vote your shares. If you fail to return your bank's, broker's, or other nominee's voting form, fail to vote over the Internet or telephone through your bank, broker or other nominee, if possible, and fail to attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, then such failure to act will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four (4) ways to vote:

•	by completing, signing, dating, and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card using a touch-tone phone and following the recorded instructions; or
•	by attending the Special Meeting virtually and voting at the meeting.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker, or other nominee, you may vote through your bank, broker, or other nominee by completing and returning the voting form provided by your bank, broker, or other nominee, or, if such a service is provided by your bank, broker, or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker, or other nominee, you should follow the instructions on the voting form provided by your bank, broker, or nominee.
Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Corporate Secretary of Aerie; or
•	attending the Special Meeting and voting virtually.
If you hold your shares of common stock in “street name,” you should contact your bank, broker, or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker, or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) “FOR” the approval of the Adjournment Proposal.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date, and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Aerie may announce preliminary voting results at the conclusion of the Special Meeting. Aerie intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Aerie files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

509 Madison Avenue Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: AERI@investor.morrowsodali.com

FORWARD-LOOKING STATEMENTS
This proxy statement and any documents referred to in this proxy statement contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act''), and Section 21E of the Exchange Act with respect to the proposed Merger, including, but not limited to, statements regarding the expected benefits of the proposed Merger and the anticipated timing of the proposed Merger, strategies, objectives, general business outlook, future performance, and the products and markets of Aerie. These forward-looking statements generally are identified by the words “believe,” “predict,” “target,” “contemplate,” “potential,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “could,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this proxy statement, including but not limited to:
•	the risk that the proposed Merger may not be completed in a timely manner or at all;
•
the failure to satisfy the conditions to the consummation of the proposed Merger, including the adoption of the Merger Agreement by the stockholders and the receipt of certain governmental and regulatory approvals;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement;
•	the effect of the announcement or pendency of the proposed Merger on Aerie’s business relationships, operating results, and business generally;
•
risks that the proposed Merger disrupts current plans and operations of Aerie and potential difficulties in Aerie employee retention, hiring key personnel, maintaining relationships with third-party payors, customers, distributors, suppliers, and others with whom it does business with or its operating results and business generally as a result of the proposed Merger;

•	risks related to diverting management’s attention from Aerie’s ongoing business operations;
•	the outcome of any legal proceedings that may be instituted against Alcon or against Aerie related to the Merger Agreement or the proposed Merger;
•	the fact that under the terms of the Merger Agreement, Aerie is restrained from soliciting other acquisition proposals during the pendency of the Merger; and
•	the amount of the costs, fees, expenses, and charges related to the Merger Agreement or the Merger.
The risks and uncertainties may be amplified by economic, market, business or geopolitical conditions or competition, or changes in such conditions, negatively affecting Aerie’s business, operations, and financial performance. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect Aerie’s business as described in the “Risk Factors” section of Aerie’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Aerie assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.
Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the period ended December 31, 2021 and elsewhere in our most recent filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and any subsequent reports on Form 10-K, Form 10-Q, or Form 8-K filed with the SEC from time to time and available at www.sec.gov. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.
Date, Time, and Place
We will hold the virtual Special Meeting on November 17, 2022 at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AERI2022SM and, if applicable, at any adjournment or postponement thereof.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to be consummated. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to receive notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at least 10 days before the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at our principal place of business located at 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.
Stockholders representing a majority of the outstanding shares of common stock of Aerie present in person, present by means of remote communication in any manner, if any, authorized by the Board in its sole discretion or represented by proxy, will constitute a quorum at the Special Meeting. As of the Record Date, there were 49,390,503 shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that at least 24,695,252 shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Merger Agreement.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the shares of common stock that are issued and outstanding as of the close of business on the Record Date is required to adopt the Merger Agreement. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to return your proxy card or grant your proxy electronically over the Internet or by telephone, fail to instruct your broker on how to vote, fail to vote virtually at the Special Meeting, or abstain from voting at the Special Meeting, such failure or abstention will have the same effect as votes cast “AGAINST” the Merger Proposal. As of the Record Date, 24,695,252 shares constitute a majority of the issued and outstanding shares of common stock.
Approval of the Compensation Proposal requires the affirmative vote of a majority of the shares properly cast for and against the Compensation Proposal, on an advisory (non-binding) basis.
Approval of the Adjournment Proposal requires the affirmative vote of either (a) a majority of the shares properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the holders of the shares representing a majority of the voting power present virtually or represented by proxy at the Special Meeting and entitled to vote on such proposal, when a quorum is not present.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will be used to determine whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as if the stockholder voted “AGAINST” the Adjournment Proposal.

A “broker non-vote” generally occurs when a bank, broker, or other nominee holding shares on your behalf is present at the Special Meeting but does not vote on the relevant proposal because the bank, broker, or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Aerie does not expect any broker non-votes at the Special Meeting. As a result, no broker will be permitted to vote your shares of Aerie common stock at the Special Meeting without receiving instructions. If you fail to instruct your broker, bank, or other nominee how to vote your shares, your shares will not be counted towards a quorum at the Special Meeting. In addition, such failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Shares Held by Aerie’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 705,668 shares of common stock, representing approximately 1% of the shares of common stock outstanding on the Record Date (and approximately 4% of the shares of common stock outstanding when taking into account Aerie Options, Aerie SARs, Aerie Restricted Stock (including Aerie Performance-Vested Restricted Stock at target levels of performance), and Aerie RSUs held, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the approval of the Adjournment Proposal.
Voting of Proxies
If, at the close of business on the Record Date, your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit Control Number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the Special Meeting, and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:
(i)	“FOR” the adoption of the Merger Agreement;
(ii)	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and
(iii)	“FOR” the approval of the Adjournment Proposal.
If, at the close of business on the Record Date, your shares are held in “street name” through a bank, broker, or other nominee, you may vote through your bank, broker, or other nominee by completing and returning the voting form provided by your bank, broker, or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker, or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker, or other nominee by following the instructions on the voting form provided by your bank, broker, or other nominee. If you do not return your bank’s, broker’s, or other nominee’s voting form, do not vote over the Internet or telephone through your bank, broker, or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker, or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies
If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•
delivering a written notice of revocation to John W. LaRocca, Esq., Secretary, at Aerie Pharmaceuticals, Inc., 4301 Boulevard, Suite 400, Durham, North Carolina 27703, prior to 5:00 p.m. Eastern Time on November 16, 2022;

•	attending the Special Meeting and voting virtually.
If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of common stock in “street name,” you should contact your bank, broker, or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker, or other nominee.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the Special Meeting. Your shares will be voted on the Adjournment Proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the Adjournment Proposal. For more information, please see the section of this proxy statement captioned “Proposal 3: Adjournment Proposal.” Other than an announcement to be made at the Special Meeting of the time, date, and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.
Recommendation of the Board
The Board, after considering various factors described under the caption “The Merger-Recommendation of the Board and Reasons for the Merger,” has unanimously: (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aerie and the stockholders; (ii) approved and declared it advisable to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at the Special Meeting; and (iv) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein.
Accordingly, the Board unanimously recommends, on behalf of Aerie, that you vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the approval of the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Aerie. We have retained Morrow Sodali, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify Morrow Sodali against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers, and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers, and employees, personally or by telephone, email, fax, over the Internet, or other means of communication, but no additional compensation will be paid for such services.

Anticipated Date of Closing
Assuming timely satisfaction of necessary closing conditions, including obtaining the Aerie Stockholder Approval, Aerie is currently targeting to consummate the Merger in the fourth quarter of 2022, although there can be no assurance that the Merger will be completed in a timely manner or at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.
Delisting and Deregistration of Aerie Common Stock
If the Merger is completed, the shares of Aerie’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Aerie’s common stock will no longer be publicly traded. As such, Aerie will no longer file periodic reports with the SEC on account of Aerie’s common stock.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 17, 2022
The proxy statement is available on the investor relations page of our website at http://investors.aeriepharma.com/.
Questions and Additional Information
If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
509 Madison Avenue Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: AERI@investor.morrowsodali.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Aerie Pharmaceuticals, Inc.
Aerie is a pharmaceutical company focused on the discovery, development, and commercialization of first-in-class ophthalmic therapies for the treatment of patients with eye diseases and conditions including open-angle glaucoma, dry eye, diabetic macular edema, and wet age-related macular degeneration. Aerie’s common stock is listed on Nasdaq under the symbol “AERI.” Aerie was incorporated under the laws of the state of Delaware. Its principal executive offices are located at 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703, and its telephone number is (919) 237-5300.
Alcon Research, LLC
Alcon Research, LLC was incorporated under the laws of the State of Delaware. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Alcon Research LLC is an indirect wholly owned subsidiary of Alcon Inc. Alcon Inc.’s ordinary shares are listed on New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”
Alcon helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors.
Lyon Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Alcon. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Upon the Closing, Merger Sub will cease to exist and Aerie will continue as the Surviving Corporation and a wholly owned subsidiary of Alcon. The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134-2099, and its telephone number is (817) 293-0450.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Aerie, with Aerie continuing as the Surviving Corporation. As a result of the Merger, Aerie will become a wholly owned subsidiary of Alcon, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we, Alcon and Merger Sub may agree in writing and specify in the Certificate of Merger).
Effect on Aerie if the Merger is Not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
(i)	stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
(ii)
(A) Aerie will remain an independent public company, (B) Aerie’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Aerie will continue to file periodic reports with the SEC;

(iii)
we anticipate that (A) management will operate the business in a manner similar to that in which it is being operated today, and (B) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Aerie’s business, prospects, and results of operations, as such may be affected by, among other things, the highly competitive industry in which Aerie operates and economic conditions;

(iv)
the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

(v)
the Board will continue to evaluate and review Aerie’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered and that Aerie’s business, prospects, and results of operations will be adversely impacted); and

(vi)
under certain specified conditions, Aerie will be required to pay Alcon the Aerie Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Effect of Termination; Termination Fees.”

Merger Consideration
At the Effective Time, each share of common stock (other than (i) common stock owned by Aerie as treasury stock, (ii) common stock owned by Alcon or Merger Sub, and (iii) any Dissenting Shares) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Merger Consideration, without interest thereon and subject to any withholding of taxes.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (subject to any withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “-Appraisal Rights.”
Background of the Merger
The Board, together with Aerie management, and with the assistance of Aerie’s outside advisors, regularly evaluates Aerie’s historical performance, future growth prospects, and long-term strategic plan, and considers potential strategic opportunities available to Aerie, taking into account, among other things, the business, competitive, regulatory, financing, and economic environment and developments in Aerie’s business and industry, all in furtherance of efforts to enhance shareholder value. The Board, together with senior management and with the assistance of Aerie’s advisors, has considered potential financings, partnership opportunities and strategic alternatives presented or potentially available to Aerie, as well as the opportunities and risks associated with Aerie continuing to operate as an independent company.
As part of the Board’s regular evaluation of potential strategic opportunities, Aerie management has periodically engaged in discussions with participants in the biopharmaceutical and healthcare industries regarding potential opportunities for business combinations, acquisitions, licensing transactions, commercial arrangements, and other ﬁnancial and strategic transactions for Aerie, regularly updating the Board on such discussions. As described more fully below, in the course of such discussions, Aerie has periodically entered into confidentiality agreements with potential strategic transaction counterparties to facilitate such discussions. Additionally, representatives of an internationally recognized investment bank, which served as Aerie’s financial advisor through October 2021 (the “Prior Financial Advisor”), had periodically reviewed with the Board market views with respect to Aerie, as well as strategic updates within the broader biopharmaceutical industry generally.
In February 2020, the Board met with Aerie management and representatives of the Prior Financial Advisor and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), Aerie’s outside legal counsel, to discuss, among other things, Aerie’s long-term enterprise financial plan and Aerie’s potential strategic transaction opportunities with respect to a collaboration transaction involving Aerie’s glaucoma franchise products Rhopressa® (netarsudil ophthalmic solution) 0.02% (“Rhopressa®”) and Rocklatan® (netarsudil/latanoprost ophthalmic solution) 0.02%/0.005% (“Rocklatan®”) in ex-U.S. markets. The Board discussed, and was supportive of, Aerie’s execution of a collaboration transaction involving Rhopressa® and Rocklatan® in the Japanese market (such a transaction, a

“Glaucoma Japanese Market Collaboration Transaction”), while Aerie continued to commercialize its glaucoma franchise in the U.S. During the second half of 2020, the Board met several times to discuss, among other things, management’s negotiations with potential counterparties regarding a Glaucoma Japanese Market Collaboration Transaction. On October 28, 2020, Aerie publicly disclosed that Aerie Pharmaceuticals Ireland, Ltd., a subsidiary of Aerie (“Aerie Ireland”), entered into a Collaboration and License Agreement (the “2020 Collaboration Agreement”) with Santen Pharmaceutical Co., Ltd (“Santen”) pursuant to which, among other things, Aerie Ireland granted to Santen the exclusive right to develop, market, and commercialize Rhopressa® and Rocklatan® in the Japanese market and certain other Asian markets. The 2020 Collaboration Agreement provided Aerie with an upfront payment of $50 million as well as the right to receive certain future contingent payments upon the achievement of various development and sales milestones and a royalty in respect of certain future product sales.
Following the execution and announcement of the 2020 Collaboration Agreement, as part of Aerie management’s regular evaluation of potential strategic opportunities, and at the Board’s direction, members of Aerie management engaged in preliminary, high-level discussions with several third parties regarding potential strategic opportunities, including a sale of the company or sale/licensing transactions involving certain of Aerie’s assets. As part of these engagements, members of Aerie management and/or the Prior Financial Advisor reached out to: (i) Alcon (for purposes of this section, “Alcon” refers to Alcon Inc., the parent entity of Alcon Research, LLC), (ii) Santen, (iii) a major international pharmaceutical company referred to in this Proxy as “Party A”, and (iv) a smaller pharmaceutical company referred to in this Proxy as “Party B.” Alcon expressed an interest in a potential acquisition of Aerie and each of the remaining parties expressed interest in exploring strategic transactions involving Aerie’s assets, including a potential acquisition of rights in respect of Aerie’s glaucoma franchise in Europe. The Prior Financial Advisor also reached out on Aerie’s behalf to three additional parties, each of which declined to engage in discussions with Aerie regarding a potential strategic transaction at that time.
In late 2020, Aerie entered into confidentiality agreements with each of Party A, Santen, and Alcon Vision, LLC, an affiliate of Alcon (“Alcon Vision”). None of these agreements included a “standstill” or other similar provision restricting the applicable counterparty’s ability to make public or private proposals to acquire Aerie.
In December 2020, the Board approved as a 2021 corporate goal for Aerie the execution of a collaboration transaction in respect of Aerie’s glaucoma franchise in Europe, as such a transaction could, among other things, (i) provide Aerie with immediate and future liquidity in the form of an upfront payment as well as future potential contingent payments and royalties, (ii) reduce the expected significant cost for Aerie to build out its own presence in Europe, and (iii) ensure that Aerie would have sufficient cash to fund the commencement of potential Phase 3 clinical trials for Aerie’s AR-15512 pipeline product candidate (“AR-15512”) and further clinical trials for Aerie’s AR-1105 pipeline product candidate (“AR-1105”). The Board also reviewed forecasts for Aerie prepared by Aerie management at that time (the “December 2020 Forecasts”). The December 2020 Forecasts were prepared by Aerie management based on Aerie management’s view of the prospects for Aerie’s glaucoma franchise (Rhopressa® and Rocklatan®), AR-15512, and AR-1105. These prospective forecasts were based on certain internal assumptions of management, including assumptions regarding market growth, market share, pricing, competition, strategic collaboration revenues, the probability of technical success and regulatory approvals, and other relevant factors. Aerie management modeled four potential scenarios, referred to as the “2020 Case 1 Forecasts”, the “2020 Case 2 Forecasts”, the “2020 Case 3 Forecasts”, and the “2020 Case 4 Forecasts”, respectively, reflecting peak U.S. market share for Aerie’s glaucoma franchise of between 15% and 7%. The 2020 Case 1 Forecasts represented management’s “high case” reflecting a favorable outlook (and a 15% peak U.S. market share for Aerie’s glaucoma franchise); the 2020 Case 2 Forecasts represented management’s “mid” case reflecting an intermediate outlook (and a 11% peak U.S. market share for Aerie’s glaucoma franchise); the 2020 Case 3 Forecasts represented management’s “low case” reflecting a less favorable outlook (and a 7% peak U.S. market share for Aerie’s glaucoma franchise); and the 2020 Case 4 Forecasts represented management’s further low case with a 7% peak market share for Aerie’s glaucoma franchise and included management’s additional assumption that prospective legislative action in respect of prescription drug pricing occurring in 2023 or later years would result in a reduction of approximately 30% to the applicable average net price for Rhopressa® and Rocklatan®. For more information, see below under the caption “The Merger-Financial Projections-Certain Aerie Financial Forecasts.” At that time, the Board engaged in discussion regarding the December 2020 Forecasts and Aerie’s potential strategic transaction alternatives, and the Prior Financial Advisor provided the Board with a preliminary financial analysis for Aerie based on the December 2020 Forecasts.

From December 2020 through February 2021, the Board met multiple times to discuss and consider various potential strategic transaction proposals involving Aerie’s glaucoma franchise, including the potential sale of Aerie’s worldwide glaucoma franchise and the potential licensing of rights to Aerie’s European glaucoma business. Aerie management regularly updated the Board on its discussions with potential strategic transaction counterparties and the Board instructed management to continue engaging in such discussions and report back to the Board. During that period, the Board also engaged in discussions regarding Aerie’s ongoing operations and management succession planning strategies for certain members of management.
On February 26, 2021, following discussions between David J. Endicott, Alcon’s Chief Executive Officer and Aerie's prior Chairman and Chief Executive Officer (the “Prior Aerie Chair/CEO”), Mr. Endicott submitted a letter to Aerie containing an unsolicited, preliminary and non-binding proposal from Alcon to acquire all of Aerie’s common stock for $22.00 to $24.00 in cash per share of common stock (the “February 26, 2021 Proposal”).
Thereafter, Aerie and Alcon engaged in preliminary discussions regarding the February 26, 2021 Proposal. At the same time, Aerie progressed discussions with additional parties regarding potential strategic transactions involving European and worldwide rights in and to Aerie’s glaucoma franchise.
On March 5, 2021, the Board held a meeting attended by members of Aerie management and representatives of the Prior Financial Advisor and Fried Frank. At the meeting, the Board reviewed and discussed the February 26, 2021 Proposal. The Board also discussed the preliminary proposals Aerie had received from other potential strategic counterparties for alternative strategic transactions involving European and worldwide rights in and to Aerie’s glaucoma franchise. The Board continued to discuss management’s December 2020 Forecasts and the potential valuation range for Aerie resulting from such forecast scenarios. The Board directed Aerie management, with the assistance of the Prior Financial Advisor, to continue to engage with Alcon and the other potential strategic transaction counterparties on Aerie’s behalf and to report back to the Board at subsequent Board meetings regarding any updated proposals resulting from such further engagement and the potential creation of competitive tension among the potential strategic transaction counterparties. While the Board did not approve, or make any other determination with respect to, any of the potential strategic transaction alternatives discussed at the meeting, the Board authorized the Prior Financial Advisor’s outreach to additional potential strategic transaction counterparties to gauge their potential interest in an acquisition of Aerie.
During March and April of 2021, Aerie shared preliminary due diligence information and materials with Alcon and held due diligence calls with representatives of Alcon regarding research and development initiatives, product pipeline, and other commercial matters. Also during that period, Aerie management and Aerie’s advisors continued to engage with Party A regarding Party A’s interest in strategic transaction alternatives, including a potential acquisition of Aerie by Party A and Party A’s view on potential regulatory considerations for such a transaction. Party A ultimately informed Aerie management that it was not interested in pursuing a potential acquisition given regulatory considerations. Due to concerns regarding Party B’s ability to consummate a strategic transaction, Aerie did not pursue further engagement with Party B.
On March 26, 2021, the Board held a meeting attended by members of Aerie management and representatives of the Prior Financial Advisor and Fried Frank. The Board received an overview of recent discussions with Alcon, Santen and the other potential strategic counterparties regarding their respective proposals. After discussion with Aerie management and representatives of the Prior Financial Advisor, including regarding the December 2020 Forecasts, the potential valuation range for Aerie resulting from such forecast scenarios, and the Prior Financial Advisor’s preliminary financial analysis for Aerie previously presented to the Board based on such management forecast scenarios, the Board determined that Alcon’s February 26, 2021 Proposal to acquire Aerie did not then reflect a valuation at which the Board would be willing to transact. At that meeting, the Prior Financial Advisor also noted that, at the Board’s direction, it had contacted ten additional, potential strategic counterparties to gauge possible interest in a potential strategic transaction with Aerie, and provided an update for the Board on the status of such outreach. Ultimately, none of such additional potential strategic counterparties determined to engage with Aerie on discussions regarding a potential strategic transaction.
On April 1, 2021, Mr. Endicott submitted a letter to the Prior Aerie Chair/CEO containing a further preliminary and non-binding written proposal from Alcon which, based on its additional due diligence to date, reaffirmed the terms of the February 26, 2021 Proposal to acquire all of Aerie’s common stock for $22.00 to $24.00 in cash per share of common stock (the “April 1, 2021 Proposal”). The April 1, 2021 Proposal noted Alcon’s belief that confirmatory due diligence and the negotiation of definitive transaction documents could both be completed in three to four weeks.

In light of the Board’s prior discussions, the Prior Aerie Chair/CEO relayed the April 1, 2021 Proposal to the full Board the following day noting that, absent any objection or other feedback from the Board, he would call Mr. Endicott on Monday, April 5, 2021, to convey that the Board continued to not be interested in transacting with Alcon on the terms set forth in the April 1, 2021 Proposal, as those terms, including price, were the same as those reflected in the February 26, 2021 Proposal which the Board had recently considered, and determined did not reflect a valuation at which the Board was willing to transact.
On April 5, 2021, the Prior Aerie Chair/CEO informed Mr. Endicott that the Board was not interested in transacting with Alcon on the terms set forth in the April 1, 2021 Proposal. The Prior Aerie Chair/CEO conveyed to Mr. Endicott that Aerie intended to continue moving forward executing on its strategic plan as a standalone entity including the pursuit of a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe.
On April 7, 2021, the Board held a meeting attended by members of Aerie management and representatives of the Prior Financial Advisor and Fried Frank. At the meeting, the Board reviewed various preliminary proposals from third parties regarding a collaboration transaction involving European and worldwide rights in and to Aerie’s glaucoma franchise. The Prior Aerie Chair/CEO also provided the Board with an update on his April 5, 2021 conversation with Mr. Endicott. The Board also discussed that other potential counterparties to which management and the Prior Financial Advisor had reached out had not expressed an interest in considering a transaction with Aerie or had not responded to such outreach. The Board directed Aerie management to continue ongoing discussions with third parties regarding a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe.
Following the April 7, 2021 Board meeting, J.P. Morgan, financial advisor to Alcon (“J.P. Morgan”), and the Prior Financial Advisor had a call during which J.P. Morgan reiterated Alcon’s continued interest in an acquisition of Aerie and requested additional perspective on valuation from Aerie.
The Board met twice during mid-April 2021. During such meetings, the Board discussed, among other things, (i) Alcon’s request for valuation guidance, (ii) the potential use of a contingent value right (a “CVR”) tied to the read-out of topline data from the COMET-1 Phase 2b clinical trial of AR-15512 expected in the third quarter of 2021, and (iii) the status of a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe. During this period, at the request of the Board, Aerie management updated the December 2020 Forecasts (taking into account management’s pro forma assumptions regarding such a European collaboration transaction and including management estimates relating to projected revenue for Aerie’s AR-14034 pipeline product candidate). Aerie management presented such updated management forecasts to the Board at a meeting held on April 16, 2021, during which the Prior Financial Advisor also provided the Board with an updated preliminary financial analysis for Aerie based upon such updated management forecast scenarios. The Board engaged in discussion with Aerie management regarding the updated forecasts and the assumptions underlying such updated forecasts. At a meeting of the Board held on April 20, 2021, the Board discussed with Aerie management the execution of Aerie’s business plan and corporate goals. Based on Aerie management’s views on such execution, the valuation range for Aerie resulting from Aerie management’s forecast scenarios, and the Prior Financial Advisor’s preliminary financial analysis for Aerie previously presented to the Board based on such management forecast scenarios, the Board instructed the Prior Financial Advisor to inform J.P. Morgan that the Board would be willing to engage with Alcon with respect to a potential transaction at a price range per share of common stock meaningfully in the $30’s and with a CVR tied to the clinical research data readout for AR-15512 that would result in a total valuation, upon achievement of the applicable milestone(s) underlying the CVR, of approximately $40 per share of common stock.
On April 21, 2021, the Prior Financial Advisor conveyed to J.P. Morgan the Board’s valuation feedback. The following day, J.P. Morgan informed the Prior Financial Advisor that Alcon was not interested in further engaging with Aerie regarding a potential transaction in light of the valuation feedback. The Prior Financial Advisor relayed such message to Aerie management who then notified the Board of the same.
On May 5, 2021, Aerie issued a press release reporting its financial results for its first fiscal quarter of 2021 which ended on March 31, 2021 and providing a general business update, disclosing, among other things, that Aerie ended the quarter with $208 million in cash and investments and that net cash used in operations for the quarter then ended amounted to $30 million. The press release also noted that (i) Aerie expected to readout topline data from the COMET-1 Phase 2b clinical trial of AR-15512 in the third quarter of the current fiscal year, and (ii) Aerie continued to have discussions with potential collaborators to commercialize its glaucoma products in Europe and hoped to announce a new collaboration by year-end 2021.

On May 7, 2021, Santen submitted an updated proposal to Aerie for a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe. During the period from May 2021 to December 2021, Aerie engaged in discussions and negotiations with Santen regarding the terms of such a transaction.
On May 20, 2021, Aerie’s former Chief Financial Officer provided notice to Aerie of his intent to resign from his roles at Aerie due to personal reasons, with such resignation to be effective July 30, 2021. Aerie thereafter commenced a search to fill the position. On August 4, 2021, Aerie announced that the Board had appointed Aerie’s then Vice President of Finance as Interim Chief Financial Officer (the “Former Interim CFO”), effective July 30, 2021. On October 15, 2021, the Former Interim CFO provided notice to Aerie of his resignation from his roles at Aerie, with such resignation to be effective October 29, 2021. Aerie thereafter continued its search to permanently fill its open Chief Financial Officer position.
On May 27, 2021, the Prior Aerie Chair/CEO and F. Michael Ball, Chairman of the board of directors of Alcon, had a call to discuss Alcon’s continued interest in a potential transaction.
On June 21, 2021, the Prior Aerie Chair/CEO met with Mr. Ball at Mr. Ball’s request. At that meeting, the Prior Aerie Chair/CEO and Mr. Ball discussed the April 1, 2021 Proposal and the Prior Aerie Chair/CEO reiterated the Board’s valuation feedback by noting that, were Alcon to reengage, Alcon would need to promptly finalize its due diligence in light of Aerie’s other available strategic alternatives, including Aerie’s potential 2021 consummation of a collaboration transaction in respect of Aerie’s glaucoma franchise in Europe. Thereafter, on June 24, 2021, the Board held a meeting attended by representatives of Fried Frank and Aerie management at which the Prior Aerie Chair/CEO provided the Board with a summary of his recent discussions with Mr. Ball. At the direction of the Board, on June 25, 2021, the Prior Aerie Chair/CEO had a follow-up call with Mr. Ball in which the Prior Aerie Chair/CEO further indicated that in order for Aerie to meet its other strategic priorities, should Alcon wish to reopen negotiations with respect to a potential transaction, Alcon should submit an updated proposal as soon as possible and that a transaction price of $32.00-34.00 in cash per share of common stock plus a $5.00 per share CVR may be sufficient to consummate a transaction between the parties. During late June 2021, Aerie management and the Prior Financial Advisor finalized the terms of the Prior Financial Advisor’s engagement letter, which such engagement letter included a customary “tail” fee payable to the Prior Financial Advisor, and the engagement letter was entered into by Aerie and the Prior Financial Advisor on June 29, 2021.
On July 1, 2021, Mr. Ball had a call with the Prior Aerie Chair/CEO, during which Mr. Ball indicated that Alcon would not submit an updated proposal and declined to offer an alternative valuation range at that time. On that call, the Prior Aerie Chair/CEO indicated that Aerie would continue to move forward in its pursuit of a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe.
During this period of Summer 2021, Aerie continued to progress negotiations with Santen on the terms for a potential collaboration transaction in respect of Aerie’s glaucoma franchise in Europe (a corporate goal approved by the Board in December 2020) in order to, among other things, ensure that, in light of Aerie’s cash position and cash-burn metrics, Aerie would obtain sufficient cash to, among other things, strengthen its liquidity position and fund the commencement of potential Phase 3 clinical trials for AR-15512, further clinical trials for AR-1105, and Aerie’s ongoing commercialization efforts for Rhopressa® and Rocklatan®.
On July 15, 2021, Alcon submitted an updated, non-binding written proposal to acquire all of Aerie’s common stock, in exchange for cash, at a price of $28.00 plus a single $3.00 per share CVR of common stock tied to regulatory and commercial milestones related to both AR-15512 and AR-1105 (the “July 15, 2021 Proposal”). In the proposal letter, Alcon indicated, among other things, that the value of any transaction (and thus Alcon’s proposal) would, in Alcon’s view, be significantly diminished if Aerie were to out-license European rights to Rhopressa® and Rocklatan®. Alcon also indicated in the proposal letter that Alcon would need more than confirmatory due diligence to proceed with a transaction on the terms reflected in the July 15, 2021 Proposal and expected its remaining due diligence process to take approximately four to six weeks to complete.
On July 16, 2021, the Board held a meeting attended by representatives of the Prior Financial Advisor, Fried Frank, and Aerie management. After discussion, it was the view of the Board that while the upfront consideration per share of common stock payable by Alcon pursuant to the July 15, 2021 Proposal, which reflected a meaningful increase from Alcon’s prior proposals, appeared attractive, the CVR component lacked sufficient detail for the Board to properly assess the value (and certainty of value) of the CVR and that, accordingly, separate CVR triggers for AR-15512 and AR-1105 would be more appropriate than a single CVR trigger for both product candidates. At the request of the Board, Aerie management further updated the December 2020 Forecasts by incorporating pro forma assumptions related to Aerie’s potential collaboration transaction with Santen involving a licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets (such transaction, the “Santen Transaction”). The Board discussed that while Aerie’s negotiations with Santen regarding the Santen Transaction were progressing well and had been in process for several months at that time, Alcon required substantial due diligence before it would be prepared to proceed with a transaction based on its July 15, 2021 Proposal. The Board was of the view that, in light of such substantial due diligence requirements and timing considerations, (i) proceeding with Alcon could put the Santen Transaction, and the associated potential infusion of cash for Aerie, at risk, and (ii) a loss of the strategic option for Aerie represented by the Santen Transaction could result in an opportunity for Alcon to renegotiate its price terms (as Aerie did not, at that time, have another near-term potential counterparty to replace Santen for a European collaboration transaction). The Board further discussed that Alcon’s proposed timeline for completion of its due diligence could be delayed and could therefore result in Aerie announcing the read-out of topline data from the COMET-1 Phase 2b clinical trial of AR-15512 during negotiations with Alcon, therefore creating pricing uncertainty due to the possibility of a favorable or unfavorable read-out and resulting in a potential opportunity for Alcon to renegotiate its price terms. The Board determined to meet again on July 20, 2021 after management further updated the December 2020 Forecasts.
On July 20, 2021, the Board held a meeting attended by representatives of the Prior Financial Advisor, Fried Frank, and Aerie management. The Prior Financial Advisor provided the Board with a summary of the Prior Financial Advisor’s prior outreach to potential strategic transaction counterparties starting at the end of 2020, including Alcon, Santen, Party A, and Party B. The Prior Financial Advisor also informed the Board that the ten additional potential strategic transaction counterparties the Prior Financial Advisor had contacted during Spring 2021 to gauge interest in a potential strategic transaction with Aerie had declined to engage in discussions. Aerie management then provided an update on the status of negotiations for the Santen Transaction and presented details regarding its further updated December 2020 Forecasts. Aerie management noted for the Board that the updated December 2020 Forecasts included management’s further revised median revenue and peak sales estimates for Rhopressa® and Rocklatan® and reflected reductions to management’s prior, March 2021, estimates for such metrics (management’s reduction to such estimate metrics constituted the fifth consecutive time such estimate metrics had been reduced by Aerie management during the period between December 2017 and July 2021). Aerie management informed the Board that the 2020 Case 4 Forecasts, as updated by management, constituted management’s best estimate of Aerie’s future performance and therefore was management’s proposed base case at that time. The Board discussed with the Prior Financial Advisor and Aerie management potential valuations for Aerie based on Aerie management’s updated December 2020 Forecasts, without approving any of the forecast scenarios set forth therein. Following that discussion, the Board considered a proposed response to the July 15, 2021 Proposal, taking into consideration (i) that prolonged negotiations with Alcon could put the Santen Transaction at risk and thereby jeopardize Aerie’s goal of increasing its liquidity in the current fiscal year, which was a priority in light of Aerie’s cash position, cash-burn metrics, and the need to fund the commencement of potential Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105, (ii) a loss of the strategic option for Aerie represented by the Santen Transaction could result in an opportunity for Alcon to renegotiate its price terms (as Aerie did not, at that time, have another near-term potential counterparty to replace Santen for a European collaboration transaction), and (iii) the Board’s view, informed by the potential valuation range for Aerie resulting from Aerie management’s forecasts and the Prior Financial Advisor’s preliminary financial analysis for Aerie previously presented to the Board based on such management forecast scenarios, that any response from Aerie to Alcon should reflect the need for Alcon to improve the price terms set forth in Alcon’s July 15, 2021 Proposal. The Board then directed the Prior Aerie Chair/CEO to reply to Alcon and propose a transaction at a price of $28.00 in cash per share of common stock, plus a $3.00 per share CVR for AR-15512 and $2.00 per share CVR for AR-1105, with each CVR being triggered upon the commencement of Phase 3 clinical trials for such product candidates in any of the U.S., Europe or Japan. The Board further instructed the Prior Aerie Chair/CEO to indicate that Aerie would expect Alcon to bear any regulatory risk associated with a transaction and given Aerie’s ongoing commercial and strategic initiatives (including completion of the collaboration transaction in respect of Aerie’s glaucoma franchise in Europe), the Board would consider authorizing Aerie management to proceed with negotiating with Alcon if Alcon agreed to the valuation terms proposed by Aerie and to target completing its remaining due diligence, executing definitive agreements, and announcing a transaction on or prior to August 3, 2021. The Board directed Aerie management to finalize and deliver to Alcon a response letter reflecting the Board’s discussions. Following the Board meeting, the Prior Aerie Chair/CEO emailed a letter to Mr. Ball containing the response from the Board (the “July 20, 2021 Aerie Response”). In the letter, Aerie requested a reply to its response letter no later than July 23, 2021.

Between July 20, 2021 and July 23, 2021, the Prior Aerie Chair/CEO and Mr. Ball had multiple calls to discuss the parties’ respective proposals, including Alcon’s potential interest in acquiring Aerie’s worldwide rights to Rhopressa® and Rocklatan®.
During the period between July 20, 2021 and August 11, 2021, the Board engaged in discussion with Aerie management regarding certain of management’s assumptions supporting the 2020 Case 4 Forecasts, namely the Board’s view that the assumed reduction of approximately 30% to the applicable average net price for Rhopressa® and Rocklatan® was without support or legislative precedent and inconsistent with views of market analysts and other biopharmaceutical industry participants. On the basis of the Board’s substantial disagreement with such assumptions underlying the 2020 Case 4 Forecasts, the Board continued to evaluate Alcon’s proposals in light of Aerie management’s other forecast scenarios. In evaluating management’s forecast scenarios, the Board also considered the potential impact the COVID-19 pandemic may have had on the results to date of Aerie’s commercialization efforts for Rhopressa® and Rocklatan®.
On July 23, 2021, Alcon submitted an updated, non-binding written proposal (the “July 23, 2021 Proposal”) to acquire all of Aerie’s common stock in exchange for $28.00 in cash per share of common stock, plus a $4.00 per share CVR related to AR-15512 and AR-1105. In the letter, Alcon indicated that the final allocation of the $4.00 CVR between AR-15512 and AR-1105 was yet to be determined and would be at Alcon’s sole discretion (with no less than $2.00 allocated to AR-15512) and that the triggers for payment of such CVR would be based on final FDA approval of AR-15512 to treat the signs and symptoms of dry eye disease and/or final FDA approval of AR-1105 for diabetic macular edema and retinal vein occlusion. Alcon noted that it believed that a transaction could be announced by the end of August 2021. Alcon further indicated that it would not agree to bear the full risk of obtaining required antitrust regulatory approvals for the transaction and that Alcon had no interest in proceeding with an acquisition of Aerie if Aerie out-licensed European or other commercial rights to Rhopressa® and/or Rocklatan®.
On July 25, 2021, the Board held a meeting attended by representatives of the Prior Financial Advisor, Fried Frank, and Aerie management. At that meeting, the Board discussed the July 23, 2021 Proposal from Alcon. After discussion, the Board was of the view that: (i) there was uncertainty of value for the CVR component included in the July 23, 2021 Proposal in light of the Board’s view that under the proposed CVR structure the risk of failure to obtain approval for AR-15512 would fall to Aerie shareholders, while the control of the process (which, in Aerie management’s view, could take at least three years) would be held entirely by Alcon, who the Board viewed as lacking a track record in successfully bringing a new drug candidate to market; (ii) Aerie management’s attention to further negotiations with Alcon and the resulting impact on negotiations with Santen could put the Santen Transaction at risk, thereby jeopardizing Aerie’s goal of increasing its liquidity in the current fiscal year, which was a priority in light of Aerie’s cash position, cash-burn metrics, and the need to fund the commencement of potential Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105; (iii) a loss of the strategic option for Aerie represented by the Santen Transaction could result in an opportunity for Alcon to renegotiate its price terms (as Aerie did not, at that time, have another near-term potential counterparty to replace Santen for a European collaboration transaction); (iv) it had concerns with Alcon’s ability to execute on a potential transaction in a timely manner given Alcon’s remaining due diligence; (v) an acquisition of Aerie by Alcon would constitute a significant public strategic transaction for Alcon and therefore the Board could not assume that the $28.00 per share upfront consideration reflected in the July 23, 2021 Proposal was firm and would not be reduced by Alcon; and (vi) Aerie management believed that Wall Street forecasts for Aerie did not reflect appropriate value for Aerie’s product pipeline forecasts, specifically, AR-15512, AR-1105 and Aerie’s AR-14034 product candidate (including, in particular as it related to the read-out of topline data from the COMET-1 Phase 2b clinical trial of AR-15512 expected in the third quarter of 2021). Following discussion of potential responses to Alcon, the Board instructed Aerie management to respond to Alcon that: (i) the Board had determined that the July 23, 2021 Proposal did not reflect appropriate value for Aerie’s pipeline, (ii) the Board was willing to further discuss a strategic transaction with Alcon on the basis of the terms set forth in the July 20, 2021 Aerie Response, including the CVR construct contained therein, and (iii) if Alcon wished to further engage on the terms set forth in the July 20, 2021 Aerie Response, the Board expected Alcon to move expeditiously and target a signing of definitive transaction documents prior to or during the week of August 15, 2021. After the meeting of the Board, the Prior Aerie Chair/CEO spoke with Mr. Ball and conveyed the Board’s response.
Between July 26, 2021 and July 28, 2021, the Prior Aerie Chair/CEO and Mr. Ball engaged in discussions regarding the parties’ respective proposals, with Mr. Ball indicating that Alcon did not accept Aerie’s CVR construct included in the July 20, 2021 Aerie Response.

On July 29, 2021, the Board held a meeting attended by representatives of the Prior Financial Advisor, Fried Frank, and Aerie management. At that meeting, the Prior Aerie Chair/CEO provided the Board with a summary of his recent conversations with Mr. Ball. The Board then engaged in discussion regarding (i) further potential engagement with Alcon in light of the parties disagreement as to the appropriate CVR construct for a potential transaction, (ii) the anticipated timing for completion of Alcon’s due diligence and negotiation of definitive transaction documents with Alcon relative to the anticipated completion of negotiation of definitive transaction documents with Santen with respect to the Santen Transaction, and the resulting liquidity risks for Aerie associated with a potential loss of a near-term upfront payment from Santen as part of the Santen Transaction, (iii) a loss of the strategic option for Aerie represented by the Santen Transaction could result in an opportunity for Alcon to renegotiate its price terms (as Aerie did not, at that time, have another near-term potential counterparty to replace Santen for a European collaboration transaction), and (iv) the anticipated timing for the read-out of topline clinical data from the COMET-1 Phase 2b clinical trial of AR-15512 creating pricing uncertainty due to the possibility of a favorable or unfavorable read-out and resulting in a potential opportunity for Alcon to renegotiate its price terms. The Board then discussed its view that, in light of such factors, the price terms of Alcon’s most recent proposal may not be firm. The Board instructed Aerie management to (i) continue negotiating with Santen regarding the terms of the Santen Transaction in order for Aerie to continue its progress towards achieving increased liquidity in the current fiscal year, which was a priority in light of Aerie’s cash position, cash-burn metrics, and the need to fund the commencement of potential Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105, and (ii) concurrently respond to Alcon and invite Alcon to conduct due diligence with an understanding between the parties that Aerie did not accept the CVR component of the July 23, 2021 Proposal such that further negotiation of the CVR component or other consideration of any transaction with Alcon would be required. The Prior Aerie Chair/CEO and the representatives of the Prior Financial Advisor then left the meeting and the independent directors engaged in an executive session with representatives of Fried Frank present. During the executive session, the directors (i) engaged in discussion regarding the possibility of engaging an additional investment bank to further assist the Board in its evaluation of Aerie’s strategic alternatives, and the directors expressed a preference to engage Goldman Sachs in this role given its relevant qualifications, and (ii) engaged in further discussion regarding certain assumptions underlying Aerie management’s 2020 Case 4 Forecasts, including the assumption reflected therein regarding a prospective reduction of approximately 30% to the applicable average net price for Rhopressa® and Rocklatan® due to legislative action, with the Board deciding to raise its views on such forecasts with Aerie management and the Prior Financial Advisor at a subsequent Board meeting.
On July 30, 2021, the Prior Aerie Chair/CEO and Mr. Ball had a call in which the Prior Aerie Chair/CEO provided the response to Mr. Ball discussed at the July 29, 2021 Board meeting. Later that day, the Prior Aerie Chair/CEO and Mr. Ball had a call in which Mr. Ball indicated that Alcon had decided not to continue forward with due diligence based on Alcon’s view that, regardless of the results of their due diligence, Alcon would not be willing to agree to a trigger mechanism for the CVR component that was based on any threshold less than FDA approval. The Prior Aerie Chair/CEO reiterated that such a requirement would not be acceptable to the Board, and the Prior Aerie Chair/CEO and Mr. Ball agreed that the parties would discontinue negotiations.
Also on July 30, 2021, members of the Board reached out to representatives of Goldman Sachs to begin discussions regarding their potential engagement.
On August 4, 2021, Aerie issued a press release reporting its financial results for its second fiscal quarter of 2021 which ended on June 30, 2021 and providing a general business update, disclosing, among other things, that Aerie ended the quarter with $188 million in cash and investments and that net cash used in operations for the quarter then ended amounted to $20 million. The press release also noted that Aerie still expected to announce a new collaboration by year-end 2021.
During the period between August 6, 2021 and September 16, 2021, the Board met eight times, including with representatives of Fried Frank. During such meetings, the Board discussed the status of negotiations with Santen with respect to the Santen Transaction. The Board also considered possibly reengaging with Alcon and declined to do so based, in part, on its concern that (i) the price terms reflected in July 15, 2021 Proposal were subject to Alcon’s continued due diligence and that Alcon might reduce its price as part of its negotiations and the completion of its due diligence, (ii) the anticipated timing for the read-out of topline clinical data from the COMET-1 Phase 2b clinical trial of AR-15512 would create pricing uncertainty due to the possibility of a favorable or unfavorable read-out and resulting in a potential opportunity for Alcon to renegotiate its price terms, (iii) Aerie management’s attention to further negotiations with Alcon and the resulting impact on negotiations with Santen could put the Santen Transaction at risk, thereby jeopardizing Aerie’s goal of increasing its liquidity in the current fiscal year (taking into account Aerie’s cash position, cash-burn metrics, and need to fund the commencement of Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105), which was a priority, and (iv) the Board’s concerns that Aerie management’s 2020 Case 4 Forecasts were not supportable at that time (including due to the Board’s view, based on the absence of legislative precedent, director inquiry of contacts within the biopharmaceutical industry, and market analyst views, that a prospective reduction of approximately 30% to the applicable average net price for Rhopressa® and Rocklatan® was not a forecast assumption the Board was supportive of). During such meetings, the Board also discussed (i) the recent decline in Aerie’s stock price following the release of Aerie’ second quarter 2021 earnings on August 4, 2021, (ii) Aerie’s near-term and long-term strategic goals and Aerie management’s ability to execute on such strategic goals, (iii) management succession planning strategies, and (iv) Aerie’s liquidity requirements, including the desire to finalize negotiations with Santen, as well as potential alternatives for the refinancing of Aerie’s outstanding convertible notes due 2024.
On September 15, 2021, Aerie issued a press release announcing results from the COMET-1 Phase 2b clinical trial of AR-15512. The trading price for shares of Aerie’s common stock closed at $15.70 per share of common stock on September 15, 2021 and $12.34 per share of common stock on September 16, 2021.
On September 21, 2021, J.P. Morgan had a call with the Prior Financial Advisor in which J.P. Morgan indicated that Alcon was still interested in pursuing a potential transaction involving Aerie. The Prior Financial Advisor informed the Board of its discussion with J.P. Morgan.
Later on September 21, 2021, the Board held a meeting attended by representatives of Fried Frank and Aerie management. At that meeting, the Board discussed the status of the Santen Transaction and the Prior Financial Advisor’s recent discussion with J.P. Morgan. The Board then discussed formally engaging Goldman Sachs as Aerie’s financial advisor to assist in Aerie’s consideration and evaluation of any potential strategic transaction going forward.
Also on September 21, 2021, Aerie filed a press release announcing that it was executing its succession plan for its Chairman and Chief Executive Officer and that effective September 17, 2021, the Prior Aerie Chair/CEO would no longer serve as Aerie’s Chairman and Chief Executive Officer or as a director of Aerie, and that consistent with the succession plan in place, the Board appointed Benjamin F. McGraw, III, Pharm.D., as Aerie’s Interim Executive Chairman, and commenced a search for a new Chief Executive Officer.
On October 1, 2021, the Board held a meeting attended by representatives of Goldman Sachs and Fried Frank. During the meeting, the Board was provided with a summary of Aerie management’s updated financial forecasts, which included two forecast scenarios known as Case 1 and Case 2 (the “October 2021 Forecasts”). The Board engaged in discussion with Aerie management and Goldman Sachs regarding Aerie management’s October 2021 Forecasts, and the Board requested that the October 2021 Forecasts be further updated by Aerie management taking into account certain additional assumptions, including with respect to product candidate approval probability and Aerie’s future financing requirements. The Board was updated on the ongoing negotiations with respect to Goldman Sachs’ engagement letter, with the Board approving Aerie’s continued negotiations of such engagement. The Board also engaged in discussion regarding Aerie’s ongoing negotiations with Santen in respect of the Santen Transaction, including key terms such as upfront consideration, milestone payments, royalties, upfront costs, and operational costs.
Between October 1, 2021 and October 16, 2021, Aerie management engaged with Goldman Sachs on the Goldman Sachs engagement letter and the Board approved the final terms of the engagement letter and Aerie’s termination of its engagement letter with the Prior Financial Advisor. During that period, Goldman Sachs provided the Board with certain information about its relationships with Alcon over the prior two-year period. An engagement letter between Aerie and Goldman Sachs was executed on October 22, 2021.
On October 16, 2021, representatives of J.P. Morgan contacted a representative of Aerie. Dr. McGraw asked Goldman Sachs to contact J.P. Morgan on Aerie’s behalf in order to respond to J.P. Morgan’s outreach. Representatives of Goldman Sachs then had a call with representatives of J.P. Morgan in which representatives of J.P. Morgan indicated that Alcon was still interested in pursuing a potential transaction involving Aerie. Representatives of Goldman Sachs informed management of the discussion.
On November 4, 2021, Aerie issued a press release reporting its financial results for its third fiscal quarter of 2021 which ended on September 30, 2021 and providing a general business update, disclosing, among other things, that Aerie ended the quarter with $168 million in cash and investments and that net cash used in operations for the quarter then ended amounted to $19 million. The press release also noted that Aerie continued to have advanced partnership discussions and still expected to announce a collaboration agreement in respect of Aerie’s glaucoma franchise in Europe by the end of 2021.
On November 10, 2021, Dr. McGraw and Mr. Endicott had a call in which Mr. Endicott indicated that Alcon remained interested in a potential transaction to acquire Aerie, but only if Aerie did not enter into a collaboration agreement in respect of Aerie’s glaucoma franchise in Europe. Mr. Endicott indicated that Alcon intended to submit a new non-binding written proposal to Aerie soon. Dr. McGraw indicated to Mr. Endicott that Aerie was in a position to sign an agreement for a collaboration transaction in respect of Aerie’s glaucoma franchise in Europe imminently, an important strategic goal for Aerie, such that Aerie did not want to risk that arrangement.
On November 12, 2021 representatives of Aerie and representatives of Alcon had a call to discuss the valuation of Aerie’s glaucoma assets and its other pipeline products.
On November 15, 2021, Aerie management continued to finalize negotiations with Santen in respect of the Santen Transaction. During those discussions, Santen expressed certain concerns regarding Aerie’s financial position. Aerie management, with the assistance of its outside advisors, engaged in discussions with Santen to resolve such concerns as part of the finalization of terms for the Santen Transaction.
On November 15, 2021, Alcon submitted a non-binding written proposal (the “November 15, 2021 Proposal”) to acquire all of Aerie’s common stock in exchange for $20.00 in cash per share of common stock. In that proposal, Alcon indicated that it would have no interest in a potential transaction if Aerie were to proceed with a collaboration transaction in respect of Aerie’s glaucoma franchise in Europe.
On November 19, 2021, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. The Board reviewed the material terms of the Santen Transaction and the status of the Aerie’s ongoing negotiations with Santen. Dr. McGraw provided the Board with an overview of the updated management projections for Aerie and noted certain differences between the forecasts prepared by Aerie’s prior management team and the current Aerie management team. After discussion, the Board determined that the person to be appointed as Aerie’s new Chief Executive Officer should have the opportunity to review and update Aerie’s strategic plan and provide input on Aerie’s updated management projections. The Board discussed with representatives of Goldman Sachs the November 15, 2021 Proposal from Alcon as well as the current status of the Santen Transaction, including that Alcon had conditioned the November 15, 2021 Proposal on Aerie not entering into the Santen Transaction. The Board discussed that, in connection with the submission of the November 15, 2021 Proposal, Alcon had communicated to Aerie that (i) the price in Alcon’s prior July 23, 2021 Proposal ($28.00 in cash per share of common stock plus a $4.00 per share CVR) would likely have been lowered by Alcon upon completion of its due diligence based on Aerie’s recent commercialization results for Rhopressa® and Rocklatan®, and (ii) Alcon would not have moved forward with the July 23, 2021 Proposal prior to Aerie’s release of results from the COMET-1 Phase 2b clinical trial of AR-15512 in mid-September 2021. The Board determined, given Aerie’s advanced negotiations with Santen on the Santen Transaction and Aerie’s near-term liquidity requirements (taking into account Aerie’s cash position, cash-burn metrics, and need to fund the commencement of Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105), that Aerie should prioritize finalizing the Santen Transaction and that the November 15, 2021 Proposal from Alcon did not, at that time, reflect a valuation of Aerie that the Board believed was sufficient in order to transact particularly given the requirement, expressed in Alcon’s November 15, 2021 Proposal, that Aerie abandon the Santen Transaction as a condition of engaging with Alcon in respect of its proposal.
On November 22, 2021, representatives of Goldman Sachs had a call with representatives of J.P. Morgan to communicate that the Board had reviewed the November 15, 2021 Proposal from Alcon and that the Board did not believe it warranted further discussions at that time.
In November 2021, Mr. Endicott and Dr. McGraw discussed the potential acquisition by Alcon of Aerie’s worldwide rights to Rhopressa® and Rocklatan®, which had also been discussed in July 2021 between Mr. Ball and the Prior Aerie CEO/Chair. Following these discussions, on November 29, 2021, Alcon submitted a non-binding written proposal (the “November 29, 2021 Proposal”) to acquire worldwide rights to Rhopressa® and Rocklatan® and the Athlone facility in exchange for a cash payment of $850 million.
On December 3, 2021, the Board met to discuss the November 29, 2021 Proposal and the status of Aerie’s ongoing negotiations with Santen, as well as the status of the search for a new Chief Executive Officer. The Board reviewed the proposed final terms of the Santen Transaction, including the proposed collaboration and license agreement in respect of such transaction (the “2021 Collaboration Agreement”), which provided for an initial upfront payment that could support Aerie’s liquidity requirements, which was a priority at that time in light of Aerie’s cash position, cash-burn metrics, and the need to fund the commencement of potential Phase 3 clinical trials for AR-15512 and further clinical trials for AR-1105. The Board also discussed the November 29, 2021 Proposal and Alcon’s prior proposals relating to an acquisition of Aerie. The Board discussed its concern regarding Alcon’s ability to promptly consummate a strategic transaction with Aerie given the negotiating history between the parties dating back to February 2021, Alcon’s need to conduct further due diligence, and the complexity associated with the asset acquisition transaction proposed in the November 29, 2021 Proposal (including with respect to Aerie’s ability to potentially utilize certain net operating loss carryforwards and the potential complexities associated with an unwinding of Aerie’s outstanding convertible notes due in 2024 in a transaction constituting a sale of substantially all of Aerie’s assets). The Board determined that Aerie’s top strategic priority given Aerie’s liquidity requirements, among other things, was to consummate the Santen Transaction as promptly as possible and that the Board would not at that time engage with Alcon given, among other considerations, the expected imminent signing of the Santen Transaction and the near term hiring of a new Chief Executive Officer. The Board determined that it was unwilling to jeopardize the Santen Transaction to consider what it believed to be an uncertain potential transaction with Alcon. After discussion, the Board determined that the November 29, 2021 Proposal from Alcon did not then reflect a valuation at which the Board would be willing to transact or further engage with Alcon. The Board authorized representatives of Goldman Sachs to communicate to Alcon, after Aerie announced its entry into the Santen Transaction, that Aerie would not engage with Alcon at that time. Thereafter, the Board resolved to approve the Santen Transaction, including the proposed 2021 Collaboration Agreement.
Aerie entered into the 2021 Collaboration Agreement with Santen for the Santen Transaction on December 6, 2021, and publicly disclosed the Santen Transaction on December 7, 2021.
On December 16, 2021, the Board appointed Raj Kannan as Aerie’s Chief Executive Officer and on March 18, 2022, the Board appointed Peter Lang as Aerie’s Chief Financial Officer. The Board also appointed Gary Sternberg as Aerie’s Chief Medical Officer on February 24, 2022, with such appointment being effective March 1, 2022. The Board supported Aerie’s new management team having the opportunity to implement a new strategic direction for Aerie.
On December 21, 2021, Alcon sent Aerie a notice confirming the termination of both the discussions regarding a potential acquisition of Aerie by Alcon and the December 2020 confidentiality agreement.
Between February 2022 and early April 2022, Mr. Kannan and Mr. Endicott met once at a conference and had subsequent calls. During such discussions, Mr. Endicott reiterated Alcon’s interest in a potential transaction with Aerie despite Aerie having entered into the Santen Transaction. During that period, Mr. Kannan provided updates to the Board regarding these meetings. The Board expressed support for Mr. Kannan’s continued high-level engagement with Mr. Endicott.
During Spring 2022, Aerie’s new management team, with the support of the Board, revised Aerie’s strategic plan to focus on a refreshed brand strategy in order to sustainably grow Aerie’s commercial franchise, reallocate capital to the advancement of AR-15512, and further strengthen Aerie’s balance sheet by reducing operational expenses. These three focus areas incorporated management’s assessment of changes in the macroeconomic environment generally affecting the biopharmaceutical industry, including recent inflation, recession risk, market volatility, geopolitical risk, and shifts in the risk appetite of investors in the biopharmaceutical industry. In addition, the revised strategic plan took into account management’s views on key recent developments affecting Aerie’s ongoing commercialization and product developments efforts, including sales revenue data from Aerie’s first quarter of 2022, continued market pressure on product pricing, reduced forecasts from Santen in respect of sales revenue for Rhopressa® and Rocklatan® in the European market pursuant to the 2021 Collaboration Agreement, and management’s views regarding the potential for a successful collaboration arrangement in respect of AR-1105.
On April 1, 2022, following the discussions in early March at a conference, Mr. Kannan called Mr. Endicott to determine whether Alcon had a continued interest in the acquisition of certain of Aerie’s commercial assets and/or of the entire company and, if so, requested that Alcon submit a letter affirming its interest.
Following the call between Mr. Kannan and Mr. Endicott, on April 4, 2022, Mr. Endicott submitted a letter to Mr. Kannan expressing Alcon’s continued interest in a potential transaction with Aerie, which letter did not include any proposed specific terms or price for a potential transaction.

As part of Aerie management’s regular evaluation of potential strategic opportunities and the Board’s support of continued engagement, on April 8, 2022, Alcon Vision and Aerie entered into a new confidentiality agreement on substantially the same terms as the 2020 confidentiality agreement (the “2022 Confidentiality Agreement”).
Between April 9, 2022 and April 27, 2022, the Board met twice, during which the Board discussed Mr. Kannan’s recent discussions with Mr. Endicott and the Board’s support for further high-level engagement between Mr. Kannan and Mr. Endicott.
On April 27, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, Mr. Kannan presented the Board with an overview of Aerie management’s updated financial forecasts for Aerie, which included three forecast cases developed with varying assumptions for each category of the forecasts (such forecast cases referred to as “Case 1”, “Case 2” and “Case 3”, respectively, and collectively the “April 2022 Forecasts”). Mr. Kannan also provided the Board with an overview of assumptions underlying the April 2022 Forecasts and noted that the assumptions were updated to reflect current management’s views on the commercial landscape for Rhopressa® and Rocklatan® since the November 19, 2021 Board meeting discussing then-current Aerie management projections, with forecasts for Aerie’s glaucoma franchise in the U.S. and outside the U.S., as well as forecasts for AR-15512. Mr. Kannan noted for the Board that Case 3 represented Aerie management’s “high case” reflecting a favorable outlook (with a 6% peak market share for Rhopressa® and Rocklatan®); Case 1 represented management’s “mid case” reflecting an intermediate outlook (with 4.0% peak market share for Rhopressa® and Rocklatan®); and that Case 2 represented management’s “low case” reflecting a less favorable outlook (with a 3% peak market share for Rhopressa® and Rocklatan®), and that Aerie management believed Case 1 constituted management’s best estimate of Aerie’s future performance. The Board considered the underlying assumptions for the April 2022 Forecasts, including: (i) the additional 12 months of recent sales data and the increasing pressure from payers resulting in a lower net price per unit, (ii) the changing competitive landscape of additional generic alternatives and potential new entrants and emerging modalities in the glaucoma space, (iii) the results from the COMET-1 Phase 2b clinical trial of AR-15512, (iv) Aerie’s decision to suspend the advancement of AR-1105 internally to Phase 3 and search for a third party partner for such product candidate, (v) changes as a result of the Santen Transaction, and (vi) recent changes at the executive officer level. That Board noted that, subject to minor updates based on discussion at the meeting, it was supportive of Aerie management’s Case 1 forecasts. The Board directed that Aerie management work alongside Goldman Sachs in Goldman Sachs’ preparation of a preliminary financial analysis of Aerie based on the updated Case 1 as provided by Aerie management.
As part of its regular evaluation of potential strategic transactions available to Aerie, on May 23, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, Mr. Kannan provided an overview of the updated Case 1 forecasts (the “Final 2022 Case 1 Forecasts”) previously discussed at the Board’s April 27, 2022 meeting, noting for the Board that the Final 2022 Case 1 Forecasts did not include an assumption that Aerie’s outstanding convertible notes due in 2024 would be refinanced prior to maturity by means of a new equity (or partly through debt) financing transaction. Representatives of Goldman Sachs then reviewed its preliminary financial analysis for Aerie utilizing the Final 2022 Case 1 Forecasts as well as an overview of the macroeconomic environment and the biopharmaceutical market. Representatives of Goldman Sachs also reviewed certain potential strategic transaction options for Aerie in light of Aerie management’s updated forecasts, changes in the macroeconomic environment, and liquidity requirements that Aerie then faced, which options included (i) an out-license of certain Aerie intellectual property, (ii) a sale of certain Aerie assets, (iii) a simultaneous spin-off of Aerie’s research and development business and sale of Aerie’s commercial business, and (iv) a sale of Aerie. The Board discussed with Goldman Sachs and Aerie management a potential transaction involving the sale of Aerie to Alcon.
On May 31, 2022, Mr. Kannan and other members of Aerie management met with Mr. Endicott and other representatives of Alcon to discuss Aerie’s commercial franchise and clinical programs, including the PRINT technology platform and pre-clinical assets. During that meeting, Mr. Endicott discussed his view of the valuation of Aerie as being between current Wall Street analyst price targets of $10.00 and $14.00 per share of common stock. Mr. Kannan indicated that was not a view shared by the Board and Aerie management, that Mr. Endicott should instead consider the information presented to him at that meeting, and that Alcon should present a meaningful offer to Aerie if Alcon remained interested in a potential transaction. Mr. Kannan also noted that the analyst price target range referenced by Mr. Endicott reflected a select subgroup of Aerie’s full analyst coverage universe. Following the meeting, Mr. Kannan provided an update to the Board.

On June 9, 2022, the Board held a meeting attended by representatives of Aerie management, Goldman Sachs, and Fried Frank. During the meeting Aerie management provided the Board with an overview of the financing strategy for Aerie in respect of Aerie’s outstanding convertible notes due in 2024 and Aerie management’s discussions with potential sources for refinancing. The Board authorized Aerie management to continue pursuing potential sources for a refinancing of the convertible notes. The Board also discussed the recent meeting between Alcon and Aerie management.
On June 28, 2022, Mr. Endicott submitted a letter to Dr. McGraw detailing Alcon’s updated proposal to acquire all of the outstanding shares of Aerie’s common stock, in exchange for $13.50 in cash per share of common stock (the “June 28, 2022 Proposal”). In that proposal, Mr. Endicott indicated that Alcon was prepared to discuss a CVR tied to FDA approval of AR-15512. Alcon requested a response by July 5, 2022 and indicated that, if Aerie chose not to consummate a transaction on the terms set forth in the proposal, Alcon intended to make public its interest in acquiring Aerie due to Alcon’s views regarding the prolonged negotiating history between the parties.
Later that day, Mr. Endicott had a call with Mr. Kannan, in which Mr. Endicott reiterated the terms of the June 28, 2022 Proposal.
In the afternoon of June 28, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, the Board discussed the June 28, 2022 Proposal with Mr. Kannan and representatives of Goldman Sachs. The Board requested that Goldman Sachs prepare an updated preliminary financial analysis based on the Final 2022 Case 1 Forecasts in order to evaluate the June 28, 2022 Proposal. The Board then discussed what it believed were certain inaccuracies in Alcon’s letter, including suggestions that were critical of Aerie’s course of engagement with Alcon during 2021. The Board determined to reconvene later that week to further discuss the June 28, 2022 Proposal. The Board directed Mr. Kannan to provide Mr. Endicott with confirmation of receipt of the June 28, 2022 Proposal Letter and to assure Mr. Endicott of the Board’s consideration of the proposal, which Mr. Kannan did following the meeting. The Board further determined to respond to the June 28, 2022 Proposal with a written response following the next Board meeting.
Also in June, representatives of the financial advisor for a large international pharmaceutical company referred to in this Proxy as “Party C” contacted Mr. Kannan for the purposes of setting up potential initial meeting in July between Mr. Kannan and the Chief Executive Officer of Party C with the intent of having exploratory discussions around how the two companies could potentially work together on pipeline products and/or specific markets.
On July 1, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, the Board further discussed the June 28, 2022 Proposal with Mr. Kannan. Representatives of Goldman Sachs reviewed its preliminary financial analysis of Aerie. The Board, Aerie management, and Aerie’s advisors then discussed that Alcon may initiate an offer on the public markets on the terms in the June 28, 2022 Proposal and that Aerie’s stockholders might support such an offer. The Board determined that Aerie would send a response letter to Alcon proposing a potential transaction with a price of $15.00 in cash per share of common stock plus a $5.00 per share CVR triggered upon the achievement of statistical significance in the primary endpoint in the Phase 3 clinical trials for AR-15512. The Board determined to establish an informal transaction committee of directors to respond nimbly to any transaction developments comprised of Mr. Kannan, Dr. McGraw, and David W. Gryska. The Board discussed with representatives of Goldman Sachs and Fried Frank the merits and considerations, including the prior outreaches to potential counterparties regarding a strategic transaction, of conducting a targeted market check to determine whether at that time there may be other potential counterparties interested in potential strategic transaction with Aerie that might be competitive with the June 28, 2022 Proposal. Following discussion, the Board determined to approach a targeted group of potential counterparties (indicating that Aerie had received an unsolicited proposal that was under consideration, and requesting that the potential counterparties respond quickly to indicate whether they were interested in a potential strategic transaction). The Board directed representatives of Goldman Sachs and Aerie management to conduct such outreach.
Following the July 1, 2022 Board meeting, representatives of Goldman Sachs and Aerie management contacted six potential counterparties, including Party C.
On July 5, 2022, Mr. Kannan sent a letter on behalf of the Board (the “July 5, 2022 Aerie Response”) to Mr. Endicott in response to the June 28, 2022 Proposal. The July 5, 2022 Aerie Response proposed a price of $15.00 in cash per share of common stock, plus a $5.00 per share CVR triggered upon the achievement of statistical significance in the primary endpoint in the Phase 3 clinical trials for AR-15512. In addition, the July 5, 2022 Aerie Response noted that Aerie disagreed with certain characterizations set forth in Alcon’s June 28, 2022 Proposal regarding the parties’ negotiating history.
On July 7, 2022, representatives of Goldman Sachs and J.P. Morgan had a call in which they discussed the July 5, 2022 Aerie Response. Representatives of J.P. Morgan expressed that they believed Aerie’s stockholders would consider $13.50 in cash per share upfront consideration was a full and fair price, and further that Alcon believed any CVR needed to be triggered only upon FDA approval of AR-15512 for both signs and symptoms of dry eye disease. Representatives of J.P. Morgan further indicated that Alcon was prepared to go public with its offer if not accepted by Aerie.
On July 8, 2022, Mr. Endicott submitted a letter to Dr. McGraw detailing Alcon’s proposal (the “July 8, 2022 Proposal”) to acquire all of Aerie’s common stock, in exchange for $13.50 in cash per share of common stock, plus a $3.00 per share CVR triggered upon FDA approval of AR-15512 for both signs and symptoms of dry eye disease. In that proposal, Mr. Endicott noted Alcon’s view that a CVR would need to be triggered by FDA approval and that the criteria indicated in the July 5, 2022 Aerie Response was not acceptable to Alcon.
On July 11, 2022, Party C entered into a confidentiality agreement with Aerie that included a “standstill” provision. Such “standstill” provision provided that, following announcement by Aerie that Aerie had entered into a definitive agreement with respect to a merger with another party, Party C would not be prohibited from making confidential proposals to the Board for an alternative transaction with Party C.
On July 13, 2022, representatives of Goldman Sachs and J.P. Morgan had a call in which they discussed the cash price per share of common stock reflected in the July 8, 2022 Proposal from Alcon and the terms of the CVR. On that call, at the direction of the Board, representatives of Goldman Sachs and J.P. Morgan further discussed the price terms in the July 8, 2022 Proposal and the possibility of reaching an agreement on price terms somewhere between those in the July 8, 2022 Proposal and the July 5, 2022 Aerie Response. The representatives of J.P. Morgan noted that Alcon was still firm on any CVR for AR-15512 being triggered by more than just the achievement of statistical significance in the primary and the secondary endpoint in the Phase 3 clinical trials, and would only be triggered with an FDA approval granting the marketing ability to promote both signs and symptoms in the label.
On July 14, 2022, Aerie management, Mr. Gryska, and Dr. McGraw had a call with representatives of Goldman Sachs and Fried Frank to discuss the recent call between representatives of Goldman Sachs and J.P. Morgan. On that call, the directors expressed their view that they expected the Board would support efforts by Goldman Sachs to work with J.P. Morgan to negotiate the price terms within the range of the price terms in the July 8, 2022 Proposal and the July 5, 2022 Aerie Response. The directors then inquired about the market check process, to which the representatives of Goldman Sachs indicated that of the six potential counterparties contacted, only Party C had expressed interest.
In the evening on July 15, 2022, representatives of J.P. Morgan and representatives of Goldman Sachs held a call and discussed a revision to the July 8, 2022 Proposal that Alcon acquire all of Aerie’s common stock, in exchange for $14.25 in cash per share of common stock, plus a $3.00 per share CVR triggered upon FDA approval of AR-15512. J.P. Morgan reiterated Alcon’s position that the CVR needed to be based on FDA approval of both signs and symptoms in the label.
On July 16, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, representatives of Goldman Sachs reviewed the terms discussed between representatives of J.P. Morgan and representatives of Goldman Sachs on July 15, 2022 and the recent discussions with J.P. Morgan. Representatives of Goldman Sachs also noted for the Board their view that Alcon would not improve the terms discussed between representatives of J.P. Morgan and Goldman Sachs on July 15, 2022. The Board, Aerie management, and Aerie’s advisors also discussed that Alcon may initiate a public offer to Aerie’s stockholders. The Board discussed with representatives of Goldman Sachs the possibility of negotiating the price further, in particular with respect to the CVR. The Board discussed with Goldman Sachs and Mr. Kannan the status of the market check that was being conducted. Representatives of Goldman Sachs and Aerie management indicated that, of the six parties contacted, only Party C had expressed interest. Following such discussions, the Board determined that (i) it was in the best interest of Aerie shareholders for Aerie to engage with Alcon on the terms discussed by representatives of J.P. Morgan and representatives of Goldman Sachs on July 15, 2022, and (ii) that Aerie should continue engaging with Party C, with the aim of seeking a meaningful alternative proposal if possible.

On July 17, 2022, Mr. Kannan called Mr. Endicott to convey that the Board approved moving forward on the terms discussed by representatives of J.P. Morgan and representatives of Goldman Sachs on July 15, 2022, subject to negotiation of definitive documents. Following that call, Mr. Endicott submitted a letter to Mr. Kannan reflecting the proposal to acquire all of Aerie's common stock in exchange for $14.25 in cash per share of common stock, plus a $3.00 per share CVR based on FDA approval of both signs and symptoms in the label.
During the following weeks, Aerie made due diligence materials available to Alcon through a virtual data room and representatives of Alcon engaged in further due diligence calls and meetings with Aerie management, including site visits to Aerie’s facilities in Durham, North Carolina, and Athlone, Ireland.
On July 20, 2022, representatives of Alcon sent initial drafts of the Merger Agreement and a CVR agreement (the “CVR Agreement”) to Aerie’s General Counsel.
Following receipt of the Merger Agreement and CVR Agreement from Alcon, representatives of Aerie management discussed with Fried Frank the terms of these agreements and instructed Fried Frank to prepare revised drafts of the agreements. On July 30, 2022, Fried Frank sent revised drafts of the Merger Agreement and CVR Agreement to Alcon’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”).
On August 5, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, representatives of Goldman Sachs and Mr. Kannan provided the Board with an overview of the due diligence process with Alcon and the status of discussions with each of Alcon and Party C. Fried Frank provided the Board with an overview of selected open issues in the Merger Agreement with Alcon, including with respect to: (i) the requirements for obtaining antitrust clearance and the efforts to be used by each party to obtain such clearance, and that the Alcon draft had included a lower standard, which Aerie had revised to include a “hell or high water” standard for antitrust regulatory approvals (the “Antitrust Efforts Covenant”); (ii) the proposed termination fee included in the Alcon draft to be paid by Aerie in the event the agreement were terminated in order for Aerie to accept a Superior Offer (the “Termination Fee”), which Alcon had proposed to be 4.25% of enterprise value (which included debt) of Aerie, and which Aerie had proposed to be 2.00% of equity value of Aerie; and (iii) Alcon had included a fee of 1.00% of enterprise value (which included debt) of Aerie payable by Aerie to Alcon in the event that Aerie Stockholder Approval was not obtained (a “No-Vote Fee”), which Aerie had removed in its revised draft. Representatives of Fried Frank then provided the Board with an overview of selected open issues in the CVR Agreement, in particular with respect to the triggering criteria (the “CVR Trigger”) and the timeline for its achievement (the “CVR Timeline”). The Board discussed with representatives of Goldman Sachs and Fried Frank the open items, as well as the anticipated timing for signing and closing the potential transaction with Alcon.
On August 10, 2022, Skadden sent revised drafts of the Merger Agreement and CVR Agreement to Fried Frank. Also on August 10, 2022, representatives of Alcon and representatives of Aerie met to discuss due diligence findings and the material terms of the proposed transaction.
During the period between July 11, 2022 and August 22, 2022, Party C engaged in due diligence and discussed terms of a potential transaction with Aerie management. On August 12, 2022, Party C, submitted a non-binding written proposal (the “Party C Proposal”) to acquire all of Aerie’s common stock, in exchange for $13.00 in cash per share of common stock, plus a $2.00 CVR based on the development and commercialization of AR-15512 (with specific trigger criteria and other terms of payment in respect of such CVR to be determined at a later stage). Following receipt of the Party C Proposal, representatives of Aerie management conveyed to Party C that the price included in the proposal was not competitive and if Party C remained interested in a potential transaction it would need to increase its proposed price significantly.
On Monday morning, August 15, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank, and Aerie management. At that meeting, Mr. Kannan and Goldman Sachs provided an overview of the Party C Proposal. The Board discussed having Mr. Kannan communicate with Party C the need to increase the purchase price reflected in the Party C Proposal. Based on feedback from Aerie management and representatives of Goldman Sachs, the Board discussed the view that it was unlikely that Party C would timely complete its due diligence and that even if it were able to, it was unlikely to increase its price. The Board discussed the status of the Merger Agreement and the CVR Agreement with representatives of Fried Frank and Goldman Sachs, with Fried Frank indicating to the Board that there had been limited progress with respect to certain key deal terms, including the Antitrust Efforts Covenant, the Termination Fee, the No-Vote Fee, the CVR Trigger, and the CVR Timeline. The Board directed representatives of Goldman Sachs to communicate to J.P. Morgan the Board’s desire to constructively work towards signing definitive documents by Monday, August 22, 2022.

In the evening on August 15, 2022, representatives of Fried Frank had a call with representatives of Skadden to discuss the CVR Agreement. On that call, Skadden indicated that Alcon was not willing to deviate from the CVR Trigger as proposed in the initial draft of the CVR Agreement sent by Alcon on July 20, 2022, but that Alcon was willing to extend the CVR Timeline. Skadden also indicated that Alcon viewed the terms of the CVR Agreement as a threshold issue and would not engage on further items in the Merger Agreement or otherwise until the issues in the CVR Agreement were resolved.
On August 16, 2022 representatives of Fried Frank, Skadden, Aerie and Alcon held a call to discuss the CVR Trigger.
On August 16, 2022 and August 17, 2022, representatives of Fried Frank worked with representatives of Aerie management to prepare an issues list identifying the material open issues in Merger Agreement and the CVR Agreement as well as proposed resolutions to such open issues. On Wednesday evening, August 17, 2022, Fried Frank sent the issues list to Skadden. Aerie’s proposed resolutions included: (i) a “hell or high water” standard for the Antitrust Efforts Covenant, but including a cap of $60 million on divestures to be made by Alcon and a reverse termination fee of $125 million to be paid by Alcon to Aerie if the Merger Agreement were ultimately terminated based on an inability to close resulting from failing to obtain antitrust approvals, (ii) a Termination Fee of 2.25% of equity value of Aerie and, (iii) removal of the No-Vote Fee. Also on August 17, 2022, Mr. Kannan and Mr. Endicott had a call to discuss the status of the parties’ negotiations on Merger Agreement terms. During the call, Mr. Endicott indicated that Alcon would be open to considering eliminating the CVR component from its proposal and instead acquire all of Aerie’s common stock in exchange for a closing cash payment.
On Thursday, August 18, 2022, Skadden sent Fried Frank proposed revisions to the terms of the CVR Trigger, and reiterated that Alcon viewed the CVR Trigger as a threshold matter and would not engage on any other open items until the CVR Trigger was resolved. In response, at the direction of the Board, representatives of Fried Frank and Goldman Sachs separately communicated to Skadden and J.P. Morgan, respectively, that Aerie would not engage on just the CVR Trigger and would only engage on the open points taken altogether.
On Friday, August 19, 2022, representatives of J.P. Morgan, Goldman Sachs, Fried Frank, and Skadden participated in a call to discuss open deal issues. Representatives of J.P. Morgan indicated that Alcon proposed eliminating the CVR component from its proposal and instead proposed to acquire all of Aerie’s common stock, in exchange for $15.00 in cash per share of common stock. Immediately prior to the call, Skadden sent to Fried Frank an updated version of the issue list that Fried Frank had previously sent, which included responses on all open items including the following proposals: (i) rejecting the proposed “hell or high water” standard for the Antitrust Efforts Covenant, and proposing a reverse termination fee of $55 million to be paid by Alcon to Aerie if the Merger Agreement were ultimately terminated based on an inability to close resulting from failing to obtain antitrust approvals, (ii) a Termination Fee of $34 million, and (iii) a No-Vote Fee of $9 million for expense reimbursement (together with $15.00 in cash per share of common stock, the “August 19, 2022 Proposal”).
On the morning of Saturday, August 20, 2022, representatives of Fried Frank and Goldman Sachs had a call with Dr. McGraw and Messrs. Kannan and Gryska and other representatives of Aerie management to discuss the August 19, 2022 Proposal and the terms of the updated issues list sent by Skadden. On that call, Dr. McGraw and Messrs. Kannan and Gryska expressed their support and expectation that the Board would be supportive, subject to final Board approval, to move forward with a transaction generally consistent with the terms in the August 19, 2022 Proposal and to continue to negotiate the items in the issues list, with the goal of signing definitive transaction documents by the upcoming Monday, August 22, 2022.
Later on the morning of Saturday, August 20, 2022, representatives of J.P. Morgan, Goldman Sachs, Fried Frank, and Skadden participated in a call to discuss open issues with respect to the proposed transaction. Representatives of Goldman Sachs relayed the Aerie Board’s position that it was willing to proceed on the terms of the August 19, 2022 Proposal with a price of $15.25 in cash per share of common stock, without a CVR. Representatives of Goldman Sachs and Fried Frank also communicated that Aerie had agreed to (i) forego the proposed “hell or high water” standard for the Antitrust Efforts Covenant, (ii) proposed a reverse termination fee of $75 million, (iii) a $27 million Termination Fee and (iv) rejected any No-Vote Fee.
From Saturday, August 20, 2022 through Monday, August 22, 2022, representatives of Fried Frank, Aerie management, Skadden, and Alcon continued to negotiate and revise the provisions of the Merger Agreement and other transaction documents, and prepared and delivered revised drafts of the Merger Agreement and other transaction documents, ultimately agreeing to (i) a price of $15.25 in cash per share of common stock, without a CVR, (ii) a reverse termination fee of $65 million, (iii) a Termination Fee of $27 million, and (iv) no No-Vote Fee.

On Monday, August 22, 2022, the Board held a meeting attended by representatives of Goldman Sachs, Fried Frank and Aerie management. At that meeting, representatives of Fried Frank provided the Board with an overview of the directors’ fiduciary duties and responsibilities. Representatives of Goldman Sachs presented to the Board its financial analyses of the Merger Consideration and rendered to the Board its oral opinion, which Goldman Sachs subsequently confirmed by the delivery of a written opinion dated August 22, 2022, that, as of August 22, 2022 and based upon and subject to the factors and assumptions set forth therein, the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. For more information about the financial analysis and opinion of Goldman Sachs, see below under the caption “The Merger-Opinion of Goldman Sachs & Co. LLC.” Representatives of Fried Frank reviewed with the Board of Directors material terms of the proposed ﬁnal Merger Agreement. For more information concerning the terms of the Merger Agreement, see the section titled “Proposal 1: Adoption of the Merger Agreement.” Representatives of Fried Frank answered questions from members of the Board regarding the terms of the Merger Agreement and the potential risks associated with the completion of the Merger based on the terms of the Merger Agreement. Following that discussion, the Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated thereby were advisable and in the best interests of Aerie and its stockholders, and authorized and directed Aerie management to execute the final Merger Agreement and related definitive documents with Alcon.
Later that day, Aerie and Alcon executed the Merger Agreement and issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board
The Board has unanimously: (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aerie and its stockholders; (ii) approved and declared it advisable for Aerie to enter into the Merger Agreement; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at the Special Meeting; and (iv) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein.
The Board unanimously recommends that you vote: (i) “FOR” the adoption the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the approval of the Adjournment Proposal.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board consulted with Aerie management, Fried Frank, counsel to Aerie, and Aerie’s financial advisor, Goldman Sachs. The Board considered the following reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) determination that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Aerie and its stockholders; (ii) approval of and declaration that it is advisable for Aerie to enter into the Merger Agreement; (iii) direction that the adoption of the Merger Agreement be submitted to a vote of Aerie’s stockholders at the Special Meeting; and (iv) resolution to recommend that Aerie’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein:
•
Compelling Premium: the fact that the Merger Consideration of $15.25 in cash per share represented a compelling premium to historical market prices for the shares of Aerie common stock, including that the Merger Consideration constituted a premium of:

○	approximately 38.8% to the closing price of the common stock of $10.99 per share on August 19, 2022, the last full trading day prior to the announcement of the Merger;
○	approximately 59.4% to the volume weighted average price (“VWAP”) of the common stock during the 30-day trading period prior to the announcement of the Merger;
○	approximately 74.3% to the VWAP of the common stock during the 60-day trading period prior to the announcement of the Merger; and
○	approximately 96.0% to the VWAP of the common stock during the 90-day trading period prior to the announcement of the Merger;

•	Relative Certainty of Value:
○	the fact that the all-cash consideration of $15.25 per share of common stock to be paid to Aerie’s stockholders would provide immediate liquidity to Aerie’s stockholders;
○
the possibility that the trading price for shares of Aerie common stock, absent the consummation of the Merger, would not reach and sustain at least the level implied by the Merger Agreement in the near term, or at all;

○
the fact that an all-cash transaction such as the Merger would offer certainty of value to Aerie stockholders as compared to prior proposals from Alcon that allocated a meaningful portion of proposed consideration to contingent value rights, the value of which would be subject to certain events or results following the Merger, which events or results may not occur or be achieved (for more information, please see the section of this proxy statement captioned “The Merger-Background of the Merger”); and

○
in the judgment of the Board, the all-cash consideration of $15.25 per share of common stock, taking into account the business, operations, prospects, strategic and short and long term operating plans, assets, liabilities and financial condition of Aerie, and the relative certainty of the all-cash consideration, is more favorable to Aerie’s stockholders than the risk-adjusted value expected from the alternative of Aerie continuing to operate independently and pursuing its current business and financial plans on a standalone basis, taking into account near-term and longer term uncertainties associated with continued independence;

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Solicitation of Alternative Proposals: the strategic transaction process conducted by Aerie, including the fact that, during the period between December 2020 and the execution of the Merger Agreement, numerous potential strategic acquirors were contacted or solicited in an effort to obtain the best proposals in respect of strategic transaction alternatives reasonably available to Aerie and Aerie’s stockholders, and that, while five (5) parties, including Alcon, expressed interest in a potential strategic transaction with Aerie via the submission of proposals during such period, only two (2) parties, including Alcon, submitted proposals for an acquisition of Aerie and only Alcon was willing to engage with Aerie regarding a potential all-cash acquisition of Aerie (for more information, please see the section of this proxy statement captioned “The Merger-Background of the Merger”);

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Active Negotiating Process: the belief that (i) as a result of an active negotiating process over the course of several weeks that resulted in an increase to the Merger Consideration from Alcon’s June 28, 2022 Proposal (for more information, please see the section of this proxy statement captioned “The Merger-Background of the Merger”), Aerie had obtained Alcon’s best offer, (ii) there was substantial risk of losing Alcon’s final offer of $15.25 per share if Aerie continued to pursue a higher price and (iii) based on the conversations and negotiations with Alcon and the strategic process described below, as of the date of the Merger Agreement, the offer of $15.25 per share represented the highest price reasonably obtainable by Aerie under the circumstances;

•	High Degree of Certainty of Closing: the high degree of certainty that the closing would be achieved in a timely manner, under the terms of the Merger Agreement;
○	the financial strength of Alcon and its ability to fund the Merger Consideration with cash on hand;
○	the absence of any financing condition in the Merger Agreement;
○	the business reputation and capabilities of Alcon, including Alcon’s track record of successfully completing acquisition transactions;
○
the conditions to the consummation of the Merger being specific and limited, including the requirement that the Merger Agreement be adopted by Aerie stockholders and the fact that the definition of “Material Adverse Effect” excludes, among other things, COVID-19 (and any other pandemic) and Aerie’s financial performance, providing a high degree of likelihood that the Merger will be consummated. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Conditions to the Closing of the Merger”;

○	the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Alcon’s stockholders;

○
Aerie’s ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Alcon’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement; and

○
the commitment made by Alcon to Aerie to use reasonable best efforts to obtain regulatory clearances, including under the HSR Act. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Efforts to Close the Merger”;

•
Opinion of Goldman Sachs: the oral opinion of Goldman Sachs rendered to the Board, subsequently confirmed by delivery of the written opinion of Goldman Sachs, dated August 22, 2022, that, as of such date and based upon and subject to the limitations, qualifications, and assumptions set forth therein, the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The opinion is more fully described below in the section of this proxy statement captioned “The Merger-Opinion of Goldman Sachs & Co. LLC” and the full text of Goldman Sachs’ opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	Additional Transaction Terms: the additional terms of the Merger Agreement, including:
○
Aerie’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals that are made on or renewed on or after August 22, 2022 and prior to the time the Merger is adopted by Aerie’s stockholders (for more information, please see of the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change”);

○
the Board’s ability to change its recommendation that Aerie’s stockholders approve the adoption of the Merger Agreement prior to obtaining the Aerie Stockholder Approval and Aerie’s ability to terminate the Merger Agreement in order to accept a Superior Offer prior to obtaining the Aerie Stockholder Approval, subject to certain conditions set forth in the Merger Agreement including paying the $27 million Aerie Termination Fee to Alcon in such circumstance and certain rights of Alcon to match the Superior Offer;

○
the fact that the Board believed that the Aerie Termination Fee is reasonable, is consistent with the amount of such fees payable in comparable transactions on a relative basis, and is not preclusive of, or a substantial impediment to, a third party making an Aerie Acquisition Proposal (for more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change”);

○
the fact that, in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure of antitrust clearances to be obtained, Alcon will be required to pay the $65 million Reverse Termination Fee to Aerie;

○	Aerie’s right to specific performance to prevent breaches of the Merger Agreement; and
○
the End Date of May 22, 2023, with an automatic extension of three (3) months under certain circumstances described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Termination of the Merger Agreement,” allowing for time that the Board believed to be sufficient to complete the Merger;

•
Opportunity of Aerie Stockholders to Vote: the fact that the Merger would be subject to the approval of Aerie’s stockholders, and that Aerie’s stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

The Board assessed Aerie’s prospects for substantially increasing stockholder value as a standalone company in excess of the Merger Consideration, in light of the risks and uncertainties in Aerie’s business, including the following (which are not listed in any relative order of importance):
•	the risk that Aerie may never be able to achieve or maintain profitability and its ability to use its net operating loss carryforwards may be limited;

•
that risks associated with the successful commercialization of Aerie’s glaucoma franchise products, Rhopressa® and Rocklatan®, or significant delays in achieving any such success, may materially harm Aerie’s financial prospects;

•
the uncertainty associated with market demand, pricing, governmental regulation, and other factors beyond the control of Aerie with respect to Rhopressa®, Rocklatan®, and the product candidates in Aerie’s pipeline;

•
the possibility that Aerie may fail to obtain and sustain market acceptance for its products and product candidates or an adequate level of coverage and reimbursement for its products and product candidates;

•	the potential for future pharmaceutical industry competition with respect to Rhopressa® and Rocklatan®, including generic versions of both products;
•
the prospect that, as a standalone company, Aerie may need to obtain further funding through debt or equity offerings or other sources or additional collaborations or strategic partnerships, and any such fundraising could have a highly dilutive effect on Aerie’s existing stockholders, which could limit Aerie’s ability to repurchase, repay or otherwise refinance its convertible notes, and may not be available to Aerie on acceptable terms or at all;

•
the uncertainty associated with Aerie’s existing and potential future collaboration arrangements and efforts which, if unsuccessful, could materially adversely affect Aerie’s ability to develop and commercialize its products, product candidates, and future product candidates, or to pursue other therapeutic opportunities;

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Aerie’s ability to successfully protect its proprietary technology and intellectual property in the marketplace, including risks related to patent infringement lawsuits Aerie initiated in response to Abbreviated New Drug Applications (“ANDAs”) submitted to the U.S. Food and Drug Administration seeking approval to manufacture and sell generic versions of Rhopressa® and Rocklatan®;

•
the risk that Aerie may infringe the intellectual property rights of others, which may prevent or delay product development and disrupt the commercialization of or increase the costs of commercializing its products and product candidates;

•	the potential that healthcare law and policy changes may negatively impact Aerie’s business, including by increasing the difficulty and cost of commercializing Aerie’s products and product candidates;
•
the uncertainty of the outcomes of ongoing and anticipated preclinical studies and clinical trials for Aerie’s product candidates and any future product candidates, and the potential that Aerie may be unable to obtain regulatory approval of such product candidates, including the potential identification of undesirable or adverse effects or other safety-related concerns associated with the use of such product candidates;

•
the fact that Aerie’s lead product candidate, AR-15512, has not yet been approved for marketing by the U.S. Food and Drug Administration or by any similar non-U.S. regulatory body, and the risks inherent in the research, development, regulatory review, and potential future commercialization of such product candidate;

•
the possible failure of Aerie to identify additional therapeutic opportunities for Rhopressa®, Rocklatan®, AR-15512, or any other current or future product candidates, or to expand Aerie’s portfolio of product candidates;

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the reliance on third parties or partners to conduct clinical trials for Aerie’s product candidates and to distribute its products and the risks and costs of hiring additional personnel and/or distributors as Aerie’s pre-commercial and clinical activities increase;

•	the difficulty of retaining key personnel and attracting and hiring qualified scientific, technical and managerial personnel;
•
the significant risks and challenges associated with commercializing AR-15512 and Aerie’s other product candidates, including successful product development and pre-commercial operations, the costs associated with successfully scaling commercial operations globally, and the risk that Aerie is unable to generate adequate product revenue or achieve profitability with respect to AR-15512 and such other product candidates;

•	the outcome, timing and costs of bringing AR-15512 and Aerie’s other product candidates to market and risks if Aerie is unable to maximize its potential across a range of ophthalmic indications;

•
the risks inherent in obtaining regulatory approvals from regulatory authorities and adequate reimbursement from regulatory authorities and other third party payors to be able to sell AR-15512 and Aerie’s other product candidates;

•
risks and potential delays relating to the manufacturing and supply of Aerie’s products, product candidates and future product candidates for Aerie’s ongoing commercial efforts and clinical trials, as well as the risk of reliance on suppliers, including due to the failure to comply with manufacturing regulations or delays in the global supply chain;

•
risks and uncertainties associated with the COVID-19 pandemic and its variants, and the potential impact of such risks and uncertainties on a standalone strategy and the trading price of Aerie’s common stock, including the uncertainty related to the duration and spread of the COVID-19 pandemic and the potential consequences of the pandemic on the financial markets and Aerie’s current and future business and operations; and

•
current macroeconomic conditions, including the significant rise in inflation, rising interest rates, fluctuations in foreign currency exchange rates and disruptions of global supply chains, and the current and potential impact of such factors in the near term and long term on the pharmaceutical industry and the future commercialization efforts required for Aerie’s existing products and product candidates.

The Board also considered a number of additional considerations, uncertainties and risks concerning the Merger, including the following (which are not listed in any relative order of importance):
•
the fact that Aerie would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Aerie;

•
the risks and costs to Aerie if the Merger does not close or is not completed in a timely manner, including the diversion of management and employee attention, the potential effect on its ongoing commercialization efforts, clinical trials, and preparation for potential regulatory approvals and commercialization, and foregoing the opportunity to refinance the outstanding convertible notes of Aerie prior to such convertible notes becoming due and payable;

•
the fact that the announcement or pendency of the Merger may impede Aerie’s ability to retain and hire key personnel and its ability to maintain relationships with its customers, distributors, suppliers and other business partners or negatively impact its operating results and business generally;

•
the fact that matters relating to the Merger, including integration planning, may require substantial commitments of time and resources by Aerie’s management and employees and may otherwise divert the attention of management and employees, which may affect Aerie’s business operations;

•
the requirement that Aerie pay Alcon the Aerie Termination Fee under certain circumstances following termination of the Merger Agreement, including if the Board terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Offer (for more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Recommendation of the Board; Aerie Adverse Recommendation Change”);

•
the restrictions on the conduct of Aerie’s business prior to the consummation of the Merger, including the requirement that Aerie conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may delay or prevent Aerie from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Aerie might have pursued, including potentially refinancing the outstanding convertible notes of Aerie prior to such convertible notes becoming due and payable;

•	the fact that an all-cash transaction would generally be taxable to Aerie’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•
the fact that the terms of the Merger Agreement prohibit Aerie and its representatives from soliciting third party acquisition proposals until the earlier of the Effective Time or the termination of the Merger Agreement;

•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Aerie management required to complete the Merger, which may disrupt Aerie’s business operations and have a negative effect on Aerie’s financial results;

•	the fact that the completion of the Merger will require certain antitrust clearance and consents, which clearances and consents could subject the Merger to unforeseen delays and risks;
•	the risk of litigation in connection with the Merger;
•
the fact that Aerie’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Aerie’s stockholders (for more information, please see the section of this proxy statement captioned “-Interests of Aerie’s Directors and Executive Officers in the Merger”); and

•	the possible loss of key management or other personnel of Aerie during the pendency of the Merger.
The foregoing discussion of the information and factors considered by the Board is not, and is not intended to be, exhaustive. In view of the wide variety of matters considered by the Board in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to any specific reason, fact or other matter considered in reaching its determination and recommendation. Rather, in considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with Aerie’s senior management and legal and financial advisors.
The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”
Financial Projections
Certain Aerie Financial Forecasts
Other than periodic guidance concerning Aerie’s projected net product revenues in respect of Aerie’s glaucoma franchise and net cash used, Aerie does not as a matter of course publicly disclose financial forecasts or projections as to future revenues or other financial results of its operations due to, among other reasons, the uncertainty, unpredictability, and subjectivity of the underlying assumptions and estimates. However, as described further in “-Background of the Merger” beginning on page 23 of this proxy statement, Aerie management has historically prepared and periodically updated financial forecasts for use in discussions and reviews with the Board of Aerie’s strategic plan and the Board’s evaluation of strategic alternatives.
Aerie management prepared and reviewed with the Board forecasts for the fiscal years 2020 through 2035 (referred to in this proxy statement as the “December 2020 Forecasts”) at the Board’s December 2, 2020 meeting. The December 2020 Forecasts were prepared by Aerie management based on Aerie management’s view of the prospects for Aerie’s glaucoma franchise products (Rhopressa® and Rocklatan®) in the United States, royalty and milestone payments for Aerie’s glaucoma franchise products pursuant to the 2020 Collaboration Agreement, and the prospects for Aerie’s lead product candidates at that time, AR-15512 (in the United States) and AR-1105 (in the United States and Europe). These prospective forecasts were based on certain internal assumptions, including assumptions regarding market growth, market share, pricing, competition, strategic collaboration revenues, the probability of technical success and regulatory approvals, and other relevant factors relating to the commercialization of Aerie’s glaucoma franchise products and product candidates as described further in “-Background of the Merger” beginning on page 23 of this proxy statement. With respect to Aerie’s glaucoma franchise products, Aerie management modeled four scenarios based on a range of Aerie’s projected peak U.S. market share and projected average net pricing for such products. These four scenarios are referred to individually in this proxy statement as the “2020 Case 1 Forecasts”, the “2020 Case 2 Forecasts”, the “2020 Case 3 Forecasts”, and the “2020 Case 4 Forecasts”, as described further in “-Background of the Merger” beginning on page 23 of this proxy statement.
Aerie management updated the December 2020 Forecasts in April 2021 (as so updated, the “April 2021 Forecasts”) to account for management’s assumptions regarding a potential collaboration transaction with a third party involving a licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets and to include management estimates relating to projected revenue for Aerie’s product candidate, AR-14034, with such April 2021

Forecasts being presented to the Board at the Board’s April 16, 2021 meeting. The 2020 Case 4 Forecasts included in the April 2021 Forecasts were further revised by Aerie management in July 2021 to reflect updated assumptions relating to Aerie’s potential 2021 collaboration transaction with a third party involving a licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets (referred to in this proxy statement as the “Final 2021 Case 4 Forecasts”; the Final 2021 Case 4 Forecasts, together with the April 2021 Forecasts, collectively, the “2021 Forecasts”; the 2021 Forecasts, together with the December 2020 Forecasts, are collectively referred to herein as the “Preliminary Forecasts”). Also in July 2021, Aerie management advised the Board that the Final 2021 Case 4 Forecasts constituted management’s best estimate of Aerie’s future performance and therefore were management’s proposed base case at that time. On the basis of the Board’s substantial disagreement with certain assumptions underlying the Final 2021 Case 4 Forecasts, the Board did not approve the Final 2021 Case 4 Forecasts and evaluated Alcon’s proposals in light of Aerie management’s other forecast scenarios. For more information, see “-Background of the Merger” beginning on page 23 of this proxy statement.
A summary of the April 2021 Forecasts and the Final 2021 Case 4 Forecasts are presented below, with all figures rounded to the nearest million. While the inclusion of such Forecasts in this proxy statement are intended to give Aerie stockholders access to the information that was made available to the Board and its applicable financial advisor to the extent described above, such Forecasts are not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose.
April 2021 Forecasts
2020 Case 1 Forecasts. The 2021 Forecasts include long-term, probability-adjusted forecasts through fiscal year 2035 for Aerie’s glaucoma franchise and Aerie’s AR-15512, AR-1105, and AR-14034 product candidates. For purposes of the 2020 Case 1 Forecasts, Aerie management assumed that the commercialization of Aerie’s glaucoma franchise would result in Aerie’s glaucoma franchise achieving a peak U.S. market share of 15%. The 2020 Case 1 Forecasts are summarized below:
(dollars in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue(1)	$180	$192	$333	$421	$533	$712	$898	$1,112	$1,372	$1,582	$1,719	$1,837	$1,916	$1,969	$994
EBIT(2)	($78)	($87)	$88	$181	$239	$382	$533	$717	$929	$1,092	$1,199	$1,307	$1,373	$1,427	$738
Unlevered Free Cash Flow(3)	($70)	($61)	$21	$131	$67	$356	$485	$451	$652	$797	$899	$981	$1,046	$1,088	$1,386
(1)
For purposes of the April 2021 Forecasts, “Total Net Revenue” includes (i) with respect to Aerie’s 2021 fiscal year, an upfront payment of $50.0 million in respect of a potential collaboration transaction for the licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets, and (ii) with respect to the remaining fiscal years, forecasted ex-U.S. milestone and royalty payments resulting from such collaboration transaction.

(2)	For purposes of the 2021 Forecasts, “EBIT” is defined as Aerie’s earnings before interest expenses and taxes.
(3)
For purposes of the 2021 Forecasts, “Unlevered Free Cash Flow” is defined as Aerie’s EBIT less taxes, before depreciation and amortization expenses, less capital expenditures, and less changes in net working capital.

2020 Case 2 Forecasts. The 2020 Case 2 Forecasts are based upon the same assumptions as those reflected in the 2020 Case 1 Forecasts except that, for purposes of the 2020 Case 2 Forecasts, Aerie management assumed that the commercialization of Aerie’s glaucoma franchise would result in Aerie’s glaucoma franchise achieving a peak U.S. market share of 11%. The 2020 Case 2 Forecasts are summarized below:
(dollars in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue	$164	$164	$286	$346	$449	$597	$747	$899	$1,076	$1,255	$1,365	$1,467	$1,544	$1,582	$802
EBIT	($94)	($111)	$46	$115	$167	$282	$402	$531	$671	$813	$898	$992	$1,055	$1,095	$581
Unlevered Free Cash Flow	($77)	($71)	($11)	$79	$136	$101	$389	$452	$483	$582	$666	$736	$797	$830	$1,060

2020 Case 3 Forecasts. The 2020 Case 3 Forecasts are based upon the same assumptions as those reflected in the 2020 Case 1 Forecasts except that, for purposes of the 2020 Case 3 Forecasts, Aerie management assumed that the commercialization of Aerie’s glaucoma franchise would result in Aerie’s glaucoma franchise achieving a peak U.S. market share of 7%. The 2020 Case 3 Forecasts are summarized below:
(dollars in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue	$150	$145	$245	$264	$328	$451	$562	$678	$809	$932	$1,015	$1,086	$1,138	$1,160	$584
EBIT	($108)	($129)	$10	$43	$63	$156	$240	$337	$438	$535	$600	$667	$712	$736	$403
Unlevered Free Cash Flow	($84)	($78)	($46)	$25	$46	$119	$75	$341	$453	$380	$435	$481	$525	$545	$730
2020 Case 4 Forecasts. The 2020 Case 4 Forecasts are based upon the same assumptions as those reflected in the 2020 Case 1 Forecasts except that, for purposes of the 2020 Case 4 Forecasts, Aerie management assumed that: (i) the commercialization of Aerie’s glaucoma franchise would result in Aerie’s glaucoma franchise achieving a peak U.S. market share of 7%; (ii) Aerie’s planned further commercialization efforts with respect to its glaucoma franchise would be delayed by approximately one fiscal quarter due, in part, to the impact of the COVID-19 pandemic; and (iii) prospective legislative action in respect of prescription drug pricing occurring in 2023 or later years would result in a reduction of approximately 30% to the applicable average net price for Rhopressa® and Rocklatan®. None of the 2020 Case 1 Forecasts, the 2020 Case 2 Forecasts or the 2020 Case 3 Forecasts reflected the assumptions referred to in clauses (ii) and (iii) of the immediately preceding sentence. The 2020 Case 4 Forecasts are summarized below:
(dollars in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue	$147	$136	$183	$188	$237	$343	$443	$551	$672	$784	$872	$936	$986	$1,005	$537
EBIT	($111)	($136)	($51)	($32)	($27)	$50	$123	$211	$302	$387	$455	$517	$561	$580	$356
Unlevered Free Cash Flow	($87)	($89)	($58)	($38)	($41)	$17	($17)	$224	$319	$313	$408	$413	$413	$433	$616
Final 2021 Case 4 Forecasts
Final 2021 Case 4 Forecasts. The Final 2021 Case 4 Forecasts are based upon the same assumptions as those reflected in the 2020 Case 4 Forecasts except that, for purposes of the Final 2021 Case 4 Forecasts, Aerie management included updated assumptions relating to Aerie’s potential 2021 collaboration transaction with a third party involving a licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets. The Final 2021 Case 4 Forecasts are summarized below:
(dollars in millions)
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Total Net Revenue(1)	$187	$137	$180	$175	$232	$339	$440	$548	$669	$780	$868	$931	$983	$1,002	$534
EBIT	($70)	($135)	($54)	($45)	($31)	$46	$120	$207	$299	$384	$451	$513	$557	$577	$347
Unlevered Free Cash Flow	($36)	($87)	($63)	($53)	($47)	$14	($25)	$216	$309	$296	$389	$444	$449	$428	$612
(1)
For purposes of the Final 2021 Case 4 Forecasts, “Total Net Revenue” includes (i) with respect to Aerie’s 2021 fiscal year, an upfront payment of $90.0 million in respect of a potential collaboration transaction for the licensing of rights to Aerie’s glaucoma franchise in certain non-U.S. markets, and (ii) with respect to the remaining fiscal years, forecasted ex-U.S. milestone and royalty payments resulting from such collaboration transaction.

Following the Board’s execution of its CEO succession planning strategy in September 2021, Aerie engaged Goldman Sachs as its financial advisor and appointed Mr. Raj Kannan as Aerie’s Chief Executive Officer and Mr. Peter Lang as Aerie’s Chief Financial Officer. Aerie management subsequently prepared and reviewed with the Board forecasts for the fiscal years 2022 through 2040 at the Board’s April 27, 2022 meeting (the “April 2022 Forecasts”). The April 2022 Forecasts prepared by Aerie management were based on Aerie management’s view of the prospects for Aerie’s glaucoma franchise and AR-15512. These prospective forecasts were based on certain internal assumptions, including assumptions regarding market growth, market share, pricing, competition, strategic collaboration revenues, operating expenses, the probability of technical success and regulatory approval, and other relevant factors relating to the commercialization of Aerie’s glaucoma franchise and AR-15512. Aerie management modeled three scenarios based on a range of Aerie’s projected peak market share for Aerie’s glaucoma franchise and AR-15512. These three scenarios are referred to individually in this proxy statement as the “2022 Case 1 Forecasts”, the “2022 Case 2 Forecasts”, and the “2022 Case 3 Forecasts”. Aerie management advised the Board that the 2022 Case 1 Forecasts constituted management’s best estimate of Aerie’s future performance and therefore were management’s base case at that time. On May 23, 2022, the Board reviewed Aerie management updates to the 2022 Case 1 Forecasts (referred to in this proxy statement as the “Final 2022 Case 1 Forecasts” and, together with the Preliminary Forecasts and the April 2022 Forecasts, collectively, the “Forecasts”), which such updates reflected, among other things, Aerie management’s latest assumptions with respect to projected revenue for Aerie’s glaucoma franchise, peak market share for AR-15512, and applicable non-U.S. tax rates. Based on discussions between Aerie management and the Board, Aerie management directed Goldman Sachs to use and rely upon the Final 2022 Case 1 Forecasts for purposes of its opinion and related financial analyses and the use of the Final 2022 Case 1 Forecasts by Goldman Sachs was approved by the Board. For more information, see “-Background of the Merger”, “-Reasons for the Merger” and “-Opinion of Goldman Sachs & Co. LLC” beginning on pages 23, 39 and 49, respectively, of this proxy statement.
A summary of the Final 2022 Case 1 Forecasts are presented below, with all figures rounded to the nearest million. While the inclusion of such Forecasts in this proxy statement are intended to give Aerie stockholders access to the information that was made available to the Board and its applicable financial advisor to the extent described above, such Forecasts are not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose.
Final 2022 Case 1 Forecasts
Final 2022 Case 1 Forecasts. The Final 2022 Case 1 Forecasts include long-term, risk-adjusted forecasts through fiscal year 2040 for Aerie’s glaucoma franchise and AR-15512. The Final 2022 Case 1 Forecasts were based on numerous variables and assumptions, including: (i) that the commercialization of Aerie’s glaucoma franchise would result in Aerie’s glaucoma franchise achieving a peak U.S. market share of 4% in 2026, and (ii) assumptions regarding certain future royalty and milestone payments based on Aerie’s ex-U.S. collaboration arrangements.
(dollars in millions)
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E
Total Net Revenue	$141	$170	$227	$294	$370	$439	$500	$545	$589	$639	$427	$429	$266	$181	$158	$138	$100	$85	$72
Income (Loss) from Operations	($109)	($57)	$11	$62	$128	$188	$250	$301	$379	$448	$310	$311	$166	$97	$79	$62	$37	$24	$12
Unlevered Free Cash Flow(1)	($91)	($54)	$15	$66	$132	$186	$240	$283	$305	$338	$242	$236	$105	$63	$57	$45	$24	$14	$6
(1)
For purposes of the Final 2022 Case 1 Forecasts, “Unlevered Free Cash Flow” is defined as Aerie’s income (loss from operations) less taxes, before depreciation and amortization expenses, less capital expenditures, and less changes in net working capital.

As described above, the Forecasts were based upon certain financial, operating, and commercial assumptions developed solely using the information available to Aerie management at the time the applicable Forecasts were created. The foregoing is a summary of certain key assumptions and estimates relating to the Forecasts and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the Forecasts. The Forecasts were provided to the Board and, for informational purposes, Aerie’s applicable financial advisor at the time the applicable Forecasts were created. Aerie did not, at any time, provide any of the Forecasts to Alcon or its financial advisor in connection with Alcon’s due diligence process or the negotiation of the Merger Agreement.
The Forecasts included in this document have been prepared by, and are the responsibility of, Aerie management. The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither PricewaterhouseCoopers LLP (“PWC”),

Aerie’s independent registered public accounting firm, nor any other independent registered accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Forecasts and, accordingly, neither PWC nor any other independent registered accounting firm has or does express an opinion or any other form of assurance with respect thereto. The PWC report incorporated by reference herein relates to Aerie’s previously issued historical financial statements; it does not extend to the Forecasts and should not be read to do so.
EBIT and unlevered free cash flow contained in the Forecasts set forth above are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures are not intended to be considered in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The Forecasts reflect estimates and assumptions made by Aerie management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Aerie’s control. In particular, the Forecasts, while presented with numerical specificity, were based on numerous variables, assumptions, and estimates that are inherently uncertain and subject to a wide variety of business, economic, competitive, and regulatory risks that could cause actual results to differ materially from those contained in the Forecasts, such that the Forecasts are subjective in many respects and thus subject to interpretation.. Because the Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each and every circumstance that could have an effect on Aerie’s business and its results of operations. The Forecasts were developed solely using the information available to Aerie management at the time they were created and reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results or that may result in the Forecasts not being achieved include, but are not limited to, risks and uncertainties relating to events, competitive dynamics, industry change, and other factors beyond Aerie’s control and depend on regulatory approvals and macroeconomic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Many of these risks are described in greater detail in Aerie’s annual report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q.
The Forecasts are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Forecasts should not be regarded as an indication that Aerie or anyone who received the Forecasts then considered, or now considers, the Forecasts to be necessarily predictive of actual future events, and this information should not be relied upon as such. Aerie management views the Forecasts as being subject to inherent risks and uncertainties associated with such long-range projections.
None of Aerie, Alcon or any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the Forecasts or the ultimate performance of Aerie relative to the Forecasts. The inclusion of the Forecasts in this proxy statement does not constitute an admission or representation of Aerie that the Forecasts or the information contained therein is material. Except as required by applicable law, neither Aerie nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Forecasts if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Forecasts, which were prepared as of an earlier date.
The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Aerie in its public filings with the SEC. The Forecasts were developed by Aerie management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, and therefore the Forecasts do not give effect to the proposed Merger or any changes to Aerie’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the proposed Merger. Furthermore, the Forecasts do not take into account the effect of any failure of the proposed Merger to be completed and should not be viewed as accurate or continuing in that context.

Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Board that, as of August 22, 2022 and based upon and subject to the factors and assumptions set forth therein, the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated August 22, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Aerie’s common stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Aerie for the five years ended December 31, 2021;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Aerie;
•	certain other communications from Aerie to its stockholders;
•	certain publicly available research analyst reports for Aerie; and
•
certain internal financial analyses and forecasts for Aerie, including assumed probabilities associated with certain future events contemplated by such forecasts and certain analyses related to the expected utilization by Aerie of certain net operating loss carryforwards, each as prepared by the management of Aerie and approved for Goldman Sachs’ use by Aerie including the Final 2022 Case 1 Forecasts as described and summarized under “The Merger-Financial Projections-Certain Aerie Financial Forecasts” (together, the “Financial Information”).

Goldman Sachs also held discussions with members of the senior management of Aerie regarding their assessment of the past and current business operations, financial condition and future prospects of Aerie; reviewed the reported price and trading activity for Aerie’s common stock; compared certain financial and stock market information for Aerie with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Aerie’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Aerie’s consent, that the Financial Information was reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Aerie. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Aerie or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Aerie to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Aerie; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of its opinion, of the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Aerie; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Aerie, or class of such persons in connection with the Merger, whether relative to the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Aerie’s common stock will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on Aerie, Alcon or the Merger, or as to the impact of the Merger on the solvency or viability of Aerie or Alcon or the ability of Aerie or Alcon to pay their respective obligations when they become due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses may include information presented in tabular format. Any such tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 19, 2022, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the shares of Aerie’s common stock for the one-year period ended August 19, 2022. In addition, Goldman Sachs analyzed the consideration to be paid to holders (other than Alcon and its affiliates) of shares of Aerie’s common stock pursuant to the Merger Agreement in relation to the (i) the closing price per share of Aerie’s common stock on August 19, 2022, the last trading day before public announcement of the Merger, (ii) the high and low closing price per share of Aerie’s common stock for the 52-week period ended August 19, 2022, (iii) the VWAP per share of Aerie’s common stock for the preceding thirty-, sixty- and ninety-calendar day periods ended August 19, 2022, and (iv) the median analyst price target per share of Aerie common stock.
This analysis indicated that the price per share of Aerie’s common stock to be paid to holders (other than Alcon and its affiliates) of shares of Aerie’s common stock pursuant to the Merger Agreement represented:
•	a premium of approximately 38.8% based on the closing price per share of Aerie’s common stock of $10.99 on August 19, 2022, the last trading day before public announcement of the Merger;
•	a discount of approximately 8.3% based on the highest closing price per share of Aerie’s common stock of $16.63 for the 52-week period ended August 19, 2022;
•	a premium of approximately 208.1% based on the lowest closing price per share of Aerie’s common stock of $4.95 for the 52-week period ended August 19, 2022;
•	a premium of approximately 59.4% based on the VWAP per share of Aerie’s common stock of $9.57 for the thirty-calendar day period ended August 19, 2022;
•	a premium of approximately 74.3% based on the VWAP per share of Aerie’s common stock of $8.75 for the sixty-calendar day period ended August 19, 2022;
•	a premium of approximately 96.0% based on the VWAP per share of Aerie’s common stock of $7.78 for the ninety-calendar day period ended August 19, 2022; and
•	a discount of approximately 23.8% based on the median analyst price target per share of $20.00.
Illustrative Discounted Cash Flow Analysis. Using the Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis on Aerie. Using a mid-year convention and discount rates ranging from

10.0% to 12.0%, reflecting estimates of Aerie’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 estimates of unlevered free cash flow for Aerie for the third and fourth quarters of 2022 and years 2023 through 2040 as reflected in the Final 2022 Case 1 Forecasts. No implied terminal value was calculated because the Final 2022 Case 1 Forecasts were forecasted to 2040 and management of Aerie did not forecast that Aerie would have any revenues after 2040. In addition, using discount rates ranging from 10.0% to 12.0%, reflecting estimates of Aerie’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2022 the estimated benefits of Aerie’s net operating losses for the third and fourth quarters of 2022 and years 2023 through 2040, as reflected in the Financial Information. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Aerie’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Aerie, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived ranges of illustrative enterprise values for Aerie by adding the ranges of the present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Aerie the net debt of $131.9 million as of June 30, 2022 of Aerie as reflected in the Financial Information, as provided by the management of Aerie, to derive a range of illustrative equity values for Aerie. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Aerie, as provided by the management of Aerie and approved for Goldman Sachs’ use by the management of Aerie, to derive a range of illustrative present values per share ranging from $14.30 to $16.97.
Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from January 1, 2015 through August 19, 2022 involving a commercial-stage public company in the biopharmaceutical industry as the target where the disclosed enterprise value for the transaction was between $500.0 million and $3.0 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the nine transactions relative to the applicable target’s last undisturbed closing stock price prior to announcement of the applicable transaction and last undisturbed 52-week high closing stock price prior to announcement of the applicable transaction. The selected transactions and the implied premia calculated for each of the transactions (as well as the implied transaction value) are set forth below:
Date Announced	Acquiror	Target/Seller	Transaction Value ($ billion)	Premium to Last Undisturbed Closing Stock Price (%)	Premium to Undisturbed 52-Week High Closing Stock Price (%)
January 19, 2022	UCB S.A.	Zogenix, Inc.	1.9	66%	11%
September 8, 2021	Sanofi	Kadmon Holdings, Inc.	1.9	79%	66%
August 28, 2020	Nestle Health Science US Holdings, Inc.	Aimmune Therapeutics, Inc.	2.0	174%	(1%)
May 5, 2020	Alexion Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.	1.6	132%	(51%)
May 4, 2020	Menarini Group	Stemline Therapeutics Inc.	0.7	142%	(35%)
September 30, 2019	Swedish Orphan Biovitrum AB	Dova Pharmaceuticals, Inc.	0.9	36%	25%
December 26, 2017	Mallinckrodt plc	Sucampo Pharmaceuticals, Inc.	1.2	20%	8%
July 21, 2016	Galenica Group	Relypsa, Inc.	1.5	59%	(12%)
June 17, 2015	Allergan plc	KYTHERA Biopharmaceuticals, Inc.	2.1	24%	34%
With respect to the applicable target’s last undisturbed closing stock price prior to the announcement of the applicable transaction, this analysis indicated a median premium of 66%, a 25th percentile premium of 36% and 75th percentile premium of 132% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 36% to 132% to the undisturbed closing price per share of Aerie’s common stock of $10.99 as of August 19, 2022 and calculated a range of implied equity values per share of Aerie’s common stock of $14.95 to $25.50.

With respect to the applicable target’s last undisturbed 52-week high closing stock price prior to the announcement of the applicable transaction, this analysis indicated a median premium of 8%, a 25th percentile discount of 12% and 75th percentile premium of 25% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of negative 12% to 25% to the undisturbed closing price per share of Aerie’s common stock of $10.99 as of August 19, 2022 and calculated a range of implied equity values per share of Aerie’s common stock of $14.63 to $20.79.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Aerie or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, of the $15.25 in cash per share of Aerie common stock to be paid to the holders (other than Alcon and its affiliates) of such shares pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aerie, Alcon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Aerie and Alcon and was approved by the Board. Goldman Sachs provided advice to Aerie during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Aerie or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described in the section of this proxy statement captioned “The Merger-Recommendation of the Board and Reasons for the Merger”, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Aerie, Alcon, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Aerie in connection with, and participated in certain negotiations leading to, the transaction contemplated by the Merger Agreement. During the two-year period ended August 22, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Aerie or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended August 22, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Alcon or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Aerie, Alcon, and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated October 16, 2021, Aerie engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Aerie and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $25.50 million, $2.0 million of which became payable at the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, Aerie has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Capped Call Transactions
On September 4, 2019, in connection with the pricing of Aerie’s 1.50% Convertible Senior Notes due 2024 (the “Convertible Notes”), Aerie entered into privately negotiated capped call option transactions (the “Base Capped Call Transactions”) with each of Citibank, N.A. and Bank of America, N.A. (the “Capped Call Counterparties”). On September 10, 2019, in connection with the initial purchasers’ exercise of their option to purchase additional Convertible Notes, Aerie entered into additional privately negotiated capped call option transactions with each of the Capped Call Counterparties (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”).
The Capped Call Transactions initially covered, subject to customary anti-dilution adjustments, the number of shares of Aerie common stock that initially underlie the Convertible Notes. The strike price of the Base Capped Call Transactions is $24.975 per share of Aerie common stock, and the cap price of the Base Capped Call Transactions is $37.00 per share of Aerie common stock, and is subject to certain adjustments under the terms of the Base Capped Call Transactions. The strike price of the Additional Capped Call Transactions is $24.975 per share of Aerie common stock, and the cap price of the Additional Capped Call Transactions is $37.00 per share of Aerie common stock, and is subject to certain adjustments under the terms of the Additional Capped Call Transactions. The Capped Call Transactions are expected generally to reduce potential dilution to Aerie stockholders upon conversion of the Convertible Notes and/or offset the potential cash payments that Aerie could be required to make in excess of the principal amount of any converted Convertible Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.
If the Merger is consummated, holders of the Convertible Notes may convert their Convertible Notes, and any such conversion would result in termination of the Capped Call Transactions with respect to the portion of the Capped Call Transactions corresponding to the Convertible Notes so converted. The value received by Aerie in connection with the termination of the Capped Call Transactions would be determined by the Capped Call Counterparties pursuant to the provisions of the confirmations evidencing the Capped Call Transactions. The parties to each Capped Call Transaction may also mutually agree to unwind the Capped Call Transactions on terms to be separately negotiated between Aerie and each Capped Call Counterparty.
In addition, following the announcement of the Merger, each Capped Call Counterparty, in its capacity as calculation agent with respect to the applicable Capped Call Transaction, shall, if such Capped Call Counterparty determines that such announcement has had a material economic effect on the applicable Capped Call Transaction, adjust the cap price of the applicable Capped Call Transactions on more than one occasion to reflect the economic effect of such announcement, and regardless of whether the Merger is consummated. If the relevant Capped Call Counterparty determines that no such adjustment it could make would produce a commercially reasonable result, the applicable Capped Call Transaction may be terminated. All calculations and determinations by each Capped Call Counterparty shall be made in good faith and in a commercially reasonable manner. Each Capped Call Counterparty may make additional adjustments to the cap price of its Capped Call Transaction following the announcement of a change to the Merger, including a withdrawal from, or the abandonment or discontinuation of, the Merger.
The indenture governing the Convertible Notes and the forms of confirmations containing the terms of the Capped Call Transactions were included as exhibits, in each case, to Aerie’s Current Reports on Form 8-K filed by Aerie with the SEC on September 10, 2019 and September 13, 2019. All references in this section of this proxy statement to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations.
Interests of Aerie’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were advisable and in the best interests of Aerie and its stockholders, in reaching its decision to approve and adopt the Merger Agreement and in making their recommendation that the stockholders vote in favor of the adoption of the Merger Agreement.
Arrangements with Alcon
As of the date of this proxy statement, none of our executive officers has entered into any agreement with Alcon or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.
Insurance and Indemnification of Directors and Executive Officers
Under the Merger Agreement, from and after the Effective Time, all rights to indemnification, advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at, or after the Effective Time) now existing in favor of the current or former directors, officers or employees of Aerie and its subsidiaries and any indemnification or other similar agreements of Aerie and its subsidiaries, in each case as in effect as of the date of the Merger Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Alcon shall cause Aerie and its subsidiaries to perform their obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Alcon shall cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Aerie or its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Aerie or its subsidiaries as a director or officer of another person (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Aerie or its subsidiaries or is or was serving at the request of Aerie or its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements.
In the event of any such claim, action, suit, or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, or proceeding from the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its subsidiaries, as applicable, as in effect on the date of the Merger Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.
Prior to the Effective Time, Aerie shall use commercially reasonable efforts, in consultation with Alcon, to purchase “tail” directors’ and officers’ liability insurance for Aerie and its subsidiaries and their respective current and former directors, officers, and employees who are covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of Aerie and its subsidiaries (the “Current D&O Insurance”), in an amount that is no less than the existing coverage and with terms no less favorable than the existing coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time, so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such three hundred percent (300%), the “Maximum Amount”). Such “tail” policy shall be maintained for a period of six (6) years following the Closing Date. In the event such “tail” policy has not been purchased as of the Closing Date, for a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Alcon shall cause the Surviving Corporation to, either cause to be maintained in effect the Current D&O Insurance or provide substitute insurance for Aerie and its subsidiaries and their current and former directors and officers who are covered by the Current D&O Insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by the terms of the Merger Agreement, it shall obtain as much comparable insurance as possible for the years within such six (6) year period for a premium equal to the Maximum Amount.
Employee Benefits
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Employee Benefits.”
Treatment of Aerie Equity Compensation
The Merger Agreement provides that, prior to the Effective Time, Aerie may, in its discretion, accelerate the exercisability of any Aerie Option or Aerie SAR. The Merger Agreement provides that, at the Effective Time, subject to all required withholding taxes:
(i)
each In the Money Option and In the Money SAR will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per share under such In the Money Option or the strike price of the In the Money SAR, as applicable, multiplied by (ii) the total number of shares subject to such In the Money Option or In the Money SAR, as applicable, immediately prior to the Effective Time (without regard to vesting);

(ii)	each Aerie Option or Aerie SAR that is neither an In the Money Option nor an In the Money SAR, as applicable, will be cancelled without any consideration;
(iii)
each then outstanding share of Aerie Restricted Stock that vests solely on the passage of time, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of time-vested Aerie Restricted Stock held by such holder (without regard to vesting);

(iv)
each Aerie Strategic PSA, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the Aerie Earned Strategic PSAs, multiplied by (ii) the Merger Consideration. Promptly following the Effective Time, Alcon will calculate the Aerie Relative TSR Performance for each of Aerie and each member of the comparator group companies as set forth in terms of the award agreement for each Aerie rTSR PSA, and will pay the holders of the Aerie rTSR PSAs in accordance with the Aerie Relative TSR Performance and the terms of each Aerie rTSR PSA; and

(v)
each Aerie RSU, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares of common stock subject to such Aerie RSU (without regard to vesting).

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Aerie Equity Compensation.”
Treatment of Aerie ESPP
The Merger Agreement generally provides that after August 22, 2022, no new offering periods will begin under the Aerie ESPP, there will be no increase in the amount of participants’ payroll deduction elections under the Aerie ESPP or any contributions other than previously elected payroll deductions during the current offering period from those in effect as of August 22, 2022, and no individuals shall commence participation in the Aerie ESPP during the period from August 22, 2022 through the Effective Time. In addition, each purchase right issued pursuant to the Aerie ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is seven (7) business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of common stock returned to the participant). The Merger Agreement also provides that Aerie will take steps to terminate the Aerie ESPP effective immediately prior to the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Purchase Rights Under the Employee Stock Purchase Plan.”

Payments Upon Termination at or Following Change in Control
Aerie is party to employment agreements or letter agreements with each of its named executive officers. These agreements provide for the basic terms of the named executive officers’ employment, and provide certain severance rights in the event of a qualifying termination of employment, as described below.
Chief Executive Officer, Raj Kannan: Aerie is party to an employment agreement with Mr. Kannan, the terms of which include, among other things, severance rights (1) in the event of a termination of Mr. Kannan’s employment by the company or successor corporation without Cause or his resignation for Good Reason (as such terms are defined in Mr. Kannan’s employment agreement), or (2) if the successor corporation gives notice of non-renewal, in either case within 12 months after a Change in Control (as defined in Mr. Kannan’s employment agreement, which includes the contemplated Merger). These severance rights include, subject to Mr. Kannan’s execution and delivery of an effective release of claims against Aerie (or the successor corporation, as applicable), the following:
•	Continued payment of Mr. Kannan’s base salary at the rate in effect at the time of termination (currently $700,000) for a period of 24 months;
•
Pro-rated bonus (based on target of 70% of his base salary) for the year of termination, and payout of the prior year’s earned bonus, if it has not been paid in the normal course before the termination date;

•
Payment equal to 1.5 times the greater of (i) 70% of Mr. Kannan’s base salary on the termination date and (ii) the average of the performance bonuses received by Mr. Kannan in the preceding two year period;

•	Certain payments in respect of continued benefits for a period of 24 months or until Mr. Kannan obtains new employment, whichever occurs first; and
•	All unvested equity awards, if any, will immediately vest.
Chief Financial Officer, Peter Lang: Aerie is party to an employment agreement with Mr. Lang, the terms of which include, among other things, severance rights in the event (1) Mr. Lang’s employment with Aerie is terminated within 90 days immediately prior to the Change in Control (as defined in Mr. Lang’s employment agreement, which includes the contemplated Merger), either at the request or suggestion of a counterparty in the transaction or otherwise in connection with or in anticipation of the transaction, (2) a Change in Control occurs and the successor corporation does not offer Mr. Lang employment on terms comparable to or better than his existing terms and he terminates employment or (3) a Change in Control occurs and Mr. Lang’s employment is terminated by the successor without Cause or by Mr. Lang for Good Reason (as such terms are defined in Mr. Lang’s employment agreement) or by reason of Aerie non-renewal within one year after the occurrence of the Change in Control. Under these circumstances, Mr. Lang will be entitled to the following, subject to his execution and delivery of an effective release of claims against the Aerie (or the successor corporation, as applicable):
•	Continued payment of Mr. Lang’s base salary at the rate in effect at the time of termination (currently $450,000) for a period of 12 months;
•	Payout of the prior year’s earned bonus, if it has not been paid in the normal course before to the termination date;
•
Payment equal to the greater of (i) Mr. Lang’s target bonus for the year of termination (currently 50% of his base salary) and (ii) the average of the annual performance bonuses received by Mr. Lang in the preceding two year period;

•	Certain payments in respect of continued benefits for a period of 12 months or until Mr. Lang obtains new employment, whichever occurs first; and
•	All unvested equity awards, if any, will immediately vest.

Chief Innovation Officer, Head of Research and External Innovation, Casey C. Kopczynski, Ph.D.; and General Counsel and Secretary, John W. LaRocca, Esq.: Aerie is party to an employment agreement with each of Dr. Kopczynski and Mr. LaRocca, the terms of which include, among other things, severance rights in the event of a termination of employment in connection with or within 12 months following a Change in Control (as defined in their employment agreements, which includes the contemplated Merger) by the company or successor corporation, as applicable, without Cause or by the executive for Good Reason (as such terms are defined in the applicable employment agreement). Under these circumstances, the executive will be entitled to the following, subject to his execution and delivery of an effective release of claims against the Aerie (or the successor corporation, as applicable):
•	Continued payment of the executive’s base salary at the rate in effect at the time of termination ($470,720 for Mr. Kopczynski; $465,313 for Mr. LaRocca) for a period of 18 months;
•
Payment of an amount equal to 1.5 times the greater of (x) the target annual performance bonus for the year in which termination occurs (50% of base salary for each of Mr. Kopczynski and Mr. LaRocca) and (y) the average of the annual performance bonuses received by the executive for the two years immediately preceding the date of termination; and

•	Certain payments in respect of continued benefits for a period of 18 months or until the executive obtains new employment, whichever occurs first.
•	All unvested equity awards, if any, will immediately vest.
Additional Provisions for all Named Executive Officers:
In addition, each named executive officer’s employment agreement provides that the named executive officer, during the employment term and thereafter, has an obligation of confidentiality and non-disclosure in regard to any confidential and proprietary information owned by, or received by or on behalf of, Aerie or any of its affiliates. Additionally, each named executive officer’s employment agreement provides that during the employment term and for a period of 12 months thereafter, the named executive officer shall not, directly or indirectly, without Aerie’s prior written consent, (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to the date of such hiring, contacting or soliciting was, an employee of Aerie or any of its affiliates, or (b) induce or solicit any customer, client or vendor of, or other person having a business relationship with, Aerie or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with Aerie or any of its affiliates, or interfere with any relationship between Aerie or any of its affiliates and any of their respective customers, clients, vendors or any other business contacts. In addition, prior to the closing of the Merger, Aerie may, subject to the consent of Alcon, enter into a non-competition agreement with one or more of the named executive officers that would apply for a period for time following termination of the executive's employment.
For each of our named executive officers, their employment agreement provides that in the event the executive’s employment is terminated by Aerie with or without Cause, or he resigns for or without Good Reason, unless treatment more favorable to the executive is provided in the applicable equity plan or award agreement, he will have a post-termination exercise period of 90 days during which he may exercise the portion of his options to purchase shares of common stock that was vested as of the termination date.
Each of the named executive officer’s employment agreement provides that to the extent any of the payments or benefits provided or to be provided by Aerie or its affiliates to the executive pursuant to the terms of their employment agreement or otherwise would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such Parachute Payments will be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever results in the named executive officer receiving the highest after-tax amount. If such a reduction in Parachute Payments is necessary, the reduction will occur in the manner that results in the greatest economic benefit to the named executive officer. None of the employment agreements provide for excise tax gross-ups.
In connection with the Merger Agreement, Alcon and Aerie have agreed that all participants in Aerie’s annual cash bonus program, including the named executive officers, are entitled to receive their earned cash bonus for the 2022 performance period, determined in a manner consistent with past practice, if the participant remains employed through December 31, 2022, or a prorated portion of the earned bonus if the participant’s employment is terminated by the company or surviving corporation, as applicable, without cause prior to December 31, 2022.

The estimated amount of severance payments that would be due to each of the named executive officers under the terms described above in the event of a qualifying termination as described above, if the termination were to occur on an assumed change in control date of November 30, 2022, are: $2,644,609 for Mr. Kannan; $910,902 for Mr. Lang; $1,320,059 for Mr. Kopczynski; and $1,305,419 for Mr. LaRocca.
Quantification of Potential Payments to Certain Aerie Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to Aerie’s named executive officers in connection with the Merger. For more information, please see the section of this proxy statement captioned “-Payments Upon Termination at or Following Change in Control” for further information regarding certain elements of this compensation.
The table below assumes that:
•	the Closing occurs on November 30, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	the number of unvested Aerie equity awards held by the named executive officers is as of November 30, 2022, and excludes any additional grants that may occur following such date;
•
pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable Aerie Options, Aerie Restricted Stock awards and Aerie Performance-Vested Restricted Stock awards (assuming, for purposes of this golden parachute compensation disclosure, that the vesting conditions associated with the Aerie Strategic PSAs are achieved at target, and that the vesting conditions associated with the Aerie rTSR PSAs are achieved at 200% of target) that are accelerating multiplied by $15.25 per share (less the applicable exercise price per share in the case of Aerie Options);

•	all Aerie Options held by each named executive officer as of November 30, 2022 remain unexercised as of the Closing;
•
the employment of each named executive officer is terminated immediately following the Closing in a manner entitling the named executive officer to receive the severance benefits described in the section of this proxy statement captioned “-Payments Upon Termination at or Following Change in Control”;

•	the named executive officer’s base salary rate and annual target bonus are as in effect as of the date of this filing; and
•	no named executive officer enters into a new agreement or is otherwise legally entitled to, before the Effective Time, additional compensation or benefits.
The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Closing, or the value of payments or benefits that are not based on or otherwise related to the Merger.
The amounts set forth in the table below are based on the assumptions described in the preceding paragraph and in the footnotes accompanying the table. The assumptions based upon which we have estimated the amounts in the table below may or may not actually occur. Accordingly, the amounts ultimately received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For purposes of the footnotes to the table below, “single trigger” refers to benefits that arise solely as a result of the Closing, and “double trigger” refers to benefits that require two (2) conditions, which are the Closing and a qualifying termination. For more information, see the section of this proxy statement captioned “The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger” above for a quantification of the amounts that the named executive officers will receive in respect of vested equity awards at the Effective Time.

Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Raj Kannan	$2,583,384	$9,126,372	$61,225	$11,770,981
Peter Lang	$880,890	$2,474,529	$30,012	$3,385,431
Casey C. Kopczynski, Ph.D.	$1,274,491	$1,178,010	$45,568	$2,498,069
John LaRocca, Esq.	$1,259,851	$1,155,135	$45,568	$2,460,554
Benjamin F. McGraw, III, Pharm.D.(5)	N/A	$210,766	N/A	$210,766
(1)
Other than those individuals listed in this table, each of the individuals disclosed as a “named executive officers” in Aerie’s Proxy Statement for the Annual Meeting of Shareholders, filed with the SEC on April 26, 2022, is a former employee of Aerie and none of them are entitled to any payment or benefits in connection with the Merger.

(2)
The amounts listed in this column for each named executive officer represent the “double-trigger” cash severance payments to which each of these named executive officers may become entitled under their employment agreements and the Merger Agreement, as described in more detail in the section of this proxy statement captioned “-Payments Upon Termination at or Following Change in Control.” To be eligible for such “double-trigger” cash severance benefits, the employment of the named executive officer must terminate without “cause” or the executive officer must resign for “good reason” (other than on account of death or disability) in connection with the change in control, as provided under the terms of their employment agreements and described in the section of this proxy statement captioned “-Payments Upon Termination at or Following Change in Control”) (for the purposes of the table above, a “Qualifying CIC Termination”).

(3)
For each named executive officer, the amount listed in this column represents the estimated value of payments to which the named executive officer may become entitled at the Effective Time pursuant to the Merger Agreement for unvested equity awards (which are “single trigger” benefits), as described in more detail in the section of this proxy statement captioned “-Treatment of Aerie Equity Compensation.” In light of the terms of the Merger Agreement, the full payment for unvested equity awards set forth in the table above would be considered “single trigger” benefits.

(4)
The amounts listed in this column represent the amount of payments in respect of continued health and welfare coverage to each named executive officer who may become entitled under the terms of their employment agreement, as described in more detail in the section of this proxy statement captioned “-Payments Upon Termination at or Following Change in Control.” To be eligible for such “double-trigger” health and welfare benefits continuation payments, the employment of the executive officer must terminate in a Qualifying CIC Termination. The full amount represents the cost of continuing health and welfare coverage for the entire severance period starting on November 30, 2022, assuming the applicable annual rates, taking into account estimated rate increases, and assuming actual benefit elections made by each executive officer for the 2022 calendar year continue unchanged for the severance period.

(5)
In addition to his service as a director, Dr. McGraw served as an executive officer of Aerie, in the role of Interim Executive Chair of the Board from September 17, 2021 through February 28, 2022. Dr. McGraw does not have any arrangement or agreement with Aerie entitling him to payments or benefits in connection with the Merger, other than payment for his outstanding equity awards pursuant to the terms of the Merger Agreement.

Equity Interests of Aerie’s Executive Officers and Non-Employee Directors
As discussed above at “Treatment of Aerie Equity Compensation,” at the Effective Time, each In-the-Money Option, share of Aerie Restricted Stock, Aerie Earned Strategic PSA, and a number of the outstanding Aerie rTSR PSAs, to be determined promptly after the Closing, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares subject to such award, multiplied by (ii) the Merger Consideration (or, for each In-the-Money Option, the excess, if any, of the Merger Consideration over such In-the-Money Option’s per share exercise price), subject to any required withholding of taxes. Each of our executive officers and non-employee directors is eligible to receive payment with respect to his or her equity awards, as described above. In addition, each of our executive officers and non-employee directors will receive payment on the same basis as other stockholders in respect of any shares of Aerie common stock they beneficially own at the Effective Time.

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards held by each of Aerie’s executive officers and non-employee directors that were outstanding as of October 4, 2022. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Merger Consideration (minus the applicable per share exercise price for any In-the-Money Options and assuming, for this purpose, that that the vesting conditions associated with the Aerie Strategic PSAs are achieved at target, and that the vesting conditions associated with the Aerie rTSR PSAs are achieved at 200% of target).
Name	Shares #(1)	Shares $(2)	In-the- Money Options #(3)	In-the- Money Options $	Time- Vested RS #(4)	Time- Vested RS $	Aerie Strategic PSAs (100% of Target) #(5)	Aerie Strategic PSAs (100% of Target) $	Aerie rTSR PSAs (200% of Target) #(6)	Aerie rTSR PSAs (200% of Target) $	Total $
Raj Kannan	0	$0	584,408	$4,036,578	215,783	$3,290,691	90,910	$1,386,378	27,064	$412,726	$9,126,373
Peter Lang	0	$0	160,551	$1,035,554	46,297	$706,029	37,038	$564,830	11,024	$168,116	$2,474,529
Casey C. Kopczynski, Ph.D.	245,979	$3,751,180	90,941	$727,819	34,265	$522,541	15,212	$231,983	4,528	$69,052	$5,302,575
John W. LaRocca, Esq.	20,820	$317,505	65,941	$425,319	32,765	$499,666	15,212	$231,983	4,528	$69,052	$1,543,525
Richard Croarkin	9,850	$150,213	49,654	$289,740	6,245	$95,236	0	$0	0	$0	$535,189
Mechiel (Michael) M. du Toit	9,850	$150,213	24,654	$169,490	6,245	$95,236	0	$0	0	$0	$414,939
David W. Gryska	5,250	$80,063	24,654	$169,490	6,245	$95,236	0	$0	0	$0	$344,789
Peter J. McDonnell, M.D.	1,750	$26,688	16,854	$154,046	6,245	$95,236	0	$0	0	$0	$275,970
Benjamin F. McGraw, III, Pharm.D	35,739	$545,020	127,066	$544,317	6,245	$95,236	0	$0	0	$0	$1,184,573
Julie McHugh	9,850	$150,213	24,654	$169,490	6,245	$95,236	0	$0	0	$0	$414,939
(1)
This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of Aerie Options or settlement of outstanding Aerie Restricted Stock awards, Aerie Strategic PSAs, and Aerie rTSR PSAs.

(2)	The value is determined using the Merger Consideration of $15.25.
(3)
The number of shares of common stock subject to Aerie Options includes both vested and unvested Aerie Options that are “in-the-money”. The number of shares subject to the vested and unvested portions of the Aerie Options and the value (determined as the aggregate number of underlying shares multiplied by the Merger Consideration minus the aggregate exercise price with respect to such shares) are as of October 4, 2022. The number of shares set forth in this column does not reflect option exercises following October 4, 2022.

(4)
This number reflects the number of shares of common stock subject to outstanding Aerie Restricted Stock awards as of October 4, 2022. The number of shares set forth in this column does not reflect any vesting of shares following October 4, 2022.

(5)
This number reflects the number of shares of common stock subject to outstanding Aerie Strategic PSAs (assuming, under the terms of the Merger Agreement, that the performance-based vesting conditions associated with such Aerie Strategic PSAs are achieved at 100% of target).

(6)
This number reflects the number of shares of common stock subject to outstanding Aerie rTSR PSAs (assuming that the performance-based vesting conditions associated with such Aerie rTSR PSAs are achieved at the maximum payout level of 200% of target). Under the terms of the Merger Agreement, calculation of the achievement level of the Aerie rTSR PSAs will be completed promptly after the Effective Time and the level of payout will follow the terms of the Aerie rTSR PSA award agreement. Based on the Merger Consideration of $15.25, the terms of the Aerie rTSR PSA award agreement would have provided for a payout level of 200% (maximum achievement) if the relative total shareholder return were to have been calculated as of August 22, 2022, the date of the signing of the Merger Agreement. Therefore, 200% of target is being used as the current estimated payout level for the Aerie rTSR PSAs.

Appraisal Rights
If the Merger is consummated and certain conditions are met, stockholders of Aerie (i) who continuously hold shares of Aerie common stock through the Effective Time, (ii) who did not vote their shares in favor of the adoption of the Merger Agreement, (iii) who are entitled to demand appraisal rights under Section 262 of the DGCL, (iv) who otherwise properly comply with the applicable requirements and procedures of Section 262 of the DGCL, (v) who do not thereafter withdraw their demand for appraisal of such shares, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in their demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Aerie and to be set forth on the Verified List (as defined below), will be entitled to demand appraisal of their shares and receive, if the Merger is consummated, in lieu of the Merger

Consideration, an amount in cash equal to the “fair value” of their shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any), as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their shares could be more than, the same as, or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.
The following is a summary of the procedures to be followed by stockholders that wish to exercise their appraisal rights under Section 262 of the DGCL. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/
sc09/index.html#262. This summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares immediately prior to the Effective Time of the Merger as to which appraisal rights are asserted. A person holding a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Failure to follow any of the procedures of Section 262 of the DGCL may result in termination or waiver of appraisal rights under Section 262 of the DGCL. Stockholders should assume that Aerie will take no action to perfect any appraisal rights of any stockholder.
Any stockholder who desires to exercise their appraisal rights should review carefully Section 262 of the DGCL and is urged to consult their legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Aerie stockholders exercise appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of the stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of the stockholders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes the formal notice of appraisal rights under Section 262 of the DGCL, and the required copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve their right to do so should review the following discussion and Section 262 of the DGCL at the link provided above carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.
If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
deliver to Aerie a written demand for appraisal of their shares of Aerie common stock prior to the taking of the vote to adopt the Merger Agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of their shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•	not vote, or abstain from voting, their shares in favor of the adoption of the Merger Agreement;
•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the Effective Time of the Merger;
•
comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter, including filing of a petition in the Delaware Court of Chancery requesting a determination of the fair value of their shares of common stock within 120 days after the Effective Time of the Merger; and

•
for beneficial owners only, such demand is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Aerie and to be set forth on the Verified List.

Within ten (10) days after the Effective Time of the Merger, the Surviving Corporation will provide notice of the effective date of the Merger to those (i) stockholders of Aerie who have properly made a written demand for appraisal described in the first bullet above (and in more detail below), as required by Section 262 of the DGCL, has not voted in favor of the adoption of the Merger Agreement and has not withdrawn or otherwise lost the right to appraisal, and (ii) to any beneficial owner who has demanded appraisal under Section 262. If the Merger is consummated, a failure to make a written demand for appraisal in accordance with the time periods specified in the first bullet above (or to take any of the other steps specified in the above bullets) will be deemed to be a waiver or a termination of such stockholder’s appraisal rights. At any time within sixty (60) days after the Effective Time of the Merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the Merger Consideration, without interest, specified by the Merger Agreement for their shares. Any attempt to withdraw made more than sixty (60) days after the Effective Time of the Merger will require the written approval of the Surviving Corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery. Such approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within sixty (60) days after the Effective Time of the Merger. If the Surviving Corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.
Written Demand by the Stockholder
All written demands for appraisal should be addressed to Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703, Attention: General Counsel. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stockholder’s certificates (whether in book entry or on physical certificates) evidencing such stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record, but such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.
A record stockholder, such as a broker, bank, fiduciary, depository, or other nominee, who holds shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such stockholder.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. None of Alcon, Merger Sub or Aerie, as the Surviving Corporation, has any obligation to or has any present intention to file a petition and stockholders should not assume that any of the foregoing parties will file a petition or will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the period prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL and the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Aerie has received demands for appraisal, and the aggregate number of stockholders of such shares. Such statement must be mailed within ten (10) days after a written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person's own name, file a petition for appraisal or request from the Surviving Corporation the statement described in this paragraph.
If a petition for appraisal is duly filed by any stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after receiving service of a copy of the petition to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal for their shares (the “Dissenting Stockholders”) and with whom agreements as to the value of their shares has not been reached. Upon the filing of a petition by a Dissenting Stockholder, the Delaware Court of Chancery may order a hearing and that notice of the time and place fixed for the hearing on the petition will be mailed to the Surviving Corporation and all the Dissenting Stockholders shown on the Verified List. Notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by the Surviving Corporation.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares. The Delaware Court of Chancery may require that Dissenting Stockholders submit their share certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates after the Effective Time and thereafter comply with all orders of the Delaware Court of Chancery in respect of such certificates. In addition, assuming the shares remain listed on a national securities exchange immediately before the Effective Time, which we expect to be the case, the Delaware Court of Chancery is required to dismiss the appraisal proceedings as to all Dissenting Stockholders unless (i) the total number of shares entitled to appraisal exceeds one percent (1%) of the outstanding shares eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
Determination of Fair Value
After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. However, at any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.
Upon application by the Surviving Corporation or by stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled thereto, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The Delaware Court of Chancery may also (i) determine the costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and tax such costs upon the parties as the Delaware Court of Chancery deems equitable and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Stockholders considering whether to seek appraisal should bear in mind that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration to be paid in the Merger. Although Aerie believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Alcon nor Aerie anticipates offering more than the Merger Consideration to any Dissenting Stockholder, and each of Alcon and Aerie reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of the shares is less than the Merger Consideration.
The process of dissenting and exercising appraisal rights requires compliance with technical prerequisites. Stockholders wishing to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.
Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to stockholders as of a date prior to the Effective Time.
If any stockholder who demands appraisal of shares under Section 262 of the DGCL fails to perfect, successfully withdraws, or loses such stockholder’s right to appraisal, such stockholder’s shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the stockholder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. Inasmuch as Aerie has no obligation to file such a petition and has no present intention to do so, any stockholder who desires such a petition is advised to file it on a timely basis. In addition, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw their demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration by delivering to Aerie a written withdrawal of such stockholder's demand for appraisal and acceptance of the terms of the Merger either within sixty (60) days after the effective date of the Merger or thereafter with the written approval of Aerie. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the effective date of the Merger.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
The foregoing summary of the rights of the stockholders of Aerie to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of Aerie desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Certain U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares of common stock are exchanged for cash pursuant to the Merger. This discussion is limited to U.S. Holders and Non-U.S. Holders who hold their shares of Aerie common stock as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published rulings, and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling from the IRS or opinion of counsel has been or will be sought regarding any matter discussed below. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders of common stock in light of their particular facts and circumstances, or to holders subject to special rules under U.S. federal income tax law, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations, and pension funds;
•	retirement plans, individual retirement, and other deferred accounts;
•
partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	brokers or dealers in securities, currencies, or commodities;
•	dealers or traders in stocks and securities subject to mark-to-market methods of accounting for their stocks and securities;

•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	stockholders that own or have owned (directly, indirectly, or constructively) five percent (5%) or more of Aerie common stock (by vote or value);
•	stockholders holding shares of common stock as part of a hedging, constructive sale, or conversion, straddle or other integrated, conversion, or risk reduction transaction, or similar transactions;
•	stockholders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;
•
stockholders that received their shares of common stock in connection with the performance of services (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation), through a tax qualified retirement plan, or pursuant to the exercise of options or warrants;

•	U.S. Holders whose functional currency is not the U.S. dollar;
•	stockholders who hold their common stock through a bank, financial institution, or other entity, or a branch thereof, located, organized, or resident outside the United States;
•
stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	stockholders who are controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; or
•	stockholders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.
This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift, or other non-income tax consequences) or any state, local, or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the net investment income tax or the alternative minimum tax.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax consequences of a merger to a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT, AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL, OR NON-U.S. TAX LAWS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation, created, or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) the administration of which is subject to the primary supervision of a court within the United States and the substantial decisions of which are subject to the control of one or more United States persons (as defined in the Code); or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Aerie common stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year on the date of the Merger. Long-term capital gains of non-corporate taxpayers are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks (that is, shares acquired at the same cost in a single transaction) of common stock at different times or different prices, such U.S. Holder must determine its gain or loss, adjusted tax basis and holding period separately with respect to each block of common stock.
Non-U.S. Holders
Any gain realized by a Non-U.S. Holder in respect of the receipt of cash by such Non-U.S. Holder in exchange for shares of common stock pursuant to the Merger, generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate provided under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate provided under an applicable income tax treaty) and may be offset by certain U.S. source capital losses recognized in the same taxable year (if any); or

•
Aerie is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five (5)-year period ending on the date of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of Aerie common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent (5%) of the common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders. Although there can be no assurances in this regard, Aerie believes that it is not, and has not been, a USRPHC at any time during the five (5)-year period ending on the date of the Merger.

Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and Non-U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption from backup withholding.

A Non-U.S. Holder may be subject to backup withholding of tax (currently, at a rate of 24%) unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person or otherwise establishes an exemption from backup withholding.
Backup withholding is not an additional tax. Any amount held under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder or Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. JURISDICTION HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Aerie and Alcon have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement. The completion of the Merger is subject to the expiration or termination of the waiting period under the HSR Act in the United States, which such waiting period expired at 11:59 p.m. Eastern Time on Thursday, October 6, 2022.
HSR Act and Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the DOJ and the FTC, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act applicable to the Merger was thirty (30) calendar days.
The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until each of Aerie and Alcon file a notification and report form with the DOJ and the FTC under the HSR Act and the applicable waiting period has expired or been terminated.
Aerie and Alcon each filed a notification and report form with the DOJ and the FTC under the HSR Act on Tuesday, September 6, 2022. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on Thursday, October 6, 2022.
At any time before or after Closing, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. At any time before or after the Effective Time, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the transactions contemplated by the Merger Agreement, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Aerie and Alcon have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement.
Legal Proceedings
Beginning on September 22, 2022, two purported stockholders of Aerie filed separate lawsuits in the United States District Court for the Southern District of New York captioned Stein v. Aerie Pharmaceuticals, Inc., et al., Case No. 1:22-cv-08103 and O’Dell v. Aerie Pharmaceuticals, Inc., et al., Case No. 1:22-cv-08261. The complaints name Aerie and members of the Board as defendants and allege that the defendants made materially incomplete and misleading statements about the proposed acquisition of Aerie by Alcon. Specifically, the complaints allege that all defendants violated Section 14(a) of the Exchange Act and that each Board member violated Section 20(a) of the Exchange Act, on the basis of allegedly inadequate disclosures regarding Aerie’s financial projections and Goldman Sachs’s financial analysis in the preliminary proxy statement filed with the SEC on September 21, 2022. The complaints seek, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged disclosure deficiencies have been remedied, (ii) rescission in the event the Merger is consummated or alternatively rescissory damages, and (iii) an award of costs, including attorneys’ and experts’ fees. Aerie believes these lawsuits are without merit.
Additional lawsuits may be filed against Aerie, members of the Board or Aerie’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Aerie, including any costs associated with indemnification. If additional similar lawsuits are filed or made, absent material new allegations, Aerie will not necessarily disclose them.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants, and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations, and supplemental information agreed to by Aerie, Alcon, and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Aerie, Alcon, and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Aerie, Alcon, or Merger Sub, or any of their respective affiliates or businesses, except with respect to their right to receive the Merger Consideration at and after the Effective Time, and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Aerie, Alcon, or Merger Sub, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Aerie, Alcon, and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Aerie, Alcon, Merger Sub, or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Aerie and its business.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time (i) Merger Sub will be merged with and into Aerie, and the separate corporate existence of Merger Sub will thereupon cease, (ii) Aerie will be the successor or surviving corporation in the Merger and will continue to be governed by the laws of the State of Delaware, (iii) the corporate existence of Aerie with all its rights, privileges, powers, and franchises will continue, and (iv) Aerie will succeed to and assume all the rights and obligations of Merger Sub. Aerie, as the corporation surviving the Merger is sometimes referred to in this proxy statement as the “Surviving Corporation.” The Merger will have the effects set forth in the applicable provisions of the DGCL.
At the Effective Time, the certificate of incorporation of Aerie will be amended and restated to conform to Annex 1 of the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The name of the Surviving Corporation will be Aerie Pharmaceuticals, Inc.
At the Effective Time, the bylaws of Aerie will be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

At the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Closing and Effective Time
The closing of the transactions contemplated by the Merger Agreement (the “Closing”) will occur within five (5) business days (or such later date agreed by Aerie and Alcon) after the satisfaction or waiver of all of the closing conditions of the Merger (described below under the caption “-Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the Closing. As soon as practicable on the date of the Closing, Alcon, Merger Sub, and Aerie will cause a the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective upon the time and date of the filing of the Certificate of Merger or such later time and date as is specified in the Certificate of Merger.
Merger Consideration
Common Stock
At the Effective Time, and without any further action on the part of the parties or any of Aerie’s stockholders, each share of common stock of Aerie, par value $0.001 per share, then outstanding immediately prior to the Effective Time (other than (i) common stock owned by Aerie (or held in treasury), (ii) common stock owned by Alcon or Merger Sub (or any other direct or indirect wholly owned subsidiary of Alcon or Aerie), and (iii) any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration, subject to any withholding of taxes.
Treatment of Aerie Equity Compensation
The Merger Agreement provides that, at the Effective Time, subject to all required withholding taxes, each:
(i)
Aerie Option or Aerie SAR that is an “In the Money Option” or “In the Money SAR” will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the exercise price payable per share under such In the Money Option or the strike price of the In the Money SAR, as applicable, multiplied by (ii) the total number of shares subject to such In the Money Option or In the Money SAR, as applicable, immediately prior to the Effective Time (without regard to vesting);

(ii)	Aerie Option or Aerie SAR that is neither an In the Money Option nor an In the Money SAR, as applicable, will be cancelled without any consideration;
(iii)
then outstanding share of Aerie Restricted Stock that vests solely on the passage of time, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of time-vested Aerie Restricted Stock held by such holder (without regard to vesting);

(iv)
then outstanding Aerie Strategic PSA, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to (i) the Aerie Earned Strategic PSAs (without regard to vesting), multiplied by (ii) the Merger Consideration. Promptly following the Effective Time, Alcon will calculate the Aerie Relative TSR Performance for each of Aerie and each member of the comparator group companies as set forth in the terms of the award agreement for each then outstanding share of Aerie Restricted Stock that vests based on achievement of the Aerie rTSR PSA, and will pay the holders of the Aerie rTSR PSAs in accordance with the Aerie Relative TSR Performance and the terms of each Aerie rTSR PSA; and

(v)
then outstanding Aerie RSU, whether or not vested, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of shares subject to such Aerie RSU (without regard to vesting).

Treatment of Purchase Rights Under the Employee Stock Purchase Plan
The Merger Agreement generally provides that after August 22, 2022, no new offering periods will begin under the Aerie ESPP, no Aerie employee may become a new participant in the Aerie ESPP, and no Aerie ESPP participant may increase the amount of his or her payroll deductions or any contributions other than previously elected payroll deductions during the current offering period from those in effect as of the date of the Merger Agreement. Each purchase right issued pursuant to the Aerie ESPP must be fully exercised not later than the earlier of the last day of the current purchase period or seven (7) business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of common stock returned to the participant) and, immediately following such purchase and contingent on closing, the Aerie ESPP will terminate effective immediately prior to the Effective Time.
Exchange and Payment Procedures
The Merger Agreement provides that the Exchange Agent will act as agent for the holders of common stock and will receive the funds to which holders of common stock will become entitled in connection with the Merger. The Exchange Agent will act as agent to the stockholders to receive the Merger Consideration payments. Alcon will cause the Surviving Corporation to provide to the Exchange Agent on or prior to the date of the Closing (the “Closing Date”), cash sufficient to pay for common stock converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of common stock are entitled, Alcon will promptly deposit, or cause to be deposited, additional cash with the Exchange Agent sufficient to pay the aggregate Merger Consideration.
Promptly after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of certificated shares of common stock (a “Certificate”) or non-certificated shares of common stock represented by book-entry (a “Book-Entry Share”) which immediately prior to the Effective Time represented outstanding shares of common stock, whose shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable taxes withheld) for each share of common stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled.
At any time following twelve (12) months after the Effective Time, Alcon may require the Exchange Agent to deliver to it any unclaimed funds, at which point holders of shares entitled to the unclaimed funds may look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) only as general creditors with respect to the Merger Consideration payable upon due surrender of their certificates or shares of common stock, without any interest thereon.
Representations and Warranties
The Merger Agreement contains representations and warranties of Aerie, Alcon, and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Aerie are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, circumstance, change, or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Aerie to consummate the transactions contemplated by the Merger Agreement (the “Transactions”) on or before the May 22, 2023 or (b) the business, assets, condition (financial or otherwise), or results of operations of Aerie and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:
(i)
any change in the market price or trading volume of shares of common stock or change in Aerie’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Merger Agreement;

(ii)
any event, occurrence, circumstance, change, or effect resulting from the announcement, pendency, or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.21 of the Merger Agreement);

(iii)
any event, occurrence, circumstance, change, or effect generally affecting the industries in which Aerie and its subsidiaries operate or in the economy generally or other general business, financial, or market conditions;

(iv)
any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities, or capital markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates;

(v)
any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to any political or social conditions (or changes in such conditions) in the United States or any other country or region in the world, act of terrorism, war, national or international calamity, natural disaster, acts of god, pandemic (including COVID-19) or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any governmental body in response to any of the foregoing;

(vi)
the failure of Aerie to meet internal or analysts’ expectations or projections, provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein;

(vii)	any adverse effect arising from any action taken by Aerie at the written direction or request of Alcon or any action required to be taken by Aerie pursuant to the Merger Agreement;
(viii)	any event, occurrence, circumstance, change, or effect resulting or arising from the identity of, or any facts or circumstances relating to, Alcon, Merger Sub, or any of their respective affiliates;
(ix)
any event, occurrence, circumstance, change, or effect arising directly or indirectly from or otherwise relating to any change or proposed change in, or any compliance with or action taken for the purpose of complying with any change or proposed change in, any legal requirement or GAAP (or interpretations of any legal requirement or GAAP);

(x)	any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any governmental body affecting a national or federal government as a whole; or
(xi)	changes in anti-dumping actions, international tariffs, trade policies, or any “trade wars”.
provided, further, that any effects, changes, events, or occurrences set forth in clauses (iii), (iv), (v), (ix), and (x) above may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event occurrence, circumstance, change, or effect disproportionately affects Aerie and its subsidiaries relative to the other participants in the industries in which Aerie and its subsidiaries operate, but only to the extent of any such incremental disproportionate effect of such event, occurrence, circumstance, change, or effect on Aerie and its subsidiaries.
In the Merger Agreement, Aerie has made customary representations and warranties to Alcon and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the Aerie disclosure schedules. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing, and authority and qualification to conduct business with respect to Aerie and its subsidiaries;
•	the certificate of incorporation and bylaws of Aerie and its subsidiaries;
•	ownership and capital structure of Aerie and its subsidiaries;
•
the absence of any encumbrances and transfer restrictions (except for encumbrances or transfer restrictions of general applicability as may be provided under applicable securities laws) regarding any shares of common stock;

•	Aerie’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement against Aerie;
•	required consents, approvals, and regulatory filings in connection with the Merger Agreement;
•	the preparation of Aerie’s financial statements, including Aerie’s maintenance of internal controls with respect to financial reporting;

•	the preparation, compliance, accuracy, and timely filing of or furnishing to the SEC all of Aerie’s SEC filings, including disclosure controls and procedures;
•	the absence of any action that has occurred that had a Material Adverse Effect, since December 31, 2021;
•	the operation in all material respects in the ordinary course of business consistent with past practice by Aerie and its subsidiaries since December 31, 2021;
•	the absence of undisclosed liabilities;
•	litigation matters;
•	possession of all permits and governmental authorizations necessary to enable Aerie and its subsidiaries to conduct its business;
•	compliance with applicable laws;
•	employee benefit plans;
•	labor matters;
•	tax matters;
•	the existence, validity, and enforceability of specified categories of Aerie’s material contracts;
•	intellectual property matters;
•	real and personal property;
•	environmental matters;
•	anti-corruption laws, sanctions, and similar rules and regulations;
•	FDA and related matters;
•	healthcare regulatory compliance;
•	data privacy and information security matters;
•	compliance with sanctions, customs, and trade control laws;
•	insurance matters;
•	compliance with Aerie’s organizational documents, including with respect to the transactions contemplated by the Merger Agreement;
•	the applicability of Section 203 of the DGCL and any other applicable takeover or anti-takeover laws;
•	opinion of financial advisors; and
•	payment of fees and expenses to any investment banker, broker, or finder in connection with the Merger Agreement.
In the Merger Agreement, Alcon, and Merger Sub have made customary representations and warranties to Aerie that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing, and authority and qualification to conduct business with respect to each of Alcon and Merger Sub;
•
Alcon’s and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement and perform their respective obligations thereunder, and the enforceability of the Merger Agreement against Alcon and Merger Sub;

•	required consents, approvals, and regulatory filings in connection with the Merger Agreement;
•	no untrue information having been provided, specifically for inclusion or incorporation by reference for preparing this proxy statement;
•	litigation matters;

•	payment of fees to any investment banker, broker, finder, or other intermediary in connection with the Merger Agreement;
•	sufficiency of funds and solvency;
•	capitalization of Merger Sub; and
•	no interested stockholders.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that during the period from the date of the Merger Agreement until the Closing or earlier termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by law, (ii) as may be consented to in writing by Alcon (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as may be required in accordance with the Merger Agreement, or (iv) as disclosed in the Aerie disclosure schedules to the Merger Agreement, Aerie will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its material business organizations and material business relationships with third parties.
Without limiting the generality of the foregoing, the Merger Agreement provides that Aerie will not, and will cause each of its subsidiaries not to:
•
establish a record date for, declare, set aside, or pay any dividend, or make any other distribution in respect of any shares of Aerie’s capital stock (including the shares of common stock), other than dividends and distributions paid by wholly owned subsidiaries of Aerie to Aerie, or to any of Aerie’s other wholly owned subsidiaries,

•
repurchase, redeem, or otherwise reacquire any of the shares of common stock, or any rights, warrants, or options to acquire any of the shares of common stock, other than: (1) certain repurchases of shares of common stock held by an officer, employee, independent contractor, or consultant of Aerie upon termination of such person’s employment or engagement by Aerie, (2) repurchases of Aerie Options, Aerie SARs, Aerie Restricted Stock or Aerie RSUs (or shares of common stock issued upon the exercise or vesting thereof), (3) in connection with withholding to satisfy the exercise price or tax obligations with respect to Aerie Options, Aerie SARs, Aerie Restricted Stock or Aerie RSUs or settlement or conversions of any of the convertible notes of Aerie;

•
split, combine, subdivide, or reclassify any shares of common stock or other equity interests, except for any such transaction by a wholly owned subsidiary of Aerie which remains a wholly owned subsidiary after consummation of such transaction;

•
sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the sale, issuance, grant, delivery, pledge, transfer, or encumbrance of (i) any capital stock, equity interest, or other security, (ii) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity interest, or other security, or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest, or other security; subject to certain exceptions allowing Aerie to issue shares of common stock in connection with the vesting of equity awards, the conversion of convertible debt, and solely among Aerie and Aerie’s wholly owned subsidiaries;

•
(i) establish, adopt, enter into, terminate, or materially amend any employee benefit plan, (ii) amend or waive any material rights under, or accelerate the vesting under, any provision of any employee benefit plan, (iii) grant or increase any severance, retention or termination pay to any current or former employee, officer, director, or independent contractor of any of Aerie and its subsidiaries, (iv) grant any employee, officer, director, or independent contractor any of Aerie and its subsidiaries any increase in compensation or benefits, (v) grant any equity, equity-based, or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director, or independent contractor of any of Aerie and its subsidiaries, (vi) hire any individual who would be a key employee or promote any individual into a position which would make that individual a key employee, (vii) terminate or give notice to terminate the employment of any key employees other than for cause or gross misconduct, or (viii) announce or agree to any redundancies or redundancy terms; provided, however,

Aerie may: (a) provide increases in base salary or wages of not more than 5% to any employees in the ordinary course of business; (b) amend any employee benefit plan to the extent required by law or, with respect to health and welfare plans, in the ordinary course of business as part of annual plan renewal procedures; (c) enter into at-will employment agreements in connection with the hiring of non-key employees in the ordinary course of business; and (d) enter into agreements with consultants in the ordinary course of business (and on terms consistent with the terms entered into with consultants by Aerie); provided, further, that, in the case of clauses (c) and (d) above, such employment or consulting agreements do not provide for total annual compensation in excess of $350,000 and are terminable without penalty on less than ninety (90) days’ advance notice and do not provide for severance, change in control, or other material contractual benefits;
•	amend or permit the adoption of any amendment to Aerie’s certificate of incorporation or bylaws or other charter or organizational documents;
•
acquire any equity interest in any other entity or enter into any material joint venture, partnership, or similar arrangement, except transactions between Aerie and a wholly owned subsidiary, or between wholly owned subsidiaries;

•	make or authorize any capital expenditure (except that Aerie and its subsidiaries may make capital expenditures that do not exceed $500,000 in the aggregate);
•
acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create, or incur any encumbrance (other than any permitted encumbrances) on, relinquish or permit to lapse, transfer, or assign any material right or other material asset or real or personal property (other than intellectual property rights), except (i) in the ordinary course of business, (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Aerie and its subsidiaries, (iii) capital expenditures permitted by any foregoing subsection, or (iv) transactions between Aerie and a wholly owned subsidiary or between wholly owned subsidiaries;

•
acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create, or incur any encumbrance (other than a permitted encumbrance) on, relinquish, or permit to lapse (other than any patent expiring at the end of its statutory term), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal, or other preferential right, non-assert, or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce, or protect, any intellectual property right, except (i) granting non-exclusive licenses (a) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for Aerie of its subsidiaries (where such license is granted to enable the performance of such services), or other similar agreements, in each case, that are entered into by Aerie of its subsidiaries in the ordinary course of business, and (b) where the grant of rights to use any intellectual property rights are incidental, and not material to, any performance under each such agreement, or (ii) transactions between Aerie and a wholly owned subsidiary or between wholly owned subsidiaries;

•
(i) lend money to, make capital contributions or advances to, or make investments in, any person or incur, issue, or guarantee any indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with Aerie’s policies related thereto), other than between Aerie and a wholly owned subsidiary, or between wholly owned subsidiaries Aerie, or (ii) invest or re-invest any funds or monies in any financial instruments, cryptocurrency, or securities that do not qualify as cash and cash equivalents;

•
except as otherwise contemplated by the Merger Agreement, (i) amend or modify in any material respect, or voluntarily terminate, any material contract in a manner which is adverse to Aerie, (ii) enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement, or (iii) enter into a specified commercial arrangement set forth in the Aerie disclosure schedules to the Merger Agreement or thereafter amend or modify in any material respect, or voluntarily terminate, such arrangement;

•
except as required by law or GAAP and subject to the proviso below, (i) make any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes of Aerie, (ii) make, rescind or change any material tax election, (iii) file a material amended tax return, (iv) enter into a closing agreement with any governmental body regarding any material tax liability or assessment,

(v) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund, offset, or other reduction in tax liability, (vi) waive or extend the statute of limitations with respect to any material tax or material tax return (except in connection with automatic extensions of time to file tax returns granted in the ordinary course of business), or (vii) take any other action outside of the ordinary course of business relating to the filing of any tax return or the payment of any tax, if such action would have the effect of (a) materially increasing the tax liability of Aerie or any of its subsidiaries for any taxable period ending after the Closing Date, (b) materially decreasing any tax attribute of Aerie or any of its subsidiaries existing on the date of the Merger Agreement, or (c) losing any reliefs (including research and development tax credits) or capital allowances on specified intangible assets under Section 291A of the Irish Taxes Consolidation Act, 1997, as amended, claimed by any Irish subsidiary of Aerie prior to the Closing Date; provided, that Aerie shall cause Aerie Pharmaceuticals Limited to report advance payments on the full inclusion method provided in Treasury Regulations Section 1.451-8(b) on Aerie’s U.S. federal income tax returns for the taxable year ended December 31, 2020 and thereafter;
•
settle, release, waive, or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against Aerie or any of its subsidiaries, other than any settlement, release, waiver or compromise that (i) results solely in monetary obligations involving only the payment of monies by Aerie or any of its subsidiaries of not more than $250,000 (individually) or $1,000,000 (in the aggregate) (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, of Aerie or any of its subsidiaries) or (ii) results in no monetary or other material non-monetary obligation of Aerie or any of its subsidiaries (excluding confidentiality, non-disparagement, and customary administrative provisions), provided that the settlement, release, waiver or compromise of any legal proceeding or claim brought by the stockholders of Aerie against Aerie or its directors relating to the transactions contemplated by the Merger Agreement or a breach of the Merger Agreement or any other agreements contemplated thereby will be subject to Section 1.5 or 6.7 of the Merger Agreement;

•	enter into, amend, or terminate any collective bargaining agreement;
•	adopt or implement any stockholder rights plan or similar arrangement;
•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any of Aerie or an of its subsidiaries; or

•	authorize any of, or agree or commit to take, any of the actions described above.
Notwithstanding the foregoing, nothing contained in the Merger Agreement will give to Alcon or Merger Sub, directly or indirectly, rights to control or direct the operations of Aerie and any subsidiary of Aerie prior to the Effective Time. Prior to the Effective Time, each of Alcon and Aerie will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, subsidiaries’ respective operations.
No Solicitation of Other Offers
For purposes of this proxy statement and the Merger Agreement:
“Aerie Acquisition Proposal” means any proposal or offer from any person (other than Alcon and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any:
•
acquisition or exclusive license of assets of Aerie equal to more than twenty percent (20%) of Aerie’s consolidated assets or to which more than twenty percent (20%) of Aerie’s revenues or earnings on a consolidated basis are attributable;

•	issuance or acquisition of more than twenty percent (20%) of the outstanding shares of common stock,
•
recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than twenty percent (20%) of the outstanding shares of common stock; or

•
merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Aerie that if consummated would result in any person or group beneficially owning more than twenty percent (20%) of the outstanding shares of common stock, in each case other than the transactions contemplated by the Merger Agreement, including the Merger.

“Superior Offer” means a bona fide, written Aerie Acquisition Proposal that the Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Aerie Acquisition Proposal that the Board deems relevant, and, if consummated, would result in a transaction more favorable to Aerie’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Alcon pursuant to the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Aerie Acquisition Proposal shall be deemed to be references to “50%.”
During the Pre-Closing Period, Aerie and its subsidiaries will not, and will use commercially reasonable efforts to cause its representatives not to, directly or indirectly:
•
continue any solicitation, knowing encouragement, discussions, or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Aerie Acquisition Proposal;

•
(i) solicit, initiate, knowingly facilitate, or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Aerie Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Aerie Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Aerie Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion), or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Aerie Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Aerie Acquisition Proposal, subject to certain exceptions; or

•
waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless the Board determines in good faith, after consultation with Aerie’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board under applicable law.

Aerie agreed that any violations of the non-solicitation obligations of the Merger Agreement by its representatives (acting in its capacity as such on behalf of Aerie) will be deemed to be a breach of the Merger Agreement by Aerie.
In addition, as of the date of the Merger Agreement, Aerie will request that each person that has executed a confidentiality agreement or otherwise received non-public information about Aerie or its subsidiaries from, or on behalf of, Aerie, in each case in connection with such person’s consideration of an Aerie Acquisition Proposal, prior to the date of the Merger Agreement promptly return or destroy all non-public information furnished to such individual or entity by or on behalf of Aerie or its subsidiaries and promptly terminate all physical and electronic data room access for such persons and their representatives to diligence or other non-public information regarding Aerie or its subsidiaries.
If Aerie or its subsidiaries (or their respective representatives) receives a bona fide Aerie Acquisition Proposal at any time after the date of the Merger Agreement and prior to receipt of the Aerie Stockholder Approval, and the Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Aerie Acquisition Proposal could reasonably be expected to lead to a Superior Offer, Aerie or its subsidiaries and their respective representatives may (i) furnish, pursuant to an executed confidentiality agreement with terms no less favorable in the aggregate to Aerie than those contained in the confidentiality agreement entered into as of December 14, 2020 between Aerie Pharmaceuticals, Inc. and Alcon Inc., as it may be amended from time to time, non-public information concerning Aerie and its subsidiaries to such person or group of persons making such Aerie Acquisition Proposal, provided that any such material non-public information provided to such person or persons must also be provided to Alcon as promptly as practicable and in no event later than one (1) business day, if not already provided to Alcon, and (ii) engage in discussions with such person or group of persons making such Aerie Acquisition Proposal.
From and after the date of the Merger Agreement and prior to obtaining the Aerie Stockholder Approval, Aerie will (i) promptly (and in any event within one (1) business day) notify Alcon if any inquiries, proposals, or offers with respect to an Aerie Acquisition Proposal are received by Aerie or its subsidiaries and provide Alcon with a copy of any written Aerie Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement, or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Alcon reasonably informed of any material developments, discussions, or negotiations regarding any Aerie Acquisition Proposal on a prompt basis (and in any event within one (1) business day of such material development, discussion, or negotiation).
As described under the caption “Proposal 1: Adoption of the Merger Agreement-Effect of Termination; Termination Fees,” if Aerie terminates the Merger Agreement after the date of the Merger Agreement but prior to the adoption of the Merger Agreement by Aerie’s stockholders for the purpose of entering into an agreement in respect of a Superior Offer, Aerie must pay the Aerie Termination Fee to Alcon.
Recommendation of the Board; Aerie Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board has made the recommendation that the holders of common stock of Aerie vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board will not effect an Aerie Adverse Recommendation Change (as defined below) except as described below.
During the Pre-Closing Period, the Board may not take any action described in the following (any such action, an “Aerie Adverse Recommendation Change”):
•
withdrawing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify, or qualify, in a manner adverse to Alcon or Merger Sub, the recommendation of the Board to approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth therein;

•
adopting, approving, recommending, or declaring advisable any Aerie Acquisition Proposal or allowing Aerie to execute or enter into any contract with respect to any Aerie Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement)); or

•
failing to recommend against a tender or exchange offer related to an Aerie Acquisition Proposal within ten (10) business days of the written request of Alcon, provided that Alcon may only make such request once with respect to any Aerie Acquisition Proposal.

Neither the Board nor any committee of the Board will make any Aerie Adverse Recommendation Change and also may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Aerie Acquisition Proposal (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to receipt of the Aerie Stockholder Approval, if (i) Aerie receives a bona fide Aerie Acquisition Proposal from a third party that is not in violation of such party’s contractual obligations to Aerie, (ii) a material breach by Aerie of its non-solicitation obligations has not contributed to the making of such Aerie Acquisition Proposal, and (iii) the Board concludes in good faith, after consultation with outside counsel and its financial advisors, that such Aerie Acquisition Proposal constitutes a Superior Offer after giving effect to all of the adjustments of the Merger Agreement that are offered in writing by Alcon, the Board may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the holders of the shares of common stock in accordance with law, (A) effect an Aerie Adverse Recommendation Change or (B) terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Offer, subject to the following:
•
Aerie has agreed not to terminate the Merger Agreement, and any purported termination in accordance with (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination Aerie (1) pays the Aerie Termination Fee and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Offer; and

•
the Board may not effect a change of its recommendation in accordance with (A) above or terminate the Merger Agreement in accordance with (B) above unless (I) no material breach of Aerie’s obligations of the non-solicitation has occurred, (II) Aerie has provided prior written notice to Alcon, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Offer, which notice will specify the material terms and conditions of any such Superior Offer (including the identity of the party making such Superior Offer), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Offer, (III) prior to effecting such Aerie Adverse Recommendation Change or terminating the Merger Agreement to entered into a definitive Alternative Acquisition Agreement with respect to such Superior Offer, Aerie has, and has caused its representatives to, during the Notice Period, negotiate with Alcon in good faith (to the extent Alcon requests to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Aerie Acquisition Proposal ceases to constitute a Superior Offer, and (IV) following any negotiation described in clause (III) above, the Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that such Aerie Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Aerie Adverse Recommendation Change or terminate Merger Agreement would be inconsistent with the fiduciary duties of the Board under applicable law.
In the event of any material revisions to the Superior Offer after the start of the Notice Period, Aerie must deliver a new written notice to Alcon and comply with the foregoing requirements with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four (4) business days will be deemed two (2) business days. Any Aerie Adverse Recommendation Change will not change the approval of the Board for purposes of causing any state takeover statute or other law to be inapplicable to the transactions contemplated hereby.
Additionally, the Board may make an Aerie Adverse Recommendation Change in the absence of an Aerie Acquisition Proposal if an Aerie Intervening Event (as defined below) has occurred, and the Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Aerie Adverse Recommendation Change on account of Aerie Intervening Event would be inconsistent with its fiduciary duties, as long as Aerie has (i) provided to Alcon at least four (4) business days’ prior written notice advising Alcon that the Board intends to take such action and specifying Aerie Intervening Event in reasonable detail and (ii) during such four (4) business day period, if requested by Alcon, engaged in good faith negotiations with Alcon to amend the Merger Agreement in such a manner that obviates the need or reason for Aerie Adverse Recommendation Change.
For the purposes of this proxy statement and the Merger Agreement, “Aerie Intervening Event” means any event, occurrence, circumstance, change, or effect that materially affects the business, assets, or operations of Aerie (other than any event, occurrence, circumstance, change, or effect primarily resulting from a breach of the Merger Agreement by Aerie) occurring or arising after the date of the Merger Agreement that was neither known to the Board nor reasonably foreseeable as of the date of the Merger Agreement, which event, occurrence, circumstance, change, or effect becomes known to the Board prior to the Effective Time, other than (i) changes in price of the shares of common stock, in and of itself (however, the underlying reasons for such changes may constitute an Aerie Intervening Event), (ii) any Aerie Acquisition Proposal, or (iii) the fact that, in and of itself Aerie exceeds any internal or published projections, estimates or expectations of Aerie’s revenue, earnings, or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Aerie Intervening Event).
Indemnification and Insurance
Under the Merger Agreement, from and after the Effective Time, all rights to indemnification, advancement of expenses, or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at, or after the Effective Time) now existing in favor of the current or former directors, officers, or employees of Aerie or its subsidiaries and any indemnification or other similar agreements of Aerie or its subsidiaries, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect and will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person, and Alcon will cause the Surviving Corporation and its subsidiaries to perform its obligations thereunder.
Without limiting the foregoing, from and after the Effective Time, Alcon will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Aerie or its subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Aerie or its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law.

In the event of any such claim, action, suit, or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, or proceeding from the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its subsidiaries, as applicable, as in effect on the date of the Merger Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.
Prior to the Effective Time, Aerie will use commercially reasonable efforts, in consultation with Alcon, to purchase “tail” directors’ and officers’ liability insurance for Aerie and its subsidiaries and their respective current and former directors, officers, and employees who are covered by the Current D&O Insurance, in an amount that is no less than the existing coverage and with terms no less favorable than the existing coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time, so long as the annual premium therefor would not be in excess of the Maximum Amount. Such “tail” policy shall be maintained for a period of six (6) years following the Closing Date. In the event such “tail” policy has not been purchased as of the Closing Date, for a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Alcon will cause the Surviving Corporation to, either cause to be maintained in effect the Current D&O Insurance or provide substitute insurance for Aerie and its subsidiaries and their current and former directors and officers who are covered by the Current D&O Insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by the terms of the Merger Agreement, it shall obtain as much comparable insurance as possible for the years within such six (6) year period for a premium equal to the Maximum Amount.
Employee Benefits
The Merger Agreement provides that, until the first (1st) anniversary of the Effective Time, (i) each employee of Aerie or its subsidiaries who continues to be employed by the Surviving Corporation or its subsidiaries following the Effective Time (a “Continuing Employee”) will be provided an annual base salary or wage level and annual cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage level and annual cash bonus opportunity provided to similarly situated Alcon employees, and (ii) Continuing Employees will be provided employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding post-employment welfare benefits, defined benefit pension benefits, equity-based compensation, and transaction or retention bonuses) to the employee benefits provided to similarly situated Alcon employees.
For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Alcon and its affiliates, each Continuing Employee who participates in any such plan will receive service credit for all years of service with Aerie or its subsidiaries, as applicable, prior to the Effective Time, to the same extent as such service was recognized under an analogous employee benefit plan of Aerie or its subsidiaries in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (a “Prior Plan”). However, the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits, or (ii) for purposes of benefit accrual under any defined benefit pension plan or for purposes under any retiree medical plan or long-term incentive arrangement. If, on or after the Effective Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), Alcon will, and will cause its affiliates to, use commercially reasonable efforts to (1) cause any restrictions or limitations with respect to eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements would not have been waived under the corresponding Prior Plan), and (2) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.

Efforts to Close the Merger
Under the Merger Agreement, Alcon, Merger Sub, and Aerie agreed to use reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws that may be asserted by any governmental body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date. These efforts include providing as promptly as reasonably practicable all information required by a governmental body pursuant to the governmental body’s evaluation of the Transactions under the HSR Act or any other applicable Antitrust Laws (this includes any Request for Additional Information and Documentary Material pursuant to the HSR Act).
Notwithstanding anything in the Merger Agreement to the contrary, under no circumstances shall Alcon or any of its affiliates be required to (i) divest or agree to divest any assets or businesses of Alcon or its affiliates or Aerie or its subsidiaries, (ii) hold separate or agree to hold separate any assets or businesses of Alcon or its affiliates or Aerie, or its subsidiaries pending such divestiture, (iii) agree to any limitations with respect to how it owns, retains, conducts, or operates all or any portion of any assets or businesses of Alcon or its affiliates or Aerie or its subsidiaries, or that would impair or restrict its ability to acquire such assets or businesses, (iv) grant or agree to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party, or (v) agree or consent to any other remedy, in each case, to obtain any required approval or to forestall or prevent any action by any governmental body (each of clauses (i)-(v) an “Antitrust Restraint”). Additionally, neither Aerie nor any of its affiliates shall permit, take, or agree to permit or take, any Antitrust Restraint without the prior written approval of, and direction by, Alcon.
Under the Merger Agreement, Alcon, Merger Sub, and Aerie agreed to, and agreed to cause their respective affiliates to:
•
promptly, but in no event later than ten (10) business days after the date of the Merger Agreement, unless otherwise agreed by the parties, make an appropriate filing of all Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice as required by the HSR Act;

•
cooperate with each other in determining whether (and preparing and making as promptly as practicable) any other filings, notifications, or other consents are required to be made with or obtained from any other governmental bodies;

•
give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement under the Antitrust Laws;

•	keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action, or legal proceeding;
•
promptly inform the other parties of, and give the other parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ, or any other governmental body in connection with any such request, inquiry, investigation, action, or legal proceeding;

•
promptly furnish to the other parties, subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action, or legal proceeding (other than highly sensitive or valuation information (which can be redacted));

•
subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any such request, inquiry, investigation, action, or legal proceeding; and

•
except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action, or legal proceeding in respect of the Transactions, permit authorized representatives of the other parties to be present at and participate in each meeting or conference relating to such request, inquiry, investigation, action, or legal proceeding and to have access to and be consulted in connection with any argument, opinion, or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action, or legal proceeding.
Other Covenants
Stockholders Meeting
As promptly as reasonably practicable following the earlier of (i) the date on which the SEC confirms that it has no further comments to this proxy statement, (ii) the receipt by Aerie of confirmation from the SEC that it will not be reviewing this proxy statement, or (iii) if the SEC has failed to affirmatively notify Aerie within 10 calendar days after the initial filing of this proxy statement, the 11th day after such filing, Aerie has agreed to establish a record date for, duly call, give notice of, convene, and hold the Special Meeting for the purpose of seeking the Aerie Stockholder Approval and take all lawful action to solicit approval of the Merger Agreement.
Stockholder Litigation
Aerie has agreed to promptly notify Alcon after it has notice of any actions, suits, claims, investigations, or proceedings instituted or threatened against Aerie or its directors, officers, by any holders of shares of common stock (in its capacity as such or through a derivative action), challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement. Aerie has also agreed to give Alcon the right to participate in (but not control) the defense, prosecution, settlement, or compromise of any such actions, suits, claims, investigations, or proceedings, and consult with legal counsel to Aerie regarding the defense, prosecution, settlement, or compromise of any such actions, suits, claims, investigations, or proceedings and will not settle, compromise, or agree to settle or compromise, any such actions, suits, claims, investigations, or proceedings without Alcon’s written consent (not to be unreasonably withheld, conditioned, or delayed).
Convertible Notes
Within the time periods required by the terms of the Indenture between Aerie and Wilmington Trust, National Association, dated as of September 9, 2019 (the “Convertible Notes Indenture”), Aerie has agreed to take all actions required by, or reasonably requested by, Alcon pursuant to the Convertible Notes Indenture or applicable law to be performed by Aerie at or prior to the Effective Time as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including giving any notice required or reasonably requested by Alcon and delivery to the trustee, noteholders, or other applicable persons of any documents or instruments required or reasonably requested by Alcon to be delivered at or prior to the Effective Time, including any supplemental indenture, certificate, or legal opinion. Aerie has agreed to provide Alcon and its legal counsel with reasonable opportunity to review and comment on any such notices, documents, or instruments, and Aerie has agreed to take into account any comments reasonably proposed by Alcon. Aerie has agreed to use commercially reasonable efforts to consult with Alcon prior to making any election with respect to any settlement method in connection with any conversions of any convertible notes and shall not irrevocably elect any settlement method that would be applicable to any conversions of any convertible notes occurring after the Effective Time without Alcon’s prior written consent.
Capped Call Transactions
For purposes of this proxy statement and the Merger Agreement:
“Capped Call Documentation” shall mean (i) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between Aerie and Bank of America, N.A., (ii) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between Aerie and Citibank, N.A., (iii) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between Aerie and Bank of America, N.A., (iv) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between Aerie and Citibank, N.A., (v) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Aerie and Bank of America, N.A., (vi) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Aerie and Citibank, N.A., (vii) the Additional Capped Call Side Letter, dated as of September 10, 2019 between Aerie and Bank of America, N.A., and (viii) the Additional Capped Call Side Letter, dated as of September 10, 2019 between Aerie and Citibank, N.A.

Aerie shall comply with all of its obligations in connection with the Capped Call Transactions. Aerie shall not, without Alcon’s prior written consent, agree to any amendments or determinations (including adjustments) in connection with the Capped Call Transactions, and shall promptly provide notice to Alcon of any written communications or material oral communications from any counterparty to any Capped Call Transactions in connection with any such amendments or determinations. Aerie shall, at Alcon’s request, use its commercially reasonable efforts to cooperate with Alcon to enter into arrangements with such counterparties to any Capped Call Transactions so that the Capped Call Transactions are terminated, exercised, settled, or cancelled subject to the occurrence of the Effective Time. At Alcon’s request, Aerie shall, and shall cause its Representatives (as defined in the Merger Agreement) to, cooperate with Alcon in connection with any discussions, negotiations, or agreements with the counterparties to the Capped Call Transactions with respect to any settlement in connection with the Capped Call Transactions. Aerie shall not, and shall cause its Representatives not to, without Alcon’s prior written consent (i) make any amendments, modifications, or other changes to the terms of the Capped Call Documentation, or (ii) exercise any right it may have to terminate, or cause the early settlement of, any of the Capped Call Transactions. Aerie shall provide Alcon and its legal counsel reasonable opportunity to review and comment on any notice or documentation in connection with the Capped Call Transactions prior to delivery to any counterparty, and Aerie shall reflect any such comments in such document prior to delivery thereof. Nothing in this section shall require Aerie to (A) other than as required under the Capped Call Transaction, pay any fees, incur, or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time, or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Documentation (it being understood that Aerie will provide Alcon with prior notice of any such delivery with an opportunity to comment on such notice, and to reflect any such comments which both Aerie and Alcon acting reasonably agree on in such notice prior to delivery thereof).
Conditions to the Closing of the Merger
The obligations of Aerie, Alcon, and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including the following:
•	Aerie’s receipt of the Aerie Stockholder Approval at the Special Meeting in accordance with applicable law, its certificate of incorporation, and its bylaws;
•
there shall be no temporary restraining order, preliminary or permanent injunction, or final judgment issued by any governmental body in any jurisdiction in which Alcon or Aerie has material business operations preventing the consummation of the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Merger by any governmental body in any jurisdiction in which Alcon or Aerie has material business operations which prohibits or makes illegal the consummation of the Merger; and

•
the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (which such waiting period expired at 11:59 p.m. Eastern Time on Thursday, October 6, 2022).

Additionally, the obligations of Alcon and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including, the following:
•
the representations and warranties of Aerie set forth in the Merger Agreement relating to certain aspects of Aerie’s capitalization being accurate subject to de minimis variations, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date);

•
the representations and warranties of Aerie set forth in the Merger Agreement relating to due organization, subsidiaries, compliance with Aerie’s certificate of incorporation and bylaws, certain aspects of Aerie’s capitalization, authority, binding nature of the Merger Agreement, takeover laws, opinion of Aerie’s financial advisor, finder’s and similar fees being accurate in all material respects, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date);

•
the representations and warranties of Aerie set forth in the Merger Agreement, other than those relating to due organization, subsidiaries, compliance with Aerie’s certificate of incorporation and bylaws, certain aspects of Aerie’s capitalization, authority, binding nature of the Merger Agreement, takeover laws, opinion of Aerie’s financial advisor, finder’s and similar fees, being accurate, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not, individually or in the aggregate, be reasonably expected to have, a Material Adverse Effect;
•	Aerie having performed or complied with, in all material respects, the covenants and agreements, required to be performed by Aerie under the Merger Agreement at or prior to the Effective Time;
•	the absence of any Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing as of the Effective Time; and
•	the receipt by Alcon and Merger Sub of an officer’s certificate of Aerie, certifying that the conditions set forth in the preceding five (5) bullets have been satisfied.
Lastly, the obligations of Aerie to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including, the following:
•
the representations and warranties of Alcon and Merger Sub set forth in the Merger Agreement being accurate, disregarding for such purposes all qualifications of “materiality” or “Material Adverse Effect” contained in such representations and warranties, as of the date of the Merger Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not, individually or in the aggregate, be reasonably expected to have, a Parent Material Adverse Effect (as defined in the Merger Agreement);

•
Alcon and Merger Sub having performed or complied with, in all material respects, the covenants and agreements required to be performed by Alcon or Merger Sub under the Merger Agreement prior to the Effective Time; and

•	the receipt by Aerie of an officer’s certificate of Alcon, certifying that the conditions described in the preceding two (2) bullets have been satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after the Aerie Stockholder Approval is obtained:
•	by mutual written consent of Alcon and Aerie.
•	by either Alcon or Aerie:
○
if the Effective Time has not yet occurred on or prior to 11:59 p.m. Eastern Time on May 22, 2023 (the “End Date”); provided, the End Date will be automatically extended for 3 months if all of the closing conditions have been satisfied (other than the conditions that there is no temporary restraining order, injunction or judgment prohibiting the consummation of the merger and the expiration of the waiting period under the HSR Act and those conditions that are to be satisfied at the Effective Time). The right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of the failure of the Effective Time to occur by such date;

○
if a government body of competent jurisdiction shall have issued a final, nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal; provided, however, that the right to terminate the Merger Agreement in accordance with the foregoing shall not be available to any party whose material breach of the Merger Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling, or other action, or to any party that has failed to use its reasonable best efforts to remove such order, decree, ruling, or other action.

•
by Alcon, prior to obtaining the Aerie Stockholder Approval, if the Board have failed to include the Board’s recommendation to the stockholders to approve the Merger Agreement in this proxy statement when mailed, or have effected an Aerie Adverse Recommendation Change.

•
by Aerie, prior to obtaining the Aerie Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer;

•
by Alcon if a breach of a representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement by Aerie has occurred, such that the conditions providing that Aerie’s representations and warranties are accurate and that it has performed and complied with, in all material respects, its obligations under the Merger Agreement would not be satisfied and could not be cured by Aerie by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of Alcon providing notice to Aerie of such breach or failure to perform, provided that Alcon is not in material breach of any representation, warranty, covenant, or obligation of the Merger Agreement;

•
by Aerie if a breach of a representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement by Alcon or Merger Sub has occurred if such breach or failure would reasonably be expected to prevent Alcon or Merger Sub from consummating the transactions contemplated by the Merger Agreement and such breach or failure could not be cured by Alcon or Merger Sub by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of Aerie providing notice to Alcon of such breach or failure to perform, provided that Aerie is not in material breach of any representation, warranty, covenant, or obligation of the Merger Agreement; or

•
by Aerie or Alcon if the Aerie Stockholder Approval has not been obtained because of the failure to obtain the required vote upon a final vote taken at the Special Meeting (or any adjournment or postponement thereof).

In the event of any termination of the Merger Agreement pursuant to the termination rights discussed immediately above, written notice thereof shall be given to the other party specifying the provision pursuant to which termination is made. If the Merger Agreement is terminated in accordance with the termination rights discussed immediately above, certain sections of the Merger Agreement will survive the termination of the Merger Agreement in full force and effect, including terms relating to access to information, termination, amendment, and waiver, and other miscellaneous items. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from liability for fraud or willful breach of any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement.
Effect of Termination; Termination Fees
The Merger Agreement contains certain remedies in the event of a termination, including the payment of the Aerie Termination Fee or the Reverse Termination Fee in certain circumstances.
In the event that:
•
(i) the Merger Agreement is terminated by Aerie prior to obtaining the Aerie Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer; or

•
(ii) the Merger Agreement is terminated by Alcon, prior to obtaining the Aerie Stockholder Approval, if the Board have failed to include the Board’s recommendation to the stockholders to approve the Merger Agreement in this proxy statement when mailed, or have effected an Aerie Adverse Recommendation Change.

•	(iii) the Merger Agreement is terminated by Alcon or Aerie,
○	(A) because the Effective Time has not occurred before the End Date or by Alcon because of a material breach of the Merger Agreement by Aerie,
○	(B) an Aerie Acquisition Proposal has been publicly disclosed and has not been publicly withdrawn prior to such termination, and
○	(C) within twelve (12) months of such termination Aerie enters into a definitive agreement with respect to such Aerie Acquisition Proposal, which is subsequently consummated, then Aerie will promptly pay or cause to be paid to Alcon or its designee, Aerie Termination Fee, in the case of the foregoing clause (i), prior to or simultaneously with entering into such definitive agreement to accept the Superior Offer, in the case of clause (ii), two (2) business days after such termination, or in the case of clause (iii), prior to the consummation of such Aerie Acquisition Proposal. Aerie will not be required to pay the Aerie Termination Fee in accordance with the foregoing on more than one occasion. If paid, Alcon’s receipt of the Aerie Termination Fee is the sole and exclusive remedy of Alcon with respect to the Merger Agreement.
In the event that the Merger Agreement is terminated by Aerie or Alcon (i) because the Effective Time has not occurred before the End Date or (ii) because of the existence of any governmental restraint prohibiting the consummation of the Merger, and in each case all other conditions to closing have been satisfied, other than the satisfaction of any HSR Act or antitrust waiting period if such governmental restraint relates to such HSR Act or antitrust waiting period, then Alcon shall pay, or cause to be paid, to Aerie the Reverse Termination Fee. If paid, Aerie’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of Aerie with respect to the Merger Agreement.
Specific Performance
Notwithstanding anything to the contrary in the Merger Agreement, Alcon, Merger Sub, and Aerie are entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and conditions of the Merger Agreement without proof of damages or otherwise. The parties waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the Merger Agreement. Additionally, each party may pursue any other remedy available to it at law or in equity, including monetary damages.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.
Amendment
The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Prior to the Effective Time, the Merger Agreement may be amended with the approval of the respective boards of directors of the Aerie, Alcon and Merger Sub at any time, whether before or after Aerie Stockholder Approval has been obtained. However, after Aerie Stockholder Approval has been obtained, no amendment will be made that by any legal requirement requires further approval by Aerie’s stockholders without the further approval of such stockholders.
Governing Law
The Merger Agreement is governed by Delaware law.
Vote Required and Board Recommendation
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of common stock that are issued and outstanding as of the close of business on the Record Date. Assuming a quorum is present, (i) a failure to vote virtually or by proxy at the Special Meeting will have the same effect as votes cast “AGAINST” the Merger Proposal, (ii) abstentions will have the same effect as votes cast “AGAINST” the Merger Proposal, and (iii) broker “non-votes” (if any) will have the same effect as votes cast “AGAINST” the Merger Proposal. Shares of Aerie common stock represented by properly executed, timely received, and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Aerie common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board unanimously recommends, on behalf of Aerie,
that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Aerie is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the Compensation Proposal. This compensation is summarized in the section captioned “The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger.” The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Aerie is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Aerie approve, on a non-binding, advisory basis the compensation that will or may become payable to Aerie’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger-Interests of Aerie’s Directors and Executive Officers in the Merger’.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Aerie. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the shares properly cast for or against the Compensation Proposal, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote virtually or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will have no effect on the outcome of the Compensation Proposal, and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Aerie common stock represented by properly executed, timely received, and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Aerie common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board unanimously recommends, on behalf of Aerie, that you vote “FOR” the approval, on an advisory (non-binding) basis, of this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If the Board determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the proposal to adopt the Merger Agreement or the approval, on an advisory (non-binding) basis, of the Compensation Proposal.
In the Adjournment Proposal, we are asking our stockholders to approve a proposal to authorize the Board, in its discretion, to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Vote Required and Board Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of either (a) a majority of the shares properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the holders of the shares representing a majority of the voting power present virtually or represented by proxy at the Special Meeting and entitled to vote on such proposal, when a quorum is not present. Assuming a quorum is present, (i) a failure to vote virtually or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (ii) abstentions will have no effect on the outcome of the Adjournment Proposal, and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. If a quorum is not present, abstentions and broker non-votes (if any) will have the same effect as if the stockholder voted “AGAINST” the Adjournment Proposal. Shares of Aerie common stock represented by properly executed, timely received, and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Aerie common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.
The Board unanimously recommends, on behalf of Aerie, that you vote “FOR” approval of this proposal.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “AERI.” As of the Record Date, there were 49,390,503 shares of common stock outstanding held by approximately 171 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.
On October 6, 2022, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $15.16 per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our capital stock as of October 4, 2022 by:
•	each person or group of affiliated persons, who we know to beneficially own more than five percent (5%) of our outstanding common stock, each of whom we refer to as a five percent (5%) owner;
•	each of our named executive officers, including certain former named executive officers;
•	each of our directors; and
•	all of our current executive officers and directors as a group.
Information given below regarding beneficial owners of more than five percent (5%) of Aerie’s outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13F and other filings made with the SEC on or before October 4, 2022. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares issuable pursuant to stock options and other rights to purchase shares of our common stock exercisable within sixty (60) days of October 4, 2022. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is in care of Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Deerfield Management(1)	4,695,020	9.51%
BlackRock Institutional Trust Company, N.A.(2)	2,941,353	5.96%
The Vanguard Group, Inc.(3)	2,719,487	5.51%
Named Executive Officers and Directors:
Casey Kopczynski, Ph.D.(4)	701,528	1.41%
Raj Kannan(5)	320,225	*
John W. LaRocca, Esq.(6)	233,253	*
Benjamin F. McGraw, III, Pharm.D.(7)	132,398	*
Peter Lang(8)	88,847	*
Richard Croarkin(9)	96,509	*
Mechiel (Michael) M. du Toit(10)	96,509	*
Julie McHugh(11)	96,509	*
David W. Gryska(12)	66,105	*
Peter J. McDonnell, M.D.(13)	38,759	*
All current directors and executive officers as a group (10 persons)	1,870,642	3.77%
*	Represents beneficial ownership of less than 1% of Aerie’s outstanding common stock.
(1)
The information concerning Deerfield Mgmt, L.P., Deerfield Partners, L.P., Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Deerfield Private Design Fund III, L.P. is based solely upon a Schedule 13F filed with the SEC as of June 30, 2022. The address of Deerfield Management is 345 Park Avenue South, 12th floor, New York, New York 10010. The Schedule 13F filed by the reporting institution provides information as of June 30, 2022.

(2)
The information concerning BlackRock, Inc. is based solely upon a Schedule 13F filed with the SEC as of June 30, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The Schedule 13F filed by the reporting institution provides information as of June 30, 2022.

(3)
The information concerning The Vanguard Group is based solely upon a Schedule 13F filed with the SEC as of June 30, 2022. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13F filed by the reporting institution provides information as of June 30, 2022.

(4)	Consists of (a) 280,244 shares of common stock, (b) 17,476 shares of unvested performance restricted stock and (c) 403,808 shares of common stock issuable upon exercise of options.
(5)	Consists of (a) 215,783 shares of common stock and (b) 104,442 shares of unvested performance restricted stock.
(6)	Consists of (a) 53,585 shares of common stock, (b) 17,476 shares of unvested performance restricted stock and (c) 162,192 shares of common stock issuable upon exercise of options.
(7)	Consists of (a) 41,984 shares of common stock and (b) 90,414 shares of common stock issuable upon exercise of options.
(8)	Consists of (a) 46,297 shares of common stock and (b) 42,550 shares of unvested performance restricted stock.
(9)	Consists of (a) 16,095 shares of common stock and (b) 80,414 shares of common stock issuable upon exercise of options.
(10)	Consists of (a) 16,095 shares of common stock and (b) 80,414 shares of common stock issuable upon exercise of options.
(11)	Consists of (a) 16,095 shares of common stock and (b) 80,414 shares of common stock issuable upon exercise of options.
(12)	Consists of (a) 11,495 shares of common stock, (b) 52,614 shares of common stock issuable upon exercise of options, and (c) 1,996 shares of common stock indirectly held through a family trust.
(13)	Consists of (a) 7,995 shares of common stock and (b) 30,764 shares of common stock issuable upon exercise of options.

OTHER MATTERS
Other Matters
Our Board knows of no other business that will be presented for consideration at the Special Meeting. If other matters are properly brought before the Special Meeting, however, it is the intention of the persons named in the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Future Stockholder Proposals
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Aerie. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Aerie will hold the regular annual meeting of its stockholders in 2023 only if the Merger is not completed.
Stockholder Proposals for 2023 Annual Meeting of Stockholders
Stockholder proposals should be addressed to John W. LaRocca, Esq., Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.
If you wish to submit a proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, we must receive the proposal on or before December 27, 2022 pursuant to the proxy soliciting regulations of the SEC. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than thirty (30) days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting of Stockholders. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.
Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting, which notice must contain specific information required by Article I of our amended and restated by-laws.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than ninety (90) days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at the address set forth above no earlier than February 9, 2023 and no later than March 11, 2023.
Householding of Special Meeting Materials
The SEC’s rules permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements, annual reports, and Internet Notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Internet Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and Internet Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the proxy materials, other documents, or Internet Notice was delivered and who wishes to receive a separate copy of the proxy materials, other documents, or Internet Notice can request a copy of such documents or notice by sending an email request to sendmaterial@proxyvote.com or by contacting (919) 237-5300 and we will promptly deliver the requested documents or notice. Please include your control number with your request. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials and Internet Notice in the future, please notify your broker or direct your written request to sendmaterial@proxyvote.com or by contacting (919) 237-5300 and we will promptly deliver the requested documents or notice. Please include your control number with your request. Stockholders who currently receive multiple copies of the proxy statement or Internet Notice at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at http://investors.aeriepharma.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting.
•
Aerie’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), filed with the SEC on February 25, 2022, including those portions of Aerie's proxy statement on Schedule 14A filed with the SEC on April 26, 2022 that are incorporated by referenced into the Annual Report;

•	Aerie’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 6, 2022;
•	Aerie’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 5, 2022; and
•	Aerie’s Current Reports on Form 8-K, filed with the SEC on January 25, 2022, February 24, 2022 (Item 5.02 only), March 2, 2022, March 4, 2022, March 18, 2022, June 13, 2022, and August 23, 2022.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.
Any person, including any beneficial owner of shares of Aerie common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to Aerie’s address below. If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
Aerie Pharmaceuticals, Inc.
Attention: John LaRocca
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
(919) 237-5300
Email: sendmaterial@proxyvote.com

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
509 Madison Avenue Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: AERI@investor.morrowsodali.com

MISCELLANEOUS
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement, and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 7, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A
AGREEMENT AND PLAN OF MERGER

among

AERIE PHARMACEUTICALS, INC.,

a Delaware corporation,

ALCON RESEARCH, LLC,

a Delaware limited liability company, and

LYON MERGER SUB, INC.,

a Delaware corporation,

Dated as of August 22, 2022

A-i

A-ii

Exhibits
Exhibit A	Certain Definitions

Annexes
Annex I	Form of Certificate of Incorporation of the Surviving Corporation
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 22, 2022, among: Alcon Research, LLC, a Delaware limited liability company (“Parent”); Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”); and Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
(A) The Board of Directors has (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement.
(B) The boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
(C) Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the Transactions, including the Merger (the “Merger Sub Sole Stockholder Approval”).
(D) Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties to this Agreement (each a “Party” and collectively the “Parties”) agree as follows:
SECTION 1
THE MERGER
1.1 The Closing. Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of signatures as soon as practicable (and, in any event, within five Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.2 The Merger.
(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective.
(b) The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).
(c) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock (the “Shares”) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.3(b), each Share outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, which shall have only those rights set forth in Section 1.5) shall be converted into the right to receive $15.25 per Share in cash (the “Merger Consideration”), without interest and subject to any withholding of Taxes in accordance with Section 1.4(e); and
(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.
From and after the Effective Time, subject to this Section 1.3(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes therefor, upon the surrender of such shares of Company Common Stock in accordance with Section 1.4.
(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.
1.4 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purposes of exchanging Shares represented by a certificate evidencing such Shares (the “Certificates”) and Book-Entry Shares for the Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.3. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.3(a)(iii) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger. The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Notwithstanding anything to the contrary herein, the Equity Award Consideration will not be deposited with the Exchange Agent and will be paid in accordance with Section 1.6. In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration in accordance with Section 1.3(a)(iii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment.
(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of the Certificates or Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 1.3, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) to the Exchange Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.3. Upon surrender to the Exchange Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.4(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.3.
(c) At any time following the 12 month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.3) which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any amount payable to any Person pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.
1.5 Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
1.6 Treatment of Company Equity Compensation.
(a) Prior to the Effective Time, the Company may, in its discretion, accelerate the exercisability of any Company Option or Company SAR (and shall permit the exercise of Company Options and Company SARs prior to the Effective Time to the extent and for the period necessary to effect the provisions of this Section 1.6).
(b) At the Effective Time, each Company Option that is then outstanding and unexercised that has a per Share exercise price that is less than the Merger Consideration (an “In the Money Option”) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).
(c) At the Effective Time, each Company Option that is not an In the Money Option shall be cancelled as of the Effective Time without any consideration payable therefore.
(d) At the Effective Time, each Company SAR that is then outstanding and unexercised that has a strike price per Share that is less than the Merger Consideration (an “In the Money SAR”) shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such In the Money SAR, multiplied by (ii) the total number of In the Money SAR immediately prior to the Effective Time (without regard to vesting).
(e) At the Effective Time, each Company SAR that is not an In the Money SAR shall be cancelled as of the Effective Time without any consideration payable therefore.

(f) At the Effective Time, each then outstanding share of Company Restricted Stock (other than Company Performance-Vested Restricted Stock), whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the Merger Consideration with respect to each share of Company Restricted Stock (other than Company Performance-Vested Restricted Stock), whether or not vested, held by such holder (without regard to vesting).
(g) At the Effective Time, each then outstanding Share of Company Performance-Vested Restricted Stock that vests based on achievement of strategic metrics (the “Strategic PSAs”), whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to (i) the product of (A) the target number of Shares of Strategic PSAs granted to the holder, multiplied by (B) 100% (such product, the “Earned Strategic PSAs”), multiplied by (ii) the Merger Consideration (without regard to vesting). Promptly following the Effective Time, Parent shall calculate the cumulative total shareholder return through the Closing Date (the “Relative TSR Performance”) for each of the Company and the applicable members of the “Comparator Group” set forth in the award agreement for each then outstanding Share of Company Performance-Vested Restricted Stock that vests based on achievement of a relative total shareholder return metric (the “rTSR PSAs”) and will pay the holders of such rTSR PSAs in accordance with the Relative TSR Performance and the terms of each rTSR PSA.
(h) At the Effective Time, each then outstanding Company RSU, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU (without regard to vesting).
(i) Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, as applicable, shall adopt all resolutions and shall take all actions that it determines to be appropriate or necessary (under any Company Equity Plans and award agreements pursuant to which Company Options, Company SARs, Company Restricted Stock or Company RSUs are outstanding) to effect the transactions described in this Section 1.6.
(j) In respect of payments due under this Section 1.6, Parent shall cause to be paid to the Surviving Corporation or its Affiliate, the aggregate amount necessary to pay the Equity Award Consideration to the applicable holders of the In the Money Options, In the Money SARs, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs, and Company RSUs through the Company’s or the Surviving Corporation’s or its Affiliate’s payroll system. The payments described in the preceding sentence shall be paid as soon as practicable following the Effective Time (subject to withholding as described in Section 1.4(e) of this Agreement), and in no event later than the second payroll date following the Effective Time. Notwithstanding the foregoing, (i) to the extent a payment pursuant to this Section 1.6 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty; and (ii) payment shall not be delayed in a manner which results in a tax or penalty to the holder of an In the Money Option, In the Money SAR, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs, or Company RSU under Section 409A of the Code.
1.7 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

THE SURVIVING CORPORATION
2.1 Certificate of Incorporation and Bylaws; Directors and Officers.
(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.
(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is applicable to qualify such representation and warranty, and (c) disclosures in the Annual Report on Form 10-K filed on February 25, 2022 by the Company with the SEC and the Company SEC Documents filed thereafter but at least one day prior to the date of this Agreement (other than any generally cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents and any other disclosures contained or referenced therein of information, factors or risks to the extent that they are predictive, cautionary or forward-looking in nature but including any historical factual information contained within such statements) to the extent it is reasonably apparent that such disclosure is applicable to qualify such representation and warranty:
3.1 Due Organization; Subsidiaries, Etc.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Company’s Subsidiaries are set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). The Company has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of the Company’s Subsidiaries is validly incorporated in its jurisdiction of incorporation and has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power and authority does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and, where applicable, is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, all of which are fully paid or credited as fully paid, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity.
3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent copies of the certificate of incorporation, bylaws or other equivalent constitutional documents of each Acquired Corporation, including all amendments thereto, as in effect on the date of this Agreement.
3.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on August 22, 2022 (the “Capitalization Date”), there were (i) 49,412,659 shares of Company Common Stock issued and outstanding, of which (A) 2,817,902 shares were Company Restricted Stock, (B) 81,900 were vested and settled restricted share units and (C) 218,418 were outstanding Performance-Vested Restricted Stock, and (ii) no shares of preferred stock outstanding.
(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, (i) none of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) other than the Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations, except in connection with or under the Capped Call Transactions and Convertible Notes Indenture. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.
(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, as of the close of business on the Capitalization Date, (i) 6,219,563 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 314,889 Shares were subject to issuance pursuant to Company SARs granted and outstanding under the Company Equity Plans, (iii) 28,298 Shares were subject to issuance pursuant to Company Restricted Stock awards granted and outstanding under the Company Equity Plans if the target 100% level of performance is achieved pursuant to performance vesting Company Restricted Stock awards granted and outstanding under the Company Equity Plans (“Company Performance-Vested Restricted Stock”), (iv) 190,120 Shares of Company Restricted Stock (other than Company Performance-Vested Restricted Stock) were granted and outstanding under the Company Equity Plans if the target 100% level of performance is achieved pursuant to performance vesting, (v) 230,872 Shares were subject to issuance pursuant to unvested Company RSUs granted under the Company Equity Plans, (vi) 4,867,678 Shares were reserved for future issuance under the Company Equity Plans, (vii) 239,568 Shares were reserved for future issuance under the Company ESPP and (viii) 12,662,650 Shares were reserved for future issuance in connection with any conversions of the Convertible Notes. Other than as set forth in this Section 3.3(c), there is no issued, reserved for issuance, outstanding or authorized restricted stock, restricted stock unit, stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.
(d) Except as set forth in this Section 3.3 and except for Company Options, Company SARs, Company Restricted Stock (including Company Performance-Vested Restricted Stock), Company RSUs and the Convertible Notes (and Shares issuable on the exercise, vesting or conversion thereof, as applicable) as of the close of business on the Capitalization Date, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(e) The Company has delivered or made available to Parent a listing of all Persons who hold outstanding Company Options, Company SARs, Company Restricted Stock (including Company Performance-Vested Restricted Stock) or Company RSUs as of the close of business on the Capitalization Date, indicating, with respect to each award, the number of Shares subject or underlying thereto (determined at the maximum level of performance in the case of Company Performance-Vested Restricted Stock), date of grant, vesting schedule or criteria and the exercise price and expiration date, if applicable.
(f) Each award of a Company Option, Company SAR, Company RSU and Company Restricted Stock (including Company Performance-Vested Restricted Stock) (i) was granted in material compliance with all applicable Legal Requirements of each jurisdiction where the recipient of such award was a resident and all applicable securities laws or exemptions therefrom and (ii) was granted under a Company Equity Plan and is in material compliance with all requirements set forth in such Company Equity Plan. Each Company Option and Company SAR (A) has an exercise or strike price that is no less than the fair market value of the Shares underlying such Company Option or Company SAR on the grant date and (B) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.
(g) All Convertible Notes were issued pursuant to, and all the terms and conditions of the Convertible Notes are evidenced by, the Convertible Notes Indenture. All Capped Call Transactions were entered into pursuant to, and all Capped Call Transactions are evidenced by, the Capped Call Documentation. There are no other agreements or side letters with respect to the Convertible Notes or Capped Call Transactions. The Conversion Rate (as defined in the Convertible Notes Indenture) is 40.0400 shares of Company Common Stock per $1,000 principal amount of the Convertible Notes as of the date of this Agreement and there have been no adjustments to any of the terms of the Capped Call Transactions prior to the date of this Agreement.
3.4 SEC Filings; Financial Statements.
(a) Since January 1, 2019, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes, which if presented would not materially differ from those presented in the audited financial statements, and to normal and recurring year-end adjustments, which are not material individually or in the aggregate).
(c) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since December 31, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
(d) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.
(e) The Company is not a party to, nor does the Company have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.
(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(g) The proxy statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time of the filing of such Proxy Statement with the SEC and at the time such Proxy Statement is first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on written information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
3.5 Absence of Changes; No Material Adverse Effect.
(a) Since December 31, 2021, except for discussions, negotiations and activities related to this Agreement and the Transactions or any similar alternative transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business.
(b) Since December 31, 2021, there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.
3.6 Title to Assets. Each Acquired Corporation has good and valid title to all material assets (excluding Intellectual Property Rights) owned by it, and such assets are owned by the Acquired Corporations free and clear of any material Encumbrances (other than Permitted Encumbrances).
3.7 Real Property.
(a) The Acquired Corporations do not own any real property. None of the Acquired Corporations is a party to any agreement or option to purchase any real property or interest therein.
(b) The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of material Encumbrances other than Permitted Encumbrances. Section 3.7(b) of the Company Disclosure

Schedule sets forth an accurate and complete list of all Leased Real Property. True, correct and complete copies of the Leases as of the date of this Agreement have been delivered to Parent. Each Lease is in full force and effect, and is the valid and binding obligation of the applicable Acquired Corporation party thereto, enforceable against the Acquired Corporation in accordance with its terms. No part of the Leased Real Properties has been let, sub-let or is subject to any license or other usage agreements. None of the Acquired Corporations nor, to the Company’s knowledge, any other party to any Lease is in material default under such Lease as of the date of this Agreement, and no event has occurred or exists which with the passage of time or notice, or both, would constitute a material default. No Acquired Corporation has received any written notice, claim, complaint or objection regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured or waived in writing.
(c) The present use of the Improvements on the Leased Real Property are in conformity in all material respects with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, leases, restrictions of record or other agreements affecting such Leased Real Property, and the Company has no knowledge of any proposed change therein that would so affect any of the Leased Real Property or its use.
(d) The present use of the Improvements on the Leased Real Property are in conformity in all material respects with all registered deeds, leases, or other restrictions or agreements, in each case, of record affecting the current use of the Leased Real Property, and the Company has no knowledge of any proposed change to any such agreements or to any building laws, rules, regulations, or ordinances that would prohibit or materially restrict the current use of any of the Leased Real Property.
(e) The continued maintenance and operation of the manufacturing plant of the Company located in Athlone, Ireland (the “Plant”) is not dependent on facilities located at other premises and the continued maintenance and operation of any other premises is not dependent on facilities located at the Plant. No building or other improvement not part of the Leased Real Property relies on the Leased Real Property or any part thereof or any interest therein to fulfill any Legal Requirement and the Plant does not rely on any premises not included within the Leased Real Property to fulfill any Legal Requirement.
3.8 Intellectual Property.
(a) Section 3.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list (in all material respects) of all Registered IP included in the Company Owned IP. One or more Acquired Corporations are the sole and exclusive owners of all such Registered IP and, except as would not reasonably be expected to be material, individually or in the aggregate, to the Acquired Corporations, all other Company Owned IP. All Registered IP included in the Company Owned IP, and material Company Licensed IP, (other than pending applications included therein) is subsisting and, to the knowledge of the Company, valid and enforceable. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations own or have a valid and enforceable license or other right to use all material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Acquired Corporations as presently conducted and contemplated to be conducted, free and clear of all Encumbrances, other than Permitted Encumbrances; provided that this sentence is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights.
(b) No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine office examination proceedings with respect to pending applications) is pending or threatened in writing (i) in which the scope, validity, enforceability or ownership of any material Company Owned IP or, to the knowledge of the Company, material Company Licensed IP exclusively licensed to any Acquired Corporation, is being contested or challenged, or (ii) that is otherwise challenging or seeking to deny or restrict any rights of any Acquired Corporation in any material Company IP.
(c) The Company takes reasonable measures to protect the confidentiality of all trade secrets and other confidential information included in the Company Owned IP or otherwise disclosed in confidence to any Acquired Corporation and, to the knowledge of the Company, there has not been any disclosure of or unauthorized access to any such trade secret or confidential information to any Person except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Corporation’s right to own, use, or hold for use any material Intellectual Property Rights as owned, used, or held for use (including for defensive purposes) in the conduct of the business as currently conducted and as contemplated to be conducted, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.
(e) The conduct of each Acquired Corporation’s business as currently conducted and as contemplated to be conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2019, has not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Intellectual Property Rights owned by any other Person in any material respect. No Legal Proceeding has been asserted since January 1, 2019 (or longer time period to the extent there is any current liability therefore or obligations with respect thereto) or to the knowledge of the Company, has been threatened in writing against any Acquired Corporation alleging that the conduct of any Acquired Corporation’s business infringes, misappropriates or otherwise violates, or will infringe, misappropriate or otherwise violate, any Intellectual Property Rights of another Person, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.
(f) To the knowledge of the Company, since January 1, 2019, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Owned IP or any material Company Licensed IP, except as would not be, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations. No Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing since January 1, 2019, by any Acquired Corporation against any other Person alleging any such infringement, misappropriation or other violation of any such Company Owned IP or Company Licensed IP.
(g) Section 3.8(g) of the Company Disclosure Schedule contains a true and complete list of any and all material Company Owned IP and Company Licensed IP exclusively licensed to any Acquired Corporation that was created, developed, invented or reduced to practice (in part or in whole), (i) pursuant to, or in connection with, any Contract between any Acquired Corporation or any of its licensors in respect of the Company Licensed IP, on the one hand, and any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution, on the other hand, or (ii) using any funding or facilities of any Governmental Body or Governmental Body-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations, each Acquired Corporation has taken all actions reasonably necessary to obtain, secure, maintain, enforce and protect such Acquired Corporation’s right, title and interest in, to and under all material Government Funded IP, and each Acquired Corporation has complied in all material respects with any and all any Intellectual Property Right disclosure or licensing obligations under any applicable Contract referenced in clause (i) above.
(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company IT Systems operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Corporations to conduct their respective businesses as currently conducted, (ii) the Acquired Corporations take commercially reasonable actions to protect the confidentiality, integrity and security of the Company IT Systems (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures and (iii) since January 1, 2019, to the knowledge of the Company, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company IT Systems (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).
(i) Each Acquired Corporation (and to the knowledge of the Company any third party Processing personal data for or on behalf of an Acquired Corporation), and, to the knowledge of the Company, each third party that Processes Personal Information on behalf of any Acquired Corporation, has complied and currently complies, in all material respects, with all applicable Privacy Requirements. Since January 1, 2019 (or any longer time period to the extent there is any current liability therefore or obligations with respect thereto), no investigation by any Governmental Body has been initiated or any Legal Proceeding asserted or threatened in writing (including through receipt of any notice from any data subject) against any Acquired Corporation by any Person regarding any collection, use, storage, transfer, dissemination or other Processing of Personal Information in connection with any Acquired Corporation’s business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will violate in any material respect any Privacy Requirements in respect of which any Acquired Corporation is obligated to comply.
3.9 Contracts.
(a) Section 3.9(a) of the Company Disclosure Schedule identifies each Contract (other than an Employee Plan and except as provided under Section 3.9(a)(xiii) or (xiv)) to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Contracts to which any Acquired Corporation is a party or by which it is bound constitutes a “Material Contract”:
(i) any Contract that is a settlement, conciliation or similar Contract with or approved by any Governmental Body (A) pursuant to which an Acquired Corporation will be required after the date of this Agreement to pay monetary obligations in excess of $250,000 (individually) or $1,000,000 (in the aggregate) (excluding workers compensation claims from employees or former employees of any Acquired Corporation that will be covered by insurance), in each case, net of any insurance coverage or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct after the date of this Agreement (excluding customary confidentiality requirements and other similar administrative requirements);
(ii) any Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation or (C) containing material exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services for any other Person;
(iii) any Contract that requires, or is reasonably expected to require, by its terms, the payment or delivery of cash or other consideration to or by any Acquired Corporation in an amount in excess of $250,000 in any fiscal year commencing with fiscal year 2022, and in each case (A) that cannot be cancelled by any Acquired Corporation without penalty or further payment at no more than ninety (90) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);
(iv) any Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation;
(v) any Contract related to the Convertible Notes or any Capped Call Documentation;
(vi) each Lease under which the Acquired Corporations lease, sublease or licenses any real property (whether as lessor or lessee);
(vii) each Contract with any Governmental Body;
(viii) any Contract with any Person constituting a material joint venture, collaboration, partnership or similar profit sharing arrangement;
(ix) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;
(x) any Contract pursuant to which any Acquired Corporation (A) is granted any material license or other material right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to be sued) under any material Intellectual Property Right, other than to generally commercially available software or technology available on nondiscriminatory pricing terms or (B) grants any material license or other material right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to sue) under any material Intellectual Property Right, other than nonexclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), and other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement;
(xi) any Contract that is a distribution, supply, or manufacturing Contract that by its terms requires payments by or to the Company in any fiscal year in excess of $500,000;
(xii) any Collective Bargaining Agreement;
(xiii) any Contract with any Affiliate, director or executive officer of the Company (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing; and
(xiv) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b) As of the date of this Agreement, the Company has either delivered or made available to Parent a copy of each Material Contract. No Acquired Corporation nor, to the knowledge of the Company, the other party is in material breach of, or material default under, any Material Contract and no Acquired Corporation nor, to the knowledge of the Company, the other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, the other party, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since December 31, 2020, to the knowledge of the Company, the Acquired Corporations have not received any notice regarding any material violation or breach or default under any Material Contract that has not since been cured.
3.10 Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) of the type which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities specifically reflected and adequately reserved against in the most recent financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (other than resulting from any breach or acceleration thereof); (d) liabilities incurred in the ordinary course of business since December 31, 2021 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Legal Requirements, or that relates to any cause of action, claim or lawsuit that individually, or in the aggregate, would be material to the Company); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.11 Compliance with Legal Requirements. Since January 1, 2020, the Acquired Corporations have been in compliance in all material respects with all applicable Legal Requirements and no Governmental Body has given any Acquired Corporation written notice of, or charged any Acquired Corporation with, any material violation of any applicable Legal Requirement.
3.12 Regulatory Matters.
(a) The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA in other applicable jurisdictions) all required material filings, declarations, listings, registrations, reports or submissions. To the knowledge of the Company, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no material deficiencies have been asserted in writing to any of the Acquired Corporations by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions, except for those deficiencies that have been addressed in full by the Company.
(b) The Acquired Corporations hold all material Regulatory Permits required under applicable Legal Requirements for their business as currently conducted, and, to the knowledge of the Acquired Corporations, each such Regulatory Permit is valid and in in full force and effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Regulatory Permits. No material deficiencies have been asserted in writing to any of the Acquired Corporations by any applicable Governmental Body with respect to any material Regulatory Permits of the Acquired Corporations.
(c) All preclinical and clinical investigations sponsored by the Acquired Corporations since January 1, 2019 have been and are being conducted in material compliance with all applicable Legal Requirements, including Good Clinical Practices requirements, requirements relating to clinicaltrials.gov, and federal and state laws, rules and regulations restricting the use and disclosure of individually identifiable health information, including those similar requirements as applicable in jurisdictions outside the United States. No Acquired Corporation has received any written notice from the FDA or any other Governmental Body in the United States or elsewhere performing functions similar to those performed by the FDA with respect to any ongoing clinical or preclinical investigations requiring the termination, suspension or material modification of such studies or tests.
(d) No Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Body, or (iii) to the knowledge of the Company, committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA or any Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy administered in any other applicable jurisdiction. No Acquired Corporation is the subject of any pending, or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Body pursuant to any similar Legal Requirement. As of the date of this Agreement, no Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators has been suspended, disqualified, debarred or convicted of any crime or, to the knowledge of the Company, engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.
(e) Each Acquired Corporation and the products manufactured or marketed by or on behalf of such Acquired Corporation have, since January 1, 2019, been in compliance in all material respects with all Legal Requirements applicable to ophthalmic pharmaceutical companies and to the operation of such Acquired Corporation’s business, including the FDCA, its foreign equivalents and the regulations promulgated thereunder. No Acquired Corporation or, to the knowledge of the Company, third party that manufactures or commercializes finished product on behalf of the Acquired Corporations (but only in their capacity as such) has been subject to any enforcement, regulatory or administrative proceedings against or affecting such Acquired Corporation or such third party relating to or arising under the FDCA or similar Legal Requirements and no such enforcement, regulatory or administrative proceeding has been threatened in writing. No Acquired Corporation or to the knowledge of the Company third party that manufactures or commercializes finished product on behalf of any Acquired Corporation (but only in their capacity as such) is party to or has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Body.
(f) Each Acquired Corporation has operated its business in compliance in all material respects with all applicable Legal Requirements, clinical trial protocols, and contractual or other requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other Personal Information made available to or collected by or on behalf of any of the Acquired Corporations in connection with the operation of the Acquired Corporations’ businesses, including the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”), the U.S. Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5)

(“HITECH”) and HITECH implementing regulations, Directive 95/46/EC and all comparable Legal Requirements relating to any of the foregoing, as well as applicable similar requirements in any applicable regime (the “Health Care Data Requirements”). In conducting the Acquired Corporations’ businesses, each Acquired Corporation has been in compliance in all material respects with applicable confidentiality, security and other measures required by the Health Care Data Requirements and all applicable privacy and security requirements of HIPAA and HITECH. As of the date of this Agreement, no Acquired Corporation has suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Information or suffered any security breach in relation to any other data which it holds. As of the date of this Agreement, no breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for any Acquired Corporation that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, no information security or privacy breach event has occurred that would require notification under any Health Care Data Requirement.
(g) Since January 1, 2019, none of the Acquired Corporations has received any written notice from a Governmental Body alleging or asserting that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351, as amended, and the rules and regulations promulgated thereunder, or as defined in comparable Legal Requirements in any jurisdiction. The products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements, including cGMP, and, since January 1, 2019, the promotional materials and claims made by the Acquired Corporations for the products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements.
(h) Since January 1, 2019, there have been no product recalls conducted by the Acquired Corporations, no product recalls of product manufactured by or on behalf of the Acquired Corporations, and no written requests from any Governmental Body requiring any Acquired Corporation to cease manufacturing, marketing, distributing or selling any products of the Acquired Corporations. Since January 1, 2019, no Governmental Body (including the FDA or similar entities) has initiated an injunction, seizure, or import or export prohibition against any Acquired Corporation, any product manufactured or marketed by or on behalf of any Acquired Corporation, or any third party establishment that manufactures or tests product on behalf of any Acquired Corporation (but only in their capacity as such). Since January 1, 2019, the Acquired Corporations have not received a “warning letter” or “untitled letter” or similar correspondence or written notice from any Governmental Body (including the FDA or similar entities), nor has any Acquired Corporation been asked or directed by any Governmental Body (including the FDA or similar entities) to make material changes to any of its products or product candidates. No Acquired Corporation has received an FDA Form 483 or similar list of regulatory observations from any Governmental Body (including the FDA or similar entities), and, to the knowledge of the Company, the observations that have been received have been addressed to the satisfaction of the issuing authorities.
(i) To the knowledge of the Company, since January 1, 2019, no Person has filed against the Company a Legal Proceeding relating to the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or equivalent state statute, which was disclosed to the Company.
3.13 Compliance with Sanctions and Customs & Trade Control Laws; Certain Business Practices.
(a) Since January 1, 2019, the Acquired Corporations and their directors and officers, and to the knowledge of the Company, any of such Acquired Corporation’s other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) have been in compliance with Sanctions and Customs & Trade Control Laws.
(b) Neither the Acquired Corporations or their directors and officers, nor to the knowledge of the Company, any of such Acquired Corporation’s other Representatives, is a Sanctioned Person or a Restricted Person.
(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, since January 1, 2019, neither the Acquired Corporations or their directors and officers, nor to the knowledge of the Company, any of such Acquired Corporation’s employees or other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (i) been organized, operated, or resided in or (ii) had any prohibited transactions, business or financial dealings that benefited or directly or indirectly involved any Sanctioned Territory.

(d) The Company has in place controls and systems reasonably designed to ensure compliance in all material aspects with Sanctions and Customs & Trade Control Laws in each of the jurisdictions in which the Company does business.
(e) Since January 1, 2019, no Acquired Corporation has made any voluntary, direct, or involuntary disclosure, there are no pending or, to the knowledge of the Company, threatened, claims or any legal action against, or investigations, inquiries, or enforcement proceedings by any Governmental Body of, the Acquired Corporations, nor is there any judgment, penalty, or citation imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Acquired Corporations by or before any Governmental Body, in each case, in connection with any alleged violation of Sanctions or Customs & Trade Control Laws.
(f) Since January 1, 2019, no Acquired Corporation nor, any of its directors, officers or, to the knowledge of the Company, any of such Acquired Corporation’s other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has (a) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) unlawfully provided anything of value to any Government Official or (c) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder or anti-money laundering laws or any rules or regulations promulgated thereunder. Since January 1, 2019, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing.
3.14 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Corporations are in compliance in all material respects with the terms and requirements of such Governmental Authorizations, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.15 Tax Matters.
(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are accurate and complete, in each case, in all material respects, and (ii) all income and other material Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) have been paid, and all income and other material Taxes required to be withheld by an Acquired Corporation have been withheld and paid, in each case, to the relevant Governmental Body.
(b) There are no pending, and there have not been in the preceding five-year period any, examinations or audits of any Company Return in progress involving material Taxes and no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Corporation is or may be required to file such type of Tax Return or pay such Tax. No Acquired Corporation has received any notice, whether written or otherwise, from the IRS or any Governmental Body, indicating an intention to initiate an examination or audit of any Company Return. No extension or waiver of the statute of limitation period applicable to any income or other material Company Returns has been granted and is currently in effect, other than automatic extensions or waivers obtained in the ordinary course of business.
(c) No Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax, and no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid in full.
(d) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local, or non-U.S. Legal Requirements) filing a consolidated federal income Tax Return (other than a group all of the members of which were Acquired

Corporations), and (ii) has any material liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise.
(e) During the preceding two-year period, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(f) No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g) No Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or accrued deferred revenue accrued on or prior to the Closing Date (including, for the avoidance of doubt, any prepaid amount received or accrued deferred revenue recognized by any Acquired Corporation that may be included in income by another Acquired Corporation under Section 951 or Section 951A of the Code in a taxable year that includes the Closing Date) or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(h) No Acquired Corporation is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.
(i) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.
(j) Each Acquired Corporation has complied in all material respects with all information reporting requirements.
(k) No Acquired Corporation is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l) No Acquired Corporation is required to, or will be required to, include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto (including pursuant to Section 965(h) of the Code), in any taxable period ending after the Closing Date.
(m) Each Acquired Corporation has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Tax purpose as resident (or dual-resident) in any other jurisdiction(s) and no Acquired Corporation has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.
(n) No Acquired Corporation has requested, applied for, sought or received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Body under any COVID-19 Relief Legislation.
(o) No “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) has been entered into by or with respect to any Acquired Corporation that has continuing effect after the Closing Date. No Acquired Corporation has requested or has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings in respect of Taxes with any Governmental Body.
(p) The entry into the Agreement or consummation of the Transactions will not result in any income, profit or gain being deemed to accrue to the Irish Subsidiary for Tax purposes, and will not result in the withdrawal or clawback of any Tax relief or exemption previously claimed by the Irish Subsidiary. No Acquired Corporation is a party to or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order that is not generally available to Persons without specific application therefor.

(q) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made in Sections 3.15 and 3.16 are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including their compliance with any Legal Requirement). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.
3.16 Employee Matters; Benefit Plans.
(a) None of the Acquired Corporations is a party to, or is currently negotiating to enter into, any Collective Bargaining Agreement and no employees of any of the Acquired Corporations are represented by a labor organization with respect to their employment with such Acquired Corporation. With respect to any employees based in Ireland, there are no negotiations with any trade union, staff association or other organization formed for a similar purpose, which might affect such employees’ terms and conditions of employment. Since January 1, 2019, there has not been any strike, lockout, material work slowdowns, picketing or other union organizing activity, or, to the knowledge of the Company, any threat thereof, by any employees of any Acquired Corporation with respect to their employment with such Acquired Corporation. There are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations before the National Labor Relations Board or any other Governmental Body. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(b) Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Employee Plan as of the date of this Agreement (other than any at-will employment agreements or offer letters that do not provide for severance, transaction or retention bonuses, change in control payments or other contractual obligations for non-officer employees of the Acquired Corporations and equity grant notices and related documentation under a Company Equity Plan, with respect to employees of the Acquired Corporations). To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of, as applicable: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements and (v) the most recent prospectus or summary plan descriptions and any material modifications thereto.
(c) The Company has provided to Parent a true, accurate and complete schedule current to the date of this Agreement that sets forth, for each employee of the Acquired Corporations, as applicable, his or her position ID, title, employing entity, hire date, location, full-time or part-time status, exempt or non-exempt status, active or leave status (and if on leave, the nature of the leave and expected return date), annual base salary, commission, bonus or other incentive-based compensation opportunity (including whether such amounts are guaranteed or subject to a minimum), and type of employer-sponsored visa, if applicable (or, for purposes of employees based in Ireland, work permit or other required immigration permission). As of the date of this Agreement, there is no notice given and are no proposals to terminate the employment of any Key Employee and to the knowledge of the Company no Key Employee indicated to any of the Acquired Corporations’ directors or executive officers that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.
(d) The Company has provided to Parent a schedule current to the date of this Agreement that sets forth, for each independent contractor of the Acquired Corporations, the independent contractor’s name, Acquired Corporation engaging the independent contractor, date of commencement of service and anticipated termination date, if applicable, nature of assignment, fees and other renumeration and if there is a written contract for the work to be performed. To the knowledge of the Company, all individuals who are performing, and for the three-year period preceding the date of this Agreement have performed, services for any Acquired Corporation while classified as independent contractors have been properly so classified for all purposes. In the past two years, no Acquired Corporation has received written notice from any Person challenging the classification of these individuals as independent contractors.

(e) Each individual who is currently providing services to any Acquired Corporation through a third party service provider, or who provided services to any Acquired Corporation through a third party service provider, is not or was not an employee of any Acquired Corporation. No Acquired Corporation has a single employer, joint employer, alter ego or similar relationship with any other entity.
(f) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever sponsored, maintained, administered, contributed to, has been required to contribute to or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.
(g) No Acquired Corporation is or has ever been an employer of, or been associated or connected with an employer of, any defined benefit pension arrangement. No Acquired Corporation has any obligation (whether written or oral) to fund or contribute to or has any liability (whether current, future or contingent) in respect of a defined benefit pension arrangement.
(h) No employee or former employee of any Acquired Corporation transferred to that Acquired Corporation pursuant to any regulation implementing the Acquired Rights Directive 2001/23/EC or equivalent automatic transfer regulations.
(i) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, each such Employee Plan has timely adopted all currently effective amendments to the Code and to the Company’s knowledge there are no events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code. As of the date of this Agreement, the Acquired Corporations are, and have been since January 1, 2019, in material compliance with all of their obligations under and in respect of each Employee Plan and all applicable Legal Requirements with respect to each Employee Plan. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against any Acquired Corporation of any material excise Tax under ERISA or the Code. The Acquired Corporations are not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. Each of the Employee Plans that are pension plans operated for the benefit of employees based in Ireland are exempt approved schemes within the meaning of Section 774 of the TCA and, to the Company’s knowledge, there is no event, occurrence or circumstance that may cause such exempt approved status to be withdrawn.
(j) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), none of the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of any Acquired Corporation pursuant to any Employee Plan.
(k) Except as provided in Section 1.6, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, or independent contractor of any of the Acquired Corporations to any severance pay, bonus, retention, or other similar payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment, or increase the amount of compensation or benefits due to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause any Acquired Corporation to transfer or set aside any material assets to fund any benefits under any Employee Plan or (iv) limit or restrict the right of any of the Acquired Corporations or, after Closing, Parent, to merge, amend or terminate any Employee Plan.
(l) No Employee Plan, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

(m) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in material compliance with, and the Acquired Corporations have materially complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code. None of the Acquired Corporations has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or independent contractor for any Tax incurred by such Person under Section 409A, 457A or 4999 of the Code.
(n) As of the date hereof, there is, and for the three-year period preceding the date of this Agreement there has been, no material Legal Proceeding pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan, employee or independent contractor of any Acquired Corporation before any arbitrator or any Governmental Body, including the IRS, Equal Employment Opportunity Commission or the United States Department of Labor. As of the date hereof, the Acquired Corporations are, and have been since January 1, 2019, in material compliance with all applicable Legal Requirements with respect to employment and labor matters, including those relating to labor relations, wages, vacation, hours of work, holiday pay calculation, overtime, employee classification, discrimination, harassment, sexual harassment, child labor, civil rights, pay equity, disability rights and benefits, employee leave issues, affirmative action, equal opportunity, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, unemployment insurance, plant closures and layoffs, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes and, in addition, in respect of any employees based in Ireland, unfair dismissal, occupational stress, bullying, ill-health, transfer of undertakings (pursuant to any regulation implementing the Acquired Rights Directive 2001/23/EC or equivalent automatic transfer regulations) and breach of contract. As of the date of this Agreement, and since January 1, 2017, (i) no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Key Employee and (ii) neither the Acquired Corporations nor any Key Employee has entered into any written settlement agreement related to any such allegations of sexual harassment, sexual misconduct or discrimination made by any Person.
(o) The Acquired Corporations are, and have been since January 1, 2019, in material compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law (“WARN”) and have no material outstanding liabilities or other material outstanding obligations thereunder. None of the Acquired Corporations has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.
(p) Each Employee Plan that covers employees, directors, officers or independent contractors that are not located primarily within the United States (i) has been maintained in material compliance with its terms and applicable Legal Requirements, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable, in accordance with applicable requirements and, if applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(q) In respect of any employees based in Ireland, the Company has provided to Parent a true, accurate and complete schedule current to the date of this Agreement of all employee terminations for the 12 months preceding the date of this Agreement and that, in respect of such terminations, there are no claims in existence, pending or threatened or, to the knowledge of the Company, capable of arising, against any of the Acquired Corporations.
3.17 Environmental Matters.
(a) The Acquired Corporations are and, except for matters which have been fully resolved, have been since January 1, 2019 in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) There is no material Legal Proceeding relating to or arising under Environmental Law that is pending, or, to the knowledge of the Company, threatened against any Acquired Corporation or, to the knowledge of the Company, in respect of any Leased Real Property.

(c) Since January 1, 2019, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.
(d) To the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from the Leased Real Property or any real property formerly owned or leased by the Acquired Corporations, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law.
(e) No Acquired Corporation has assumed, undertaken, or otherwise become subject to any currently known material liability of another Person relating to Environmental Laws.
(f) The Acquired Corporations have delivered or otherwise made available for inspection to Parent copies of any material reports, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, analyses, tests or monitoring prepared since January 1, 2019 and in the possession of or reasonably available to any of the Acquired Corporations pertaining to: (i) any unresolved material liabilities under Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by, and reasonably likely to result in material liabilities of, any Acquired Corporation; or (iii) any Acquired Corporation’s noncompliance in any material respect with applicable Environmental Laws.
3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth an accurate and complete list of all material insurance policies relating to the business, assets and operations of the Acquired Corporations as of the date of this Agreement. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the knowledge of the Company, all such insurance policies are in full force and effect, all premiums due thereunder have been paid in full, no written notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default or breach, by any insured thereunder, except for such default that is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied by the underwriters of such policies, except for such claim that is not, and would not reasonably be expected to be, material, individually or in the aggregate, to the Acquired Corporations.
3.19 Legal Proceedings; Orders.
(a) As of the date of this Agreement, there are no material Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) As of the date of this Agreement, to the knowledge of the Company, there is no material order, writ, injunction or judgment to which an Acquired Corporation is subject (excluding customary confidentiality requirements and other similar administrative requirements).
(c) As of the date of this Agreement, to the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or being threatened in writing (excluding customary inspections by any Governmental Body conducted in the ordinary course of the Acquired Corporations’ business).
3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger at the Stockholder Meeting (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions and the Merger. The Board of Directors

has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the preceding clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
3.21 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, the rules and regulations of the SEC and Nasdaq, and obtaining the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) cause a violation by any Acquired Corporation of any Legal Requirement applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract, except with respect to the Convertible Notes Indenture; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, and in the case of clause (i) with respect to the Company’s Subsidiaries and clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the applicable rules and regulations of the SEC and Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.22 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Merger and the other Transactions.
3.23 Opinion of Financial Advisors. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC that, as of the date of such opinion and based on and subject to the matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view to such holders of Shares. The Company shall provide a copy of such written opinion to Parent solely for informational purposes and on a non-reliance basis promptly after the execution of this Agreement by each of the Parties hereto.
3.24 Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, no investment banker, broker or finder in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Merger Sub represent and warrant to the Company as follows:
4.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2 Merger Sub. Merger Sub has not engaged, and prior to the Effective Time will not engage, in any business activities or conduct any operations other than in connection with the Transactions and those incident to Merger Sub’s formation. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate, limited liability company or other power and authority to execute and deliver and perform their obligations under this Agreement, and to consummate the Transactions, subject to the Merger Sub Sole Stockholder Approval. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Transactions, including the Merger, subject to the Merger Sub Sole Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. No vote of Alcon Inc.’s shareholders is necessary to approve this Agreement or any of the Transactions.
4.4 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL, the Limited Liability Company Act of the State of Delaware (the “LLC Act”), the HSR Act and other Antitrust Laws, and, if applicable, the rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement by Parent or Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, and in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the LLC Act, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.5 Disclosure. None of the written information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time such document is filed with the SEC, (ii) at any time such document is amended or supplemented or (iii) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body or settlement agreement or similar written agreement, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
4.7 Funds. Parent has, and at the Effective Time Parent will have, immediately available funds in an amount sufficient to consummate the Transactions and to pay all fees and expenses in connection with the consummation of the Transactions (including immediately available funds in an amount sufficient to pay the Merger Consideration and the Equity Award Consideration).
4.8 Ownership of Shares. Neither Parent nor any of its Subsidiaries nor any “Affiliate” or “Associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries owns (as defined in Section 203 of the DGCL) or beneficially owns (as defined in Rule 13d-3(a) of the Exchange Act) any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any of their Affiliates is a party with respect to the voting of capital stock or other equity interests of the Company or any of its Subsidiaries.
4.9 Acknowledgement by Parent and Merger Sub.
(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.
(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date of this Agreement from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Acquired Corporation, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

4.10 Brokers and Other Advisors. Except for JPMorgan Chase Bank, N.A., no investment banker, broker or finder in connection with the Transactions is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Transactions (including the Merger) based on arrangements made by or on behalf of Parent or any of its Subsidiaries.
4.11 Solvency. None of Parent or Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud creditors of the Company or any of its Subsidiaries. As of the Closing, assuming the accuracy in all material respects of the representations and warranties set forth in Section 3, after giving effect to any indebtedness being incurred on such date in connection herewith, Parent and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis, will be solvent, such that they (i) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) have a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of their liabilities, contingent or otherwise, as of such date; and (iii) do not have unreasonably small capital and liquidity with which to conduct their business. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.
SECTION 5

CERTAIN COVENANTS OF THE COMPANY
5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives, facilities and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations and subject to any reasonable restrictions imposed in connection with the COVID-19 pandemic. Nothing herein shall require any of the Acquired Corporations to provide access or disclose any information to Parent if such access or disclosure (i) would jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) would contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements), (iii) is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (iv) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, involves information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after the execution of this Agreement, (v) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, involves any information related to a Company Adverse Recommendation Change or the actions of the Board of Directors (or any committee thereof) with respect thereto, or (vi) involves any invasive sampling, testing or investigation of water, groundwater, soil, sediment, soil vapor, air, or other environmental media at any of the Leased Real Property. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all obligations under the Confidentiality Agreement, dated April 8, 2022, as amended on July 27, 2022, between the Company and Parent (the “Confidentiality Agreement”).

5.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (i) as expressly required by this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 5.2(A) of the Company Disclosure Schedule:
(a) the Company shall, and shall cause each Acquired Corporation to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its material business organizations and material business relationships with third parties; and
(b) the Acquired Corporations shall not:
(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), other than dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries, or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) repurchases of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (2) repurchases of Company Options, Company SARs, Company Restricted Stock or Company RSUs (or Shares issued upon the exercise or vesting thereof) outstanding on the date of this Agreement pursuant to the terms of any such Company Option, Company SAR or Company RSU (in effect as of the date of this Agreement); (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options, Company SARs, Company Restricted Stock or Company RSUs; or (4) settlement or conversions of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture;
(ii) split, combine, subdivide or reclassify any Shares or other equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security; provided, however, the Company may issue Shares (1) as required to be issued upon the exercise or vesting of Company Options, Company SARs and Company RSUs that, in each case, are outstanding as of the date of this Agreement and as required pursuant to the terms of such awards as in effect on the date of this Agreement, and may, subject to Section 6.5, issue any Shares issuable to participants in the Company ESPP in accordance with the terms thereof, (2) as required to be issued in connection with any conversion of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture and (3) solely among the Company and the Company’s wholly owned Subsidiaries;
(iv) except as contemplated by Section 1.6 or as required under any Employee Plan as in effect on the date of this Agreement, (A) establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (B) amend or waive any of its material rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (C) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (D) grant any employee, officer, director or independent contractor any of the Acquired Corporations any increase in compensation or benefits, (E) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of any of the Acquired Corporations, (F) hire any individual who would be a Key Employee or promote any individual into a position which would make that individual a Key Employee, (G) terminate or give notice to terminate the employment of any Key Employees other than for cause or gross misconduct or (H) announce or agree to any redundancies or redundancy terms; provided, however, the Company may: (1) provide increases in base salary or wages of not more than 5% to any employees in the ordinary course of business; (2) amend any Employee Plan to the extent required by applicable Legal Requirements or, with respect to health and welfare plans, in the ordinary course of business as part of annual plan renewal procedures; (3) enter into at-will employment agreements in connection with the hiring of non-Key Employees in the ordinary course of business; and (4) enter into agreements with consultants in the ordinary course of business (and on terms consistent with the terms entered into with consultants by the Company); provided, further, that, in the case of clauses (3) and (4) above, such employment or consulting agreements do not provide for total annual compensation in excess of $350,000 and are terminable without penalty on less than 90 days’ advance notice and do not provide for severance, change in control or other material contractual benefits;
(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
(vi) acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement, except transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;
(vii) make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 in the aggregate);
(viii) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than any Permitted Encumbrances) on, relinquish or permit to lapse, transfer or assign any material right or other material asset or real or personal property (other than Intellectual Property Rights, which are addressed in Section 5.2(b)(ix) below), except (A) in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by clause (vii) of this Section 5.2(b) or (D) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;
(ix) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than a Permitted Encumbrance described in clauses (a) through clause (d) or clause (f) of the definition of Permitted Encumbrance) on, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal or other preferential right, non-assert or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce or protect, any Intellectual Property Right, except (A) granting non-exclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), or other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business, and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement or (B) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;
(x) (A) lend money or make capital contributions or advances to or make investments in, any Person, or incur, issue or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations or (B) invest or re-invest any funds or monies in any financial instruments, cryptocurrency or securities that do not qualify as cash and cash equivalents;
(xi) except as otherwise contemplated by this Section 5.2(b), (A) amend or modify in any material respect, or voluntarily terminate, any Material Contract in a manner which is adverse to the Company, (B) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (C) enter into the arrangement set forth in Section 5.2(B) of the Company Disclosure Schedule, or thereafter amend or modify in any material respect, or voluntarily terminate, such arrangement;
(xii) except as required by applicable Legal Requirements or GAAP and subject to the proviso below, (A) make any material change to any accounting method or accounting period used for Tax purposes that has a material effect on Taxes; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund, offset or other reduction in Tax liability; (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (except in connection with automatic extensions of time to file Tax Returns granted in the ordinary course of business); or (G) take any other action outside of the ordinary course of business relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of (i) materially increasing the Tax liability of any Acquired Corporation for any taxable period ending after the Closing Date, (ii) materially decreasing any Tax attribute of any Acquired Corporation existing on the date of this Agreement, or (iii) losing any reliefs (including research and development Tax credits) or capital allowances on specified intangible assets under Section 291A of the TCA claimed by any Irish Subsidiary prior to the Closing Date; provided, that the Company shall cause Aerie Pharmaceuticals Limited to report advance payments on the full inclusion method provided in Treasury Regulations Section 1.451-8(b) on the Company’s U.S. federal income tax returns for the taxable year ended December 31, 2020 and thereafter;
(xiii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $250,000 (individually) or $1,000,000 (in the aggregate) (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation) or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation (excluding confidentiality, non-disparagement, and customary administrative provisions); provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.5 or 6.7;
(xiv) enter into, amend or terminate any Collective Bargaining Agreement;
(xv) adopt or implement any stockholder rights plan or similar arrangement;
(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or
(xvii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xvi) of this Section 5.2(b).
Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.
5.3 Stockholder Meeting; Proxy Statement.
(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement or (iii) if the SEC has failed to affirmatively notify the Company within 10 calendar days after the initial filing of the Proxy Statement with the SEC, the 11th day after such filing, for the purpose of (A) voting on the matters requiring Company Stockholder Approval; and (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s executive officers in connection with the completion of the Merger. Notwithstanding the foregoing, the Company may postpone or adjourn to a later date the Stockholder Meeting (i) with the written consent of Parent, not to be unreasonably withheld or delayed, (ii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Legal Requirements in advance of the Stockholder Meeting, (iii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of votes to adopt this Agreement, whether or not a quorum is present or (v) if required by applicable Legal Requirements, provided that in no event shall the Stockholder Meeting be postponed or adjourned beyond the date that is six Business Days prior to the End Date without the prior written consent of Parent. The Board of Directors shall make the Company Board Recommendation and use its commercially reasonable efforts to obtain the Company Stockholder Approval, and the Company shall otherwise comply with all Legal Requirements applicable to the Stockholder Meeting. Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent (other than (i) a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (ii) whether to adjourn the Stockholder Meeting in accordance with this Section 5.3(a)).
(b) Except to the extent expressly permitted by Section 6.1 (i) the Board of Directors (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Stockholder Meeting and (ii) the Proxy Statement shall include the Company Board Recommendation.
(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (but in no event later than 15 Business Days after the date of this Agreement). As soon as practicable thereafter (but in no event later than seven Business Days after the clearance of the Proxy Statement by the SEC or after receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement), the Company shall file the definitive Proxy Statement and use its commercially reasonable efforts to mail to its stockholders the Proxy Statement and all other proxy materials for the Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and its legal counsel. The Company shall, as promptly as practicable after receipt thereof, provide Parent and its legal counsel with copies of any written comments, and advise Parent and its legal counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, provide Parent and its legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, and consider in good faith any comments reasonably proposed by Parent and its legal counsel.
5.4 No Solicitation.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Section 5.4.
(b) Except as permitted by this Section 5.4, during the Pre-Closing Period the Acquired Corporations shall not, and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion) or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless, solely in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company shall (1) request that each Person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s consideration of an Acquisition Proposal, promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (2) promptly terminate all physical and electronic data room access for such Persons and their representatives to diligence or other non-public information regarding the Company or any of its Subsidiaries.
(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to the Company Stockholder Approval, any Acquired Corporation or any of their Representatives receives a bona fide Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the existence of the provisions of this Section 5.4 and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall as promptly as practicable (and no later than one Business Day) provide to Parent any material non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.
(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one Business Day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within one Business Day of such material development, discussion or negotiation).
(e) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements.
(f) The Company agrees that in the event any Acquired Corporation or any Representative of an Acquired Corporation (acting in its capacity as such on behalf of the Acquired Corporation) takes any action that, if taken by the Company, would constitute a breach of this Section 5.4, the Company shall be deemed to be in breach of this Section 5.4.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES
6.1 Company Board Recommendation.
(a) Subject to Section 6.1(b), during the Pre-Closing Period, neither the Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within 10 Business Days after Parent so requests in writing (which request may be made once per applicable Acquisition Proposal, provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal) (any action described in the foregoing clauses (i) through (iii), a “Company Adverse Recommendation Change”); provided that, for the avoidance of doubt, any determination or action by the Board of Directors or any committee thereof to the extent expressly permitted by Section 5.4 or this Section 6.1 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 6.1 and shall not, unless a Company Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(d).
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval:
(i) if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(e) at least four Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if requested in writing by Parent, during such four Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 5.4(d), (2) the Company shall have given Parent the four Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after considering in good faith any proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. Nothing contained in this Agreement shall prohibit the Board of Directors from taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable Legal Requirements if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice; provided that for such subsequent Determination Notice, the required four (4) Business Days shall be deemed to be two Business Days; and
(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Recommendation Change and, if requested in writing by Parent, during such four Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Recommendation Change necessary, (2) the Company shall have given Parent the four Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (3) after considering in good faith the proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements.
6.2 Filings, Consents and Approvals.
(a) The Parties agree to cooperate with each other and use their reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws (including any Request for Additional Information and Documentary Material pursuant to the HSR Act); provided, however, that notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Affiliates be required to (i) divest or agree to divest any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, (ii) hold separate or agree to hold separate any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries pending such divestiture, (iii) agree to any limitations with respect to how it owns, retains, conducts or operates all or any portion of any assets or businesses of Parent or its Affiliates or the Company or its Subsidiaries, or that would impair or restrict its ability to acquire such assets or businesses, (iv) grant or agree to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (v) agree or consent to any other remedy, in each case, to obtain any required approval or to forestall or prevent any action by any Governmental Body (each of clauses (i)–(v) an “Antitrust Restraint”). Neither the Company nor any of its Affiliates shall permit, take or agree to permit or take any Antitrust Restraint without the prior written approval of, and direction by, Parent.
(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than 10 Business Days after the date of this Agreement, unless otherwise mutually agreed to by the Parties, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether (and preparing and making as promptly as practicable) any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions. Parent shall pay all filing fees for the filings required to be made by the Company and Parent under the HSR Act and for any other filings or notifications required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.
(c) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than highly sensitive or valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, permit authorized Representatives of the other Parties to be present at and participate in each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Subject to compliance with its obligations in this Section 6.2, Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing, decisions, and strategy on behalf of the Parties relating to regulatory approvals under the Antitrust Laws.
6.3 Employee Matters.
(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Affiliates to, provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time and who remains employed by the Company or its Subsidiaries following the Closing Date (each, a “Continuing Employee”) with (i) a base salary or wage level and annual cash bonus opportunities that, in each case, are no less favorable than those provided to similarly-situated employees of Parent or its Subsidiaries and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding post-employment welfare benefits, defined benefit pension benefits, equity-based compensation and transaction or retention bonuses) provided to similarly situated employees of Parent or its Subsidiaries.
(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and its Affiliates (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Acquired Corporations and their respective predecessors before the Effective Time, to the same extent as such employee was entitled before the Effective Time, to credit for such service under any similar Employee Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits; provided, further that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or for purposes under any retiree welfare arrangement or long-term incentive arrangement. In addition and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under a comparable Employee Plan in which such employee participated immediately prior to the Effective Time (the “Old Plan”), and Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company’s nonqualified deferred compensation plan, effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than ten Business Days before the Effective Time that it has determined not to terminate the Company’s nonqualified deferred compensation plan. All resolutions adopted or executed in connection with the termination of the Company’s nonqualified deferred compensation plan shall be subject to Parent’s prior review, which review shall not unreasonably be delayed.
(d) The Company shall, and after the Effective Time, Parent shall cause the Company to take the actions set forth in Section 6.3(d) of the Company Disclosure Schedule.
(e) No provision of this Agreement: (i) shall be deemed to guarantee or create any right to employment or engagement or continued employment or engagement for any period of time, or preclude the ability of the Company, Parent or any of their respective Affiliates, to terminate any Continuing Employee for any reason, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Company, Parent or any of its Affiliates (or any beneficiaries or dependents thereof)).
6.4 Company 401(k). The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than ten Business Days before the Effective Time that it has determined not to terminate the Company 401(k) Plan. If the Company 401(k) Plan is terminated, as provided herein, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each regular Continuing Employee who is actively employed at the Closing and is not considered a temporary or contract employee shall receive credit under Parent’s U.S. defined contribution retirement plans for prior service as regular employee with the Company starting on the most recent hire date. Such service credit shall be applied to any applicable waiting periods or vesting provisions of Parent’s U.S. defined contribution retirement plans. As soon as practicable following the Closing, the account balances under the Company 401(k) Plan shall be distributed to the participants, and Parent shall permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding promissory notes evidencing participant loans) in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan. All resolutions adopted or executed in connection with the termination of the Company 401(k) Plan shall be subject to Parent’s prior review, which review will not unreasonably be delayed.
6.5 ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise to (A) provide that (1) no new Offering Period (as defined in the Company ESPP) will be commenced following the date of this Agreement under the Company ESPP, (2) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Offering Period from those in effect as of the date of this Agreement, (3) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (4) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Shares returned to the participant), and (B) terminate the Company ESPP effective immediately prior to the Effective Time.
6.6 Indemnification of Officers and Directors.
(a) From and after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors, officers or employees of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.
(b) Prior to the Closing Date, in consultation with Parent, the Company shall use commercially reasonable efforts to purchase (and if the Company does not purchase prior to the Closing Date, the Surviving Corporation may purchase on the Closing Date, in lieu of complying with the final sentence of this Section 6.6(b)),“tail” directors’ and officers’ liability insurance for the Acquired Corporations and their current and former directors, officers and employees who are covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations (the “Current D&O Insurance”), such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insureds thereunder with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the total cost of any such “tail” insurance exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations for the Current D&O Insurance (the “Maximum Amount”). Parent and the Surviving Corporation shall maintain such “tail” insurance in full force and effect for a period of six years following the Closing Date, and continue to honor the obligations thereunder. In the event that as of the Closing Date the “tail” directors’ and officers’ liability insurance under the first sentence of this Section 6.6(b) has not been purchased, for a period of six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the Current D&O Insurance or provide substitute insurance for the Acquired Corporations and their current and former directors and officers who are covered by the Current D&O Insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount.
(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.6.
(d) The provisions of this Section 6.6 (i) shall survive the consummation of the Merger and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
6.7 Stockholder Litigation. The Company shall promptly notify Parent in writing of any Stockholder Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Stockholder Litigation. The Company shall give Parent the opportunity to (a) participate in (but not control) the defense, prosecution, settlement or compromise of any Stockholder Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Stockholder Litigation. For purposes of this Section 6.7, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation (to the extent that the attorney-client privilege between the Company and its legal counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, this Section 6.7 shall not apply to any Legal Proceeding which arises from, or relates to, the matters set forth in Section 6.2 (which in each case shall be governed by Section 6.2).
6.8 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, that (x) each of the Parties acknowledges and agrees that obtaining any such Consent shall not, in and of itself, be a condition to the Merger and (y) in connection with obtaining any such Consent, the Parties shall have no obligation to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty) or to agree to any changes to any of the terms of such Material Contract and (iii) subject to the same limitations as included in the proviso to Section 6.2(a), seek to lift any restraint, injunction or other legal bar to the Merger brought by any third party against such Party.
6.9 Disclosure. The initial press releases relating to this Agreement shall be reasonably mutually agreed between the Company and Parent. Thereafter, the Company and Parent shall consult with and obtain the consent of the other Party before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and consider in good faith any comments reasonably proposed by the other Party or its Representatives; provided, that neither Party shall issue any such press release or public statement without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties shall not be required by this Section 6.9 to provide any other Party with such consultation or consent right relating to (i) any public statements (including in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents) so long as such statements are consistent with previous press releases, public disclosures or public statements (as applicable) made by Parent or the Company in compliance with this Section 6.9; and (ii) any public statements relating to any dispute between the Parties relating to this Agreement. In addition, notwithstanding the foregoing, (i) the Company may, without the prior consent of Parent but subject to giving advance notice to Parent, issue any such press release or make any such public announcement or statement as may be required by any applicable Legal Requirement; and (ii) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made (x) pursuant to Section 5.4(e), (y) with respect to any Acquisition Proposal or Company Adverse Recommendation Change or (z) after any Company Adverse Recommendation Change.
6.10 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
6.11 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RSUs, Company Restricted Stock, Company SARs and Company Options resulting from the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, each of the Parties shall cooperate with the other Parties and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
6.13 Convertible Notes. Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall take all actions required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture or applicable Legal Requirements to be performed by the Company at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustee, noteholders or other applicable Persons, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustee, noteholders or other applicable Persons, including any supplemental indenture, certificate or legal opinion, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by the Convertible Notes Indenture. The Company shall provide Parent and its legal counsel with reasonable opportunity to review and comment on any such notices, documents or instruments, and the Company shall take into account any comments reasonably proposed by Parent in such notices, documents or instruments prior to delivery thereof. The Company shall use commercially reasonable efforts to consult with Parent prior to making any election with respect to any settlement method in connection with any conversions of any Convertible Notes and shall not irrevocably elect any settlement method that would be applicable to any conversions of any Convertible Notes occurring after the Effective Time without Parent’s prior written consent.
6.14 Capped Calls. The Company shall comply with all of its obligations in connection with the Capped Call Transactions. The Company shall not, without Parent’s prior written consent, agree to any amendments or determinations (including adjustments) in connection with the Capped Call Transactions, and shall promptly provide notice to Parent of any written communications or material oral communications from any counterparty to any Capped Call Transactions in connection with any such amendments or determinations. The Company shall, at Parent’s request, use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with such counterparties to any Capped Call Transactions so that the Capped Call Transactions are terminated, exercised, settled or cancelled subject to the occurrence of the Effective Time. At Parent’s request, the Company shall, and shall cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions with respect to any settlement in connection with the Capped Call Transactions. The Company shall not, and shall cause its Representatives not to, without Parent’s prior written consent (i) make any amendments, modifications or other changes to the terms of the Capped Call Documentation or (ii) exercise any right it may have to terminate, or cause the early settlement of, any of the Capped Call Transactions. The Company shall provide Parent and its legal counsel reasonable opportunity to review and comment on any notice or documentation in connection with the Capped Call Transactions prior to delivery to any counterparty, and the Company shall reflect any such comments in such document prior to delivery thereof. Nothing in this Section 6.14 shall require the Company to (A) other than as required under the Capped Call Transaction, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time, or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Documentation (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on such notice, and to reflect any such comments which both the Company and Parent acting reasonably agree on in such notice prior to delivery thereof).
6.15 Notification of Certain Events. Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Merger or the other Transactions or (ii) any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.
SECTION 7

CONDITIONS PRECEDENT TO THE MERGER
7.1 Condition to the Obligations of Each Party. The obligations of each Party to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:
(a) the Company Stockholder Approval shall have been obtained;
(b) there shall be no temporary restraining order, preliminary or permanent injunction or final judgment issued by any Governmental Body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the consummation of the Merger; and
(c) the waiting period (or any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:
(a)
(i) the representations and warranties of the Company set forth in Section 3.3(a) and the first sentence of Section 3.3(c) (Capitalization, Etc.) of the Agreement shall be accurate, except for any de minimis inaccuracies, as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(ii) the representations and warranties of the Company set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.) (other than the third and fourth sentence of Section 3.1(a)), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3(b), (d), (e), (f) and (g) (Capitalization, Etc.), Section 3.3(c) (other than the first sentence thereof), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.23 (Opinion of Financial Advisors) and Section 3.24 (Brokers and Other Advisors) of the Agreement shall be accurate in all material respects as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(iii) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (i) and (ii) above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time;
(c) since the date of the Agreement, no Material Adverse Effect shall have occurred that is continuing; and
(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in Sections 7.2(a) – (c) have been satisfied.
7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:
(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(b) Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time; and
(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;
SECTION 8

TERMINATION
8.1 Termination. This Agreement may be terminated prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on the date that is the nine month anniversary of the date of this Agreement (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Section 7, other than Section 7.1(b) or 7.1(c) thereof, shall have been satisfied (other than conditions that by their nature are to be satisfied at the Effective Time, each of which is then capable of being satisfied) or waived (to the extent waivable under applicable Legal Requirements), then the End Date shall automatically be extended by a period of three months (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Merger not being consummated by such date;
(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required by Section 6.2 to remove such order, decree, ruling or other action;
(d) by Parent, prior to obtaining the Company Stockholder Approval, if the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change;
(e) by the Company, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction that constitutes a Superior Offer (a “Specified Agreement”); provided that no Acquired Corporation shall be in willful breach of Section 6.1(b)(i) in relation to such Superior Offer;

(f) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;
(g) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or
(h) by either Parent or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof).
8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (i) the final sentence of Section 5.1, this Section 8.2 , Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (iii) the termination of this Agreement shall not relieve any Party from any liability for Fraud or willful breach of this Agreement prior to termination. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, and “Fraud” means actual, intentional and knowing common law fraud under Delaware law with respect to the making of an express representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false as of the date hereof.
8.3 Expenses; Termination Fees.
(a) Except as set forth in Section 9.7 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);
(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or
(iii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)) or Section 8.1(h) or (y) by Parent pursuant to Section 8.1(f) as a result of a material breach, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination (or, in the case of termination pursuant to Section 8.1(h), prior to the Stockholder Meeting) and such Acquisition Proposal has not been publicly withdrawn prior to such termination (or, in the case of termination pursuant to Section 8.1(h), prior to the Stockholder Meeting) and (C) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such 12 month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (C) the references to

“20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or simultaneously with the execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of this Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $27,000,000.
(c) In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party or any of its Affiliates relating to or arising out of this Agreement or the Transactions.
(d) In the event that this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(b) and all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Legal Requirements), other than the conditions set forth in (i) Section 7.1(b), but solely to the extent such Legal Requirement, temporary restraining order, preliminary or permanent injunction or final judgment shall relate to the HSR Act or any other Antitrust Law or (ii) Section 7.1(c), and in either case of clause (i) or (ii), the Company is not then in material breach of any provision of this Agreement (provided that any breach by the Company that is the primary cause of the failure of any condition to this Agreement to be satisfied shall be considered a material breach), then Parent shall promptly pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of same day funds within two Business Days of such termination. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $65,000,000.
(e) In the event of any termination described in Section 8.3(d), (i) payment from Parent to the Company of the Parent Termination Fee pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Company and any of its Affiliates against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) and the Financing Related Parties and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Parent Related Parties or Financing Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of the Company or the other Acquired Corporations or their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party or Financing Related Parties or any of their respective Affiliates relating to or arising out of this Agreement or the Transactions.
(f) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if (i) the Company fails to timely pay any amount due pursuant to Section 8.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company or (ii) Parent fails to timely pay any amount due pursuant to Section 8.3(c), and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment against Parent; then the Company in the case of clause (i) and Parent in the cause of clause (ii) shall pay to the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9

MISCELLANEOUS PROVISIONS
9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Company Stockholder Approval has been obtained; provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by any Legal Requirement requires further approval by the Company’s stockholders without the further approval of such stockholders. To the extent any amendment or waiver to the provisions of this Agreement of which the Financing Related Parties are expressly made third party beneficiaries pursuant to Section 9.8 (including this Section 9.1) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing provisions) is sought that would be adverse to the rights of any Financing Source thereunder, the prior written consent of such Financing Source shall be required before such amendment or waiver is effective, and any such amendment or waiver without such prior written consent shall be void.
9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to or in connection with this Agreement shall survive the Merger.
9.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annex and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.
(a) This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the Transactions or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, including with respect to statutes of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the Delaware Superior Court and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.9. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the

Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the termination of this Agreement, following a termination of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur; provided that the Company may continue any ongoing action for specific performance filed prior to a purported termination of this Agreement.
(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(c).
(d) Notwithstanding the foregoing provisions of this Section 9.5, each Party agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Source, or any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, and together with the Financing Sources, the “Financing Related Parties”) relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, including any dispute arising under or relating to any agreement entered into by the Financing Related Parties in connection with the Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) it will waive and hereby waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or any such claim, cross-claim, suit or proceeding in any such court, and (iii) any such action or proceeding shall be governed by the laws of the State of New York. Notwithstanding anything to the contrary set forth in this Agreement, none of the Financing Related Parties will have any liability to the Company, any of its Affiliates, their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, successors or assigns (collectively, the “Seller Parties”) relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates or other Seller Parties will have any rights or claims against any of the Financing Related Parties hereunder or thereunder relating to or arising of this Agreement or the Financing.
9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent may assign this Agreement to any of its Affiliates without the prior consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder.
9.7 Transfer Tax. Except as otherwise provided in Section 1.4(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.
9.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and (B) the right of the holders of Company Options, Company SARs, Company Restricted Stock and Company RSUs to receive the Merger Consideration pursuant to Section 1.6 following the Effective Time in accordance with the terms of this Agreement; (ii) the provisions set forth in Section 6.6 of this Agreement (which are intended for the benefit of each Indemnified Person, each of whom will be third party beneficiaries of these provisions); (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c); and (iv) the provisions set forth in Section 9.1, Section 9.5(c), Section 9.5(d) and this Section 9.8 (which are intended for the benefit of each of the Financing Related Parties, each of which will be third party beneficiaries of these provisions).
9.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if emailed, upon confirmation of transmission (provided no bounce-back or similar message of non-delivery is received with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):
if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Alcon Research, LLC
6201 South Freeway
Fort Worth, Texas 76134-2099
Attention:	General Counsel
E-mail:	*****@*****.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:	Graham Robinson
Faiz Ahmad
Email:	*****@*****.com
*****@*****.com

if to the Company (prior to the Effective Time):

Aerie Pharmaceuticals, Inc.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
Attention:	Raj Kannan
John LaRocca
Email:	*****@*****.com
*****@*****.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Steven Scheinfeld
Matthew Soran
Email:	*****@*****.com
*****@*****.com
9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.11 Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
9.12 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders.
(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.
(d) All references to “$” or dollar shall be deemed references to United States dollars.
(e) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the word “or” shall not be exclusive.
(f) The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Company Disclosure Schedule, Exhibits and Annexes hereto and thereto) and not to any particular provision of this Agreement.

(g) As used in this Agreement, “ordinary course of business” means the ordinary course of business in all material respects and consistent with past practice in all material respects.
(h) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.
(i) With respect to information provided by the Company to Parent, the term “made available,” “delivered” or such term with similar import used in this Agreement means that the information referred to (i) is included in the Company SEC Documents made publicly available at least three days prior to the date of this Agreement or (ii) has been posted at least one day prior to the date of this Agreement in the “data room” established by the Company or its Representatives.
(j) Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.
(k) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
ALCON RESEARCH, LLC

By:	/s/ David J. Endicott
Name: David J. Endicott
Title: President and CEO

LYON MERGER SUB, INC.

By:	/s/ Timothy C. Stonesifer
Name: Timothy C. Stonesifer
Title: Treasurer and CFO

AERIE PHARMACEUTICALS, INC.

By:	/s/ Raj Kannan
Name: Raj Kannan
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.4(a) of the Agreement.
Acquired Corporation. “Acquired Corporation” is defined in Section 3.1(a) of the Agreement.
Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition or exclusive license of assets of the Company equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) issuance or acquisition of more than 20% of the outstanding Company Common Stock, (iii) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or (iv) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock, in each case other than the Transactions.
Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
Agreement. “Agreement” is defined in the preamble to the Agreement.
Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2012, the Anti-Bribery Laws of the People’s Republic of China or any other applicable Legal Requirements pertaining to bribery or corruption.
Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
Antitrust Restraint. “Antitrust Restraint” is defined in Section 6.2(a) of the Agreement.
Board of Directors. “Board of Directors” shall mean the board of directors of the Company.
Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.
Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or Geneva, Switzerland are authorized or required by Legal Requirements to be closed.
Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.
Capped Call Documentation. “Capped Call Documentation” shall mean (i) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between the Company and Bank of America, N.A., (ii) the letter agreement re: Base Call Option Transaction, dated as of September 4, 2019 by and between the Company and Citibank, N.A., (iii) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between the Company and Bank of America, N.A., (iv) the letter agreement re: Additional Call Option Transaction, dated as of September 10, 2019 by and between the Company and Citibank, N.A., (v) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Company and Bank of America, N.A., (vi) the Base Capped Call Side Letter, dated as of September 4, 2019 by and between Company and Citibank, N.A., (vii) the Additional Capped Call Side Letter, dated as of September 10, 2019, between Company and Bank of America, N.A., and (viii) the Additional Capped Call Side Letter, dated as of September 10, 2019, between Company and Citibank, N.A.
Capped Call Transactions. “Capped Call Transactions” shall mean the capped call transactions evidenced by the Capped Call Documentation.

Certificates. “Certificates” is defined in Section 1.4(a) of the Agreement.
Closing. “Closing” is defined in Section 1.1 of the Agreement.
Closing Date. “Closing Date” is defined in Section 1.1 of the Agreement.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Collective Bargaining Agreement. “Collective Bargaining Agreement” shall mean any written agreement, memorandum of understanding or other contractual obligation between an Acquired Corporation and any labor organization or other authorized employee representative representing Company employees.
Company. “Company” is defined in the preamble to the Agreement.
Company 2022 Annual Bonus Plan. “Company 2022 Annual Bonus Plan” is defined in Section 6.3(d) of the Agreement.
Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4 of the Agreement.
Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 6.1(a) of the Agreement.
Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.
Company Board Recommendation. “Company Board Recommendation” is defined in Section 3.20 of the Agreement.
Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
Company Equity Plans. “Company Equity Plans” shall mean the Company’s Omnibus Incentive Plan, as amended, 2005 Stock Option Plan, as amended, Inducement Awards Plan, as amended.
Company ESPP. “Company ESPP” shall mean the Company’s Employee Stock Purchase Plan, as amended.
Company IP. “Company IP” shall mean, collectively, (a) all Company Owned IP and (b) all Company Licensed IP.
Company IT Systems. “Company IT Systems” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data communications lines, network and telecommunications equipment and all other information technology equipment, infrastructure, systems and networks, and all associated documentation owned any Acquired Corporation or licensed or leased to any Acquired Corporation (excluding any public networks).
Company Licensed IP. “Company Licensed IP” shall mean all third party Intellectual Property Rights licensed to any of the Acquired Corporations, or with respect to which the Acquired Corporations have been granted any other similar right or immunity (including any non-assert or covenant not to sue).
Company Options. “Company Options” shall mean all compensatory options to purchase Shares issued pursuant to a Company Equity Plan, other than options pursuant to the Company ESPP.
Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations.
Company Performance-Vested Restricted Stock. “Company Performance-Vested Restricted Stock” is defined in Section 3.3(c) of the Agreement.
Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.
Company Returns. “Company Returns” is defined in Section 3.15(a) of the Agreement.

Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is, at the time of determination, subject to vesting, forfeiture, repurchase, or other lapse restrictions under a Company Equity Plan.
Company RSU. “Company RSU” shall mean each restricted stock unit issued under any Company Equity Plan or otherwise granted with respect to Shares, including restricted stock units subject to performance vesting conditions.
Company SARs. “Company SARs” shall mean all stock appreciation rights with respect to Shares issued pursuant to a Company Equity Plan.
Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.
Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 3.20 of the Agreement.
Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.
Continuing Employee. “Continuing Employee” is defined in Section 6.3(a) of the Agreement.
Contract. “Contract” shall mean any binding agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, commitment or undertaking.
Convertible Notes. “Convertible Notes” shall mean the Company’s 1.50% Convertible Senior Notes due 2024.
Convertible Notes Indenture. “Convertible Notes Indenture” shall mean the Indenture, dated as of September 9, 2019, between the Company and Wilmington Trust, National Association.
Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.
cGMP. “cGMP” shall mean all current good manufacturing practices as may be applicable, including: (a) as required by 21 USC 351, (b) the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidance of the FDA and other applicable Governmental Bodies, and (c) ICH, Guidance for Industry Q7a Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.
COVID-19. “COVID-19” shall mean SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks or public health emergencies.
COVID-19 Relief Legislation. “COVID-19 Relief Legislation” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Body in connection with or in response to COVID-19.
Current D&O Insurance. “Current D&O Insurance” is defined in Section 6.6(b) of the Agreement.
Customs & Trade Control Laws. “Customs & Trade Control Laws” shall mean all applicable U.S. Legal Requirements relating to (a) the export or re-export of commodities, technologies, or services, including the Export Control Reform Act, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 4301 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; (b) the International Boycott Provisions of Section 999 of the Code and of the U.S. Export Administration Regulations; and (c) imports and customs.
Data Privacy Laws. “Data Privacy Laws” shall mean all applicable privacy, security, and data protection Legal Requirements of any applicable jurisdiction (including, by way of example only, HIPAA, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act).
Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.
Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.
DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.5 of the Agreement.
DOJ. “DOJ” shall mean the U.S. Department of Justice.
Earned Strategic PSAs. “Earned Strategic PSAs” is defined in Section 1.6(g) of the Agreement.
Effective Time. “Effective Time” is defined in Section 1.2(b) of the Agreement.
Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance benefits (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, severance, change in control, retention, transaction or similar agreement, and each other employee benefit plan, or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the current or future benefit of any current or former employee, officer, director or individual independent contractor of any of the Acquired Corporations, (ii) with respect to which any Acquired Corporation has any direct or indirect liability or (iii) to which any Acquired Corporation is a party.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.
End Date. “End Date” is defined in Section 8.1(b) of the Agreement.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
Equity Award Consideration. “Equity Award Consideration” shall mean the aggregate payments to the holders of In the Money Options, In the Money SARs, Company Restricted Stock (other than Company Performance-Vested Restricted Stock), Earned Strategic PSAs, rTSR PSAs and Company RSUs.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Exchange Agent. “Exchange Agent” is defined in Section 1.4(a) of the Agreement.
FDA. “FDA” shall mean the United States Food and Drug Administration.
FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all rules and regulations issued pursuant thereto.
Financing. “Financing” shall mean any debt financing under which Parent or Merger Sub (either directly or through any of their Affiliates) receives proceeds to enable Parent and Merger Sub to make the payments required in connection with the Transactions in accordance with the terms of this Agreement.
Financing Related Parties. “Financing Related Parties” is defined in Section 9.5(d) of the Agreement.
Financing Source. “Financing Source” shall mean each Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or Merger Sub or any of their Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Financing as each such Person may be replaced pursuant to any amendment, restatement, supplement or other modification or replacement or substitution of any Financing.
Fraud. “Fraud” is defined in Section 8.2 of the Agreement.
FTC. “FTC” shall mean the U.S. Federal Trade Commission.
GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.
Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s regulations for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, and all other Legal Requirements or regulations that may be applicable to clinical trials and human subject protection, including 45 C.F.R. Part 46.
Government Funded IP. “Government Funded IP” is defined in Section 3.8(g) of the Agreement.
Government Official. “Government Official” refers to (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, department, agency, instrumentality, state-owned or state-controlled company, public international organization, or political party and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office.
Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal, including, for the avoidance of doubt, any taxing or similar authority competent to impose, administer or collect any charge to Tax.
Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic, a pollutant, a contaminant or words of similar import under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.
Health Care Data Requirements. “Health Care Data Requirements” is defined in Section 3.12(f) of the Agreement.
HIPAA. “HIPAA” is defined in Section 3.12(f) of the Agreement.
HITECH. “HITECH” is defined in Section 3.12(f) of the Agreement.
HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Improvements. “Improvements” shall mean the buildings, structures, fixtures, building systems and equipment included in the Leased Real Property.
Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iii) any obligations in respect of letters of credit and bankers’ acceptances (to the extent drawn down), (iv) all liabilities for deferred and unpaid purchase price of assets, property, or securities, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (v) interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Acquired Corporations (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.6(a) of the Agreement.
In the Money Option. “In the Money Option” is defined in Section 1.6(b) of the Agreement.
In the Money SAR. “In the Money SAR” is defined in Section 1.6(d) of the Agreement.
Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, domain names and other similar designations of source or origin, whether or not registered and applications and registrations for, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrights and applications and registrations for the foregoing (“Copyrights”), and (iv) trade secrets and confidential and proprietary know-how, inventions, processes, formulae, models, methodologies, specifications, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information, and (v) rights in software, database rights and industrial property rights.
Intervening Event. “Intervening Event” shall mean any event, occurrence, circumstance, change or effect that materially affects the business, assets or operations of the Company (other than any event, occurrence, circumstance, change or effect primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was neither known to the Board of Directors nor reasonably foreseeable as of the date of this Agreement, which event, occurrence, circumstance, change or effect becomes known to the Board of Directors prior to the Effective Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).
Irish Subsidiary. “Irish Subsidiary” shall mean Aerie Pharmaceuticals Ireland Limited, a private limited company incorporated in Ireland with registered number 559879 and whose registered office is at Athlone Business and Technology Park, Garrycastle, Dublin Road, Athlone, County Westmeath, Ireland, and (b) Aerie Pharmaceuticals Limited, a private limited company incorporated in the Cayman Islands and which is tax resident in Ireland.
IRS. “IRS” shall mean the U.S. Internal Revenue Service.
knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers.
Key Employee. “Key Employee” shall mean an employee of any Acquired Corporation at a level of Executive Vice President or above.
Leases. “Leases” shall mean all leases, subleases, licenses and agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which any of the Acquired Corporations holds or occupies any Leased Real Property.
Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, complaint, claim, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, or governmental or regulatory investigation, in each case, commenced, brought, conducted or heard by or before any Governmental Body.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange), including specifically all approval, reporting, and cGMP standards (or similar standards or guidelines) of the FDCA, the Public Health Service Act and other applicable Governmental Bodies and compendial guidelines (e.g., United States

Pharmacopeia or European Pharmacopeia), the Drug Supply Chain Security Act, as well as Custom & Trade Control Laws, Sanctions, the Foreign Corrupt Practices Act, and other Anti-Corruption Laws, in each case to the extent applicable to the products and performance obligations under this Agreement. For the avoidance of doubt, correspondence from the FTC or DOJ indicating that such Governmental Body has not completed its investigation of the Transactions shall not be deemed to be a Legal Requirement.
LLC Act. “LLC Act” is defined in Section 4.4(a) of the Agreement.
Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.21); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities or capital markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any political or social conditions (or changes in such conditions) in the United States or any other country or region in the world, act of terrorism, war, national or international calamity, natural disaster, acts of god, pandemic (including COVID-19) or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Body in response to any of the foregoing; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from any action taken by the Company at the written direction or request of Parent or any action required to be taken by the Company pursuant to this Agreement; (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change or proposed change in, or any compliance with or action taken for the purpose of complying with any change or proposed change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole; or (xi) changes in anti-dumping actions, international tariffs, trade policies, or any “trade wars”; provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v), (ix) and (x) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate, but only to the extent of any such incremental disproportionate effect of such event, occurrence, circumstance, change or effect on the Acquired Corporations.
Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.
Maximum Amount. “Maximum Amount” is defined in Section 6.6(b) of the Agreement.
Merger. “Merger” is defined in Recital (A) to the Agreement.
Merger Consideration. “Merger Consideration” is defined in Section 1.3(a)(iii) of the Agreement.
Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.

Merger Sub Sole Stockholder Approval. “Merger Sub Sole Stockholder Approval” is defined in Recital (C) to the Agreement.
Nasdaq. “Nasdaq” shall mean The Nasdaq Global Market.
New Plan. “New Plan” is defined in Section 6.3(b) of the Agreement.
Old Plan. “Old Plan” is defined in Section 6.3(b) of the Agreement.
Parent. “Parent” is defined in the preamble to the Agreement.
Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.4 of the Agreement.
Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions on or before the End Date.
Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(e) of the Agreement.
Parent Termination Fee. “Parent Termination Fee” is defined in Section 8.3(d) of the Agreement.
Parties. “Parties” shall mean Parent, Merger Sub, and the Company.
Patents. “Patents” is defined in the definition of Intellectual Property Rights.
Payment Fund. “Payment Fund” is defined in Section 1.4(a) of the Agreement.
Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law for amounts not yet due and payable or that may be subsequently paid without penalty or that are being contested in good faith by appropriate proceedings (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) any interest or title of a lessor under Leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business which does not materially impair the value or use of such lease, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights and (f) in the case of real property, Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current use or occupancy of the Leased Real Property in any material respect.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Personal Information. “Personal Information” shall mean any information or data that constitutes “personal data,” “personal information,” or any comparable term otherwise regulated with respect to the Processing thereof, under any Data Privacy Laws.
Plant. “Plant” is defined in Section 3.7(e) of the Agreement.
Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.
Privacy Requirements. “Privacy Requirements” shall mean all (i) Data Privacy Laws, (ii) internal and external privacy policies, programs and procedures, (iii) contractual obligations and (iv) applicable industry or nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing (i)-(iv), to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of any Person.

Processing. “Processing” shall mean, as to any data or information, collecting, using, disclosing, transferring, transmitting, disseminating, storing, retaining, managing, controlling, hosting, disposing of, processing, analyzing, or otherwise handling.
Proxy Statement. “Proxy Statement” is defined in Section 3.4(g) of the Agreement.
Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.
Regulatory Permit. “Regulatory Permit” shall mean all investigational new drug applications (as defined in 21 C.F.R. § 312.20 et seq.), new drug applications (as defined in 21 C.F.R. § 314.50), supplemental new drug applications (as defined in 21 C.F.R. § 314.70), establishment registrations (as defined in 21 C.F.R. § 207), and product listings (as defined in 21 C.F.R. § 207), all supplements or amendments thereto, and all comparable Governmental Authorizations.
Relative TSR Performance. “Relative TSR Performance” is defined in Section 1.6(g) of the Agreement.
Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.
Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
Restricted Person. “Restricted Person” shall mean any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.
rTSR PSAs. “rTSR PSAs” is defined in Section 1.6(g) of the Agreement.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.
Sanctions. “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.
Sanctioned Person. “Sanctioned Person” shall mean any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
Sanctioned Territory. “Sanctioned Territory” shall mean, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Seller Parties. “Seller Parties” is defined in Section 9.5(d) of the Agreement.
Shares. “Shares” is defined in Section 1.3(a)(i) to the Agreement.
Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.
Stockholder Litigation. “Stockholder Litigation” shall mean any Legal Proceeding asserted, threatened or commenced against the Company or any of its directors or officers in such individual’s capacity as such by any stockholder of the Company (in its capacity as such or through a derivative action) challenging or seeking to restrain or prohibit the consummation of the Transactions.
Stockholder Meeting. “Stockholder Meeting” is defined in Section 5.3(a) of the Agreement.

Strategic PSAs. “Strategic PSAs” is defined in Section 1.6(g) of the Agreement.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Superior Offer. “Superior Offer” shall mean a bona fide, written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
Surviving Corporation. “Surviving Corporation” is defined in Recital (A) to the Agreement.
Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.
Tax. “Tax” shall mean any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, premium tax, windfall profit tax, environmental tax, license tax, occupation tax, employment tax, unemployment tax, national health insurance tax, social security tax, disability tax, universal social charge, pay-related social insurance (for the avoidance of doubt, including both employer and employee pay-related social insurance), excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, registration tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), add-on minimum tax, escheat, and unclaimed property tax, custom, impost, tariff, duty, levy, assessment, or other tax or charge in the nature of a tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, surcharges or additions to tax with respect thereto.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate, claim, refund or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.
TCA. “TCA” shall mean the Irish Taxes Consolidation Act, 1997, as amended.
Termination Fee. “Termination Fee” is defined in Section 8.3(b)(iii) of the Agreement.
Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.
Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.
WARN. “WARN” is defined in Section 3.16(o) of the Agreement.
willful breach. “willful breach” is defined in Section 8.2 of the Agreement.

ANNEX I

FORM OF
CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
Attached.

ANNEX I
FORM OF
CERTIFICATE OF INCORPORATION

OF

AERIE PHARMACEUTICALS, INC.
ARTICLE ONE
The name of the corporation is Aerie Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE FOUR
The total number of shares of capital stock that the Corporation has authority to issue is one hundred (100) shares of Common Stock, par value $0.01 per share.
ARTICLE FIVE
The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.
ARTICLE SIX
Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.
ARTICLE SEVEN
The Corporation shall provide indemnification and advancement of expenses as follows:
1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Article Seven, Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.
3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article Seven, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Article Seven, Sections 1 and 2, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Article Seven, Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article Seven. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article Seven for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
5. Advancement of Expenses. Subject to the provisions of Article Seven, Section 6, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article Seven, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Seven.
6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Article Seven, Sections 1, 2, 3 or 5, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation has assumed the defense pursuant to Article Seven, Section 4 (and none of the circumstances described in Article Seven, Section 4 that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred). Any such indemnification, unless ordered by a court, shall be made with respect to requests under Article Seven, Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Article Seven, Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
7. Remedies. The right to indemnification or advancement of expenses as granted by this Article Seven shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Article Seven, Section 6 that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Seven. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law.
8. Limitations. Notwithstanding anything to the contrary in this Article Seven, except as set forth in Article Seven, Section 7, the Corporation shall not indemnify an Indemnitee pursuant to this Article Seven in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article Seven, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article Seven or of the relevant provisions of the Delaware Law or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
10. Other Rights. The indemnification and advancement of expenses provided by this Article Seven shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article Seven shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article Seven. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Seven.
11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article Seven to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.
12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.
13. Savings Clause. If this Article Seven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Seven that shall not have been invalidated and to the fullest extent permitted by applicable law.
14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
ARTICLE EIGHT
Except to the extent that the Delaware Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Delaware Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law is so amended.
ARTICLE NINE
The Corporation expressly elects not to be governed by §203 of Delaware Law

ARTICLE TEN
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.
* * * * *

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
August 22, 2022
Board of Directors
Aerie Pharmaceuticals, Inc.
4301 Emperor Blvd, Suite 400
Durham, NC 27703
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Alcon, Inc. (“Buyer”) and its affiliates) of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Aerie Pharmaceuticals, Inc. (the “Company”) of the $15.25 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 22, 2022 (the “Agreement”), by and among Buyer, Lyon Merger Sub, Inc., a wholly owned subsidiary of Buyer, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Buyer, and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, including assumed probabilities associated with certain future events contemplated by such forecasts, and certain analyses related to the expected utilization by the Company of certain net operating loss carryforwards, each as prepared by the management of the Company and approved for our use by the Board of Directors Aerie Pharmaceuticals, Inc. Company (together, the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
B-1

Board of Directors
Aerie Pharmaceuticals, Inc.
August 22, 2022

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Buyer and its affiliates) of Shares, as of the date hereof, of the $15.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $15.25 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Buyer or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board Board of Directors Aerie Pharmaceuticals, Inc. of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $15.25 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
B-2

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D91298-S54658

AERIE PHARMACEUTICALS, INC.
Special Meeting of Stockholders
November 17, 2022 8:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Raj Kannan and John W. LaRocca, Esq., or either of them, as proxies, with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Aerie Pharmaceuticals, Inc. (the "Company"), to be held on November 17, 2022, at 8:00 A.M. Eastern Time, virtually at www.virtualshareholdermeeting.com/AERI2022SM and at any adjournments or postponements of the Special Meeting, and to vote on behalf of the undersigned as specified in this Proxy Card all the shares of common stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Special Meeting. The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Special Meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy Card will be voted in accordance with the Board of Directors' recommendations, which are set forth on the reverse side hereof.

The votes entitled to be cast by the undersigned will be cast in the discretion of the persons named herein on any other matter that may properly come before the Special Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side